SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM U5S

ANNUAL REPORT

For the Year Ended December 31, 2002

        Filed pursuant to the Public Utility Holding Company Act of 1935 by

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

        (Name and address of each registered holding company in the system)

TABLE OF CONTENTS

   Item
Number

1      System Companies and Investments Therein as of December 31, 2002

2      Acquisitions or Sales of Utility Assets

3      Issue, Sale, Pledge, Guarantee, or Assumption of System Securities

4      Acquisition, Redemption, or Retirement of System Securities

5      Investments in Securities of Nonsystem Companies

6      Officers and Directors

Part I.	Name, principal business address, and positions held as of December 31, 2002

Part II.	Financial connections as of December 31, 2002

Part III.	Compensation and other related information

7      Contributions and Public Relations

8      Service, Sales, and Construction Contracts

Part I.	Intercompany sales and service

Part II.	Contracts to purchase services or goods between any system company and any affiliate

Part III.	Employment of any person by any system company for the performance on a continuing basis of management services

9      Exempt Wholesale Generators and Foreign Utility Companies

10     Financial Statements and Exhibits

          Signatures

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

                                                                          Number of
                                                                          Common     % of     Issuer's   Owner's
                                                                          Shares     Voting    Book       Book        Business
                               Name of Company                             Owned     Power   Value (+)  Value (+)  Classification(/)
                               ---------------                             -----     -----   ---------  ---------  -----------------
             (Indentation indicates subsidiary relationship and                                          (dollars in thousands)
             Bold represents a company that has subsidiary(ies))

Cinergy Corp. (Cinergy)                                                                                                   A

  Cinergy Services, Inc. (Services)                                            70     100   $        - $        -         B

  CC Funding Trust I (1)                                                  195,640     100            -          -         C

  Cinergy Receivables Company LLC (2)                                         N/A     100            -          -         C

  The Cincinnati Gas & Electric Company (CG&E)                         89,663,086     100    1,810,334  1,810,334       D & I
    Cinergy Power Investments, Inc. *                                         100     100            -          -         T
    CPI Allowance Management, LLC                                             N/A     100            -          -         F
    CPI Investments, LLC                                                      N/A     100            -          -         F
    The Union Light, Heat and Power Company (ULH&P)                       585,333     100      177,164    177,164         I
    Tri-State Improvement Company                                           1,000     100            -          -         E
    Lawrenceburg Gas Company (Lawrenceburg)                                10,768     100            -          -         H
    Miami Power Corporation                                                 1,000     100            -          -         G
    KO Transmission Company (KO Transmission)                                  10     100            -          -         K

  PSI Energy, Inc. (PSI) (3)                                           53,913,701     100    1,401,297  1,401,297         G
    South Construction Company, Inc. *                                         10     100            -          -         E

  Cinergy Investments, Inc. (Investments)                                     100     100            -          -         J
    Cinergy-Cadence, Inc.                                                     100     100            -          -         N
      Cadence Network, Inc. (Cadence Network)                                   -      11            -          -         N
    Cinergy Capital & Trading, Inc. (Capital & Trading)                       100     100            -          -       J & O
      Brownsville Power I, LLC                                                N/A     100            -          -         L
      Caledonia Power I, LLC                                                  N/A     100            -          -         L
      CinCap - Chippewa, LLC *                                                N/A     100            -          -         T
      CinCap - Martinsville, LLC *                                            N/A     100            -          -         T
      CinCap - Oraville, LLC *                                                N/A     100            -          -         T
      CinCap IV, LLC                                                          N/A      10            -          -         K
      CinCap V, LLC                                                           N/A      10            -          -         K
      CinCap VIII, LLC (CinCap VIII)                                          N/A     100            -          -         J
       CinCap VII, LLC                                                        N/A     100            -          -         L
       CinCap Madison, LLC                                                    N/A     100            -          -         L
      CinCap IX, LLC *                                                        N/A     100            -          -         T
      CinCap X, LLC *                                                         N/A     100            -          -         T
      CinPower I, LLC                                                         N/A     100            -          -         K
      Cinergy Canada, Inc.                                                    100     100            -          -         P
      Cinergy Limited Holdings, LLC                                           N/A     100            -          -         K
       Cinergy Marketing & Trading, LP (Marketing & Trading) (4)              N/A     100            -          -         K
         Ohio River Valley Propane, LLC #(5)                                  N/A     100            -          -         K
      Cinergy General Holdings, LLC                                           N/A     100            -          -         K
      Cinergy Retail Power Limited, Inc. *                                    100     100            -          -         K
       Cinergy Retail Power, L.P. *(6)                                        N/A     100            -          -         K
      Cinergy Retail Power General, Inc. *                                    100     100            -          -         K
      CinFuel Resources, Inc. (7)                                             100     100            -          -         K
      LH1, LLC (8)                                                            N/A     100            -          -         K
       Oak Mountain Products, LLC (9)                                         N/A     100            -          -         K
      Cinergy Transportation, LLC                                             N/A     100            -          -         K
      SynCap II, LLC #                                                        N/A     100            -          -         K
    Cinergy Telecommunications Holding Company, Inc.                          100     100            -          -         N
      Q-Comm Corporation                                                5,863,227      40            -          -         V
       QCC, Inc.                                                            1,000     100            -          -         V
       Cinergy Communications Company                                       1,000     100            -          -         V
       Kentucky Data Link, Inc.                                             1,000     100            -          -         V
         KDL Holdings, LLC *(10)                                            1,000     100            -          -         V
         Cinergy Telecommunication Networks - Indiana, Inc. *                 500     100            -          -         V
         Cinergy Telecommunication Networks - Ohio, Inc. *                    500     100            -          -         V
         Indianapolis Data Link, Inc. *(11)                                   100     100            -          -         V
         Lexington Data Link, Inc. *(12)                                      100     100            -          -         V
         Louisville Data Link, Inc. *(13)                                     100     100            -          -         V
         Cincinnati Data Link, Inc. *(14)                                     100     100            -          -         V
         Chattanooga Data Link, Inc. *(15)                                    100     100            -          -         V
         Knoxville Data Link, Inc. *(16)                                      100     100            -          -         V
         Memphis Data Link, Inc. *(17)                                        100     100            -          -         V
         Nashville Data Link, Inc. *(18)                                      100     100            -          -         V
      Lattice Communications, LLC                                             N/A      40            -          -         N
       LB Tower Company, LLC                                                  N/A       -            -          -         V
    Cinergy Engineering, Inc.                                                 100     100            -          -         K
    Cinergy-Centrus, Inc.                                                     100     100            -          -         N
    Cinergy-Centrus Communications, Inc.                                      100     100            -          -         N
    Cinergy Solutions Holding Company, Inc. (Solutions Holding)               100     100            -          -         J
      3036243 Nova Scotia Company                                             100     100            -          -         S
       Cinergy Solutions Limited Partnership (19)                             N/A     100            -          -         S
      1388368 Ontario Inc.                                                 20,020     100            -          -         S
      Vestar, Inc.                                                            100     100            -          -         R
       Vestar Limited                                                           1     100            -          -         R
         Keen Rose Technology Group Limited                                     1     100            -          -         R
         Optimira Controls, Inc.                                              900   90.83            -          -         R
      Cinergy EPCOM, LLC (Cinergy EPCOM)                                      N/A     100            -          -         K
      Cinergy EPCOM College Park, LLC                                         N/A     100            -          -         K
      Cinergy Solutions, Inc.  (Solutions)                                    100     100            -          -         K
       BSPE Holdings, LLC #                                                   N/A      50            -          -         K
         BSPE Limited, LLC #                                                  N/A      50            -          -         K
           BSPE, L.P. #(20)                                                   N/A      50            -          -         K
         BSPE General, LLC #                                                  N/A      50            -          -         K
       Cinergy Energy Solutions, Inc.                                         100     100            -          -         K
         U.S. Energy Biogas Corp.                                           4,574      20            -          -         K
           Biogas Financial Corporation (21)                                    -       -            -          -         K
             ZFC Energy Inc. (22)                                               -       -            -          -         K
              Power Generation (Suffolk), Inc. (23)                             -       -            -          -         K
                Suffolk Energy Partners, L.P. (24)                            N/A       -            -          -         K
              Suffolk Biogas, Inc. (25)                                         -       -            -          -         K
             Lafayette Energy Partners, L.P. (26)                             N/A       -            -          -         K
             Taylor Energy Partners, L.P. (27)                                N/A       -            -          -         K
           Resources Generating Systems, Inc. (28)                              -       -            -          -         K
             Illinois Electrical Generation Partners, L.P. (29)               N/A       -            -          -         K
              Zapco Illinois Energy, Inc. (30)                                  -       -            -          -         K
              Avon Energy Partners, L.L.C. (31)                               N/A       -            -          -         K
              Devonshire Power Partners, L.L.C. (32)                          N/A       -            -          -         K
              Riverside Resource Recovery, L.L.C. (33)                        N/A       -            -          -         K
             Illinois Electrical Generation Partners II L.P. *(34)            N/A       -            -          -         K
              BMC Energy, LLC (35)                                            N/A       -            -          -         K
                Brookhaven Energy Partners, LLC (36)                          N/A       -            -          -         K
                Countryside Genco, L.L.C. (37)                                N/A       -            -          -         K
                Morris Genco, L.L.C. (38)                                     N/A       -            -          -         K
              Brickyard Energy Partners, LLC (39)                             N/A       -            -          -         K
              Dixon/Lee Energy Partners, LLC (40)                             N/A       -            -          -         K
              Roxanna Resource Recovery, L.L.C. (41)                          N/A       -            -          -         K
              Streator Energy Partners, LLC (42)                              N/A       -            -          -         K
              Upper Rock Energy Partners, LLC (43)                            N/A       -            -          -         K
             Hoffman Road Energy Partners, LLC (44)                           N/A       -            -          -         K
           Barre Energy Partners, L.P. (45)                                   N/A       -            -          -         K
           Biomass New Jersey, L.L.C. (46)                                    N/A       -            -          -         K
           Brown County Energy Associates, LLC (47)                           N/A       -            -          -         K
           Burlington Energy, Inc. (48)                                         -       -            -          -         K
           Cape May Energy Associates, L.P. (49)                              N/A       -            -          -         K
           Dunbarton Energy Partners, Limited Partnership (50)                N/A       -            -          -         K
           Garland Energy Development, LLC (51)                               N/A       -            -          -         K
           Oceanside Energy Inc. (52)                                           -       -            -          -         K
           Onondaga Energy Partners, L.P. (53)                                N/A       -            -          -         K
           Oyster Bay Energy Partners, L.P. (54)                              N/A       -            -          -         K
           Smithtown Energy Partners, L.P. (55)                               N/A       -            -          -         K
           Springfield Energy Associates, Limited Partnership (56)            N/A       -            -          -         K
           Suffolk Transmission Partners, L.P. (57)                           N/A       -            -          -         K
           Tucson Energy Partners LP (58)                                     N/A       -            -          -         K
           Zapco Broome Nanticoke Corp. (59)                                    -       -            -          -         K
           Zapco Development Corporation (60)                                   -       -            -          -         K
           Zapco Energy Tactics Corporation (61)                                -       -            -          -         K
           Zapco Readville Cogeneration, Inc. (62)                              -       -            -          -         K
           ZFC Royalty Partners, A Connecticut Limited Partnership (63)       N/A       -            -          -         K
           ZMG, Inc. (64)                                                       -       -            -          -         K
       Cinergy GASCO Solutions, LLC                                           N/A     100            -          -         K
         Countryside Landfill Gasco, L.L.C.                                   N/A     100            -          -         K
         Morris Gasco, L.L.C.                                                 N/A     100            -          -         K
         Brown County Landfill Gas Associates, L.P. (65)                      N/A     100            -          -         K
       Cinergy Solutions of Boca Raton, LLC *                                 N/A     100            -          -         K
       Cinergy Solutions Operating Services of Lansing, LLC #(66)             N/A     100            -          -         K
       Cinergy Solutions Operating Services of Shreveport, LLC #(67)          N/A     100            -          -         K
       Cinergy Solutions Operating Services of Oklahoma, LLC #(68)            N/A     100            -          -         K
       Cinergy Solutions of Philadelphia, LLC                                 N/A     100            -          -         K
       Cinergy Solutions Partners, LLC #                                      N/A      50            -          -         K
         CST Limited, LLC #                                                   N/A      50            -          -         K
           CST Green Power, L.P. #(69)                                        N/A      50            -          -         K
             Green Power Holdings, LLC                                        N/A      50            -          -         K
              Green Power Limited, LLC                                        N/A      50            -          -         K
                South Houston Green Power, L.P. (70)                          N/A      50            -          -         K
              Green Power G.P., LLC                                           N/A      50            -          -         K
         CST General, LLC #                                                   N/A      50            -          -         K
       CSGP of Southeast Texas, LLC                                           N/A     100            -          -         K
       CSGP Limited, LLC                                                      N/A     100            -          -         K
         CSGP Services, L.P. (71)                                             N/A     100            -          -         K
       CSGP General, LLC                                                      N/A     100            -          -         K
       Lansing Grand River Utilities, LLC                                     N/A     100            -          -         K
       Oklahoma Arcadian Utilities, LLC                                       N/A   33.34            -          -         K
       Shreveport Red River Utilities, LLC                                    N/A      50            -          -         K
      Cinergy Solutions of Tuscola, Inc.                                      100     100            -          -         K
      Delta Township Utilities, LLC                                           N/A   57.16            -          -         K
      Energy Equipment Leasing LLC                                            N/A      50            -          -         K
      Trigen-Cinergy Solutions LLC                                            N/A      50            -          -         K
      Trigen-Cinergy Solutions of Ashtabula LLC                               N/A      50            -          -         K
      Trigen-Cinergy Solutions of Baltimore LLC                               N/A      50            -          -         K
      Trigen-Cinergy Solutions of Boca Raton, LLC                             N/A      50            -          -         K
      Trigen-Cinergy Solutions of Cincinnati LLC                              N/A      50            -          -         K
      Trigen-Cinergy Solutions of College Park, LLC                           N/A      50            -          -         K
      Trigen-Cinergy Solutions of Lansing LLC                                 N/A      50            -          -         K
       Trigen/Cinergy - USFOS of Lansing LLC                                  N/A    40.8            -          -         K
      Trigen-Cinergy Solutions of Orlando LLC                                 N/A      50            -          -         K
      Trigen-Cinergy Solutions of Owings Mills LLC                            N/A      50            -          -         K
      Trigen-Cinergy Solutions of Owings Mills Energy Equipment
         Leasing, LLC                                                         N/A      50            -          -         K
      Trigen-Cinergy Solutions of Rochester LLC                               N/A      50            -          -         K
      Trigen-Cinergy Solutions of San Diego LLC *                             N/A      50            -          -         K
      Trigen-Cinergy Solutions of Silver Grove LLC                            N/A      50            -          -         K
      Trigen-Cinergy Solutions of the Southeast LLC *                         N/A      50            -          -         K
      Trigen-Cinergy Solutions of St. Paul LLC *                              N/A      50            -          -         K
       Environmental Wood Supply, LLC                                         N/A    24.5            -          -         K
       St. Paul Cogeneration LLC                                              N/A    24.5            -          -         K
      Trigen-Cinergy Solutions of Tuscola, LLC                                N/A      50            -          -         K
    Cinergy Supply Network, Inc.                                              100     100            -          -         Q
      Reliant Services, LLC (Reliant)                                         N/A      50            -          -         Q
       MP Acquisitions Corp., Inc.                                            100      50            -          -         Q
         Miller Pipeline Corporation (Miller Pipeline)                        100      50            -          -         Q
       Fiber Link, LLC                                                        N/A      75            -          -         N
    Cinergy Technology, Inc. (Technology)                                     100     100            -          -         K

  Cinergy Global Resources, Inc. (Global Resources)                           100     100            -          -         J
    Cinergy UK, Inc.                                                          100     100            -          -         J
    Cinergy Global Power, Inc. (Global Power)                                 100     100            -          -         M
      CGP Global Greece Holdings, SA                                        9,000     100            -          -         J
       Attiki Denmark ApS                                              64,586,074      57            -          -         J
         Attiki Gas Supply Company SA                                   2,954,430    28.5            -          -         M
      Cinergy Global Chandler Holding, Inc.                                   100     100            -          -         J
       Cinergy Global Chandler I, Inc.                                        100     100            -          -         J
         Chandler Wind Partners, LLC                                          N/A     100            -          -         L
      Cinergy Global Ely, Inc.                                                100     100            -          -         M
       EPR Ely Power Limited                                              214,286      30            -          -         J
         EPR Ely Limited                                                  300,000      30            -          -         M
           Ely Power Limited *                                                  1      30            -          -         U
           Anglian Straw Limited                                              300      30            -          -         U
       Anglian Ash Limited                                                      3      30            -          -         U
      Cinergy Global Foote Creek, Inc.                                        100     100            -          -         J
       Foote Creek III, LLC                                                   N/A     100            -          -         L
      Cinergy Global Foote Creek II, Inc.                                     100     100            -          -         J
       Foote Creek II, LLC                                                    N/A     100            -          -         L
      Cinergy Global Foote Creek IV, Inc.                                     100     100            -          -         J
       Foote Creek IV, LLC                                                    N/A     100            -          -         L
      Cinergy Global Peetz Table I, Inc.                                      100     100            -          -         J
       Ridge Crest Wind Partners, LLC (Ridge Crest)                           N/A     100            -          -         L
      Cinergy Global Power Services Limited                             1,001,000     100            -          -         U
      Cinergy Global Power (UK) Limited                                 3,658,242     100            -          -         M
       Cinergy Global Trading Limited                                   8,658,242     100            -          -         U
         Commercial Electricity Supplies Limited *                      8,048,908     100            -          -         U
         Cinergy Renewable Trading Limited                                      2     100            -          -         U
         UK Electric Power Limited                                         85,000     100            -          -         U
         Cinergy Global Power Iberia, S.A. *(72)                            1,000     100            -          -         U
      Cinergy Global San Gorgonio, Inc. *                                     100     100            -          -         K
      Cinergy Global Holdings, Inc. (Global Holdings)                         100     100            -          -         J
       Cinergy Holdings B.V. (Holdings B.V.)                                7,652     100            -          -         J
         Cinergy Zambia B.V.                                                4,525     100            -          -         J
           Copperbelt Energy Corporation PLC (Copperbelt)               3,850,000      30            -          -         M
         Cinergy Turbines B.V.                                                650     100            -          -         U
         Cinergy Hydro B.V. (Hydro B.V.)                                  130,001     100            -          -         J
           Cinergy 1 B.V. *                                                    50     100            -          -         U
           Cinergy Global Resources 1 B.V.                                    400     100            -          -         M
             Moravske Teplarny a.s. (Teplarny)                                 81     100            -          -         M
             Cinergy Global Polska Sp. Z o.o. *                               N/A     100            -          -         U
             Cinergy Global Resources 1 Sp. Z o.o. *                          N/A     100            -          -         U
             Cinergy Global Resources a.s.                                      2     100            -          -         U
             Cinergetika U/L a.s. (Cinergetika)                               701     100            -          -         M
             Energy Customer Services, s.r.o.                                 N/A     100            -          -         U
           Cinergy 2 B.V.                                                     500     100            -          -         U
         Baghabari I B.V. *                                                18,152     100            -          -         J
           Baghabari Power Company Limited *(73)                                4     100            -          -         U
         Baghabari II B.V. *                                               18,152     100            -          -         J
         Cinergy South Africa Investments 1 B.V.                           18,152     100            -          -         J
           Egoli Gas (Proprietary) Limited *                                  949     100            -          -         M
         Cinergy Global 4 B.V. *                                           18,152     100            -          -         U
         Cinergy Global 5 B.V. *                                           18,000     100            -          -         U
      Cinergy Global (Cayman) Holdings, Inc.                            5,171,137     100            -          -         J
       Cinergy Global Hydrocarbons Pakistan *                                 100     100            -          -         U
       Cinergy Global Tsavo Power                                       5,171,137     100            -          -         J
         IPS-Cinergy Power Limited                                      3,968,547      50            -          -         J
           Tsavo Power Company Limited                                  8,233,500    28.5            -          -         M
       Cinergy MPI V, Inc. *                                                  100     100            -          -         U
      Cinergy Global One, Inc.                                                100     100            -          -         J
       CZECHPOL ENERGY spol, s.r.o. (74)                                      N/A     100            -          -         M
         Moravia Energo                                                        23      40            -          -         U
      eVent Resources Overseas I, LLC (75)                                    N/A     100            -          -         U
      Midlands Hydrocarbons (Bangladesh) Limited *                      4,535,000     100            -          -         U
      Powermid No. 1 (76)                                                       2     100            -          -         U
      Cinergy Global Power Africa (Proprietary) Limited                       100     100            -          -         U

  CinTec LLC (CinTec)                                                         N/A     100            -          -         J
    CinTec I LLC                                                              N/A     100            -          -         J
      eVent Resources I LLC                                                   N/A      67            -          -         J
       eVent Resources Holdings LLC (77)                                      N/A      67            -          -         N

  Cinergy Technologies, Inc. (Cinergy Technologies)                           100     100            -          -         J
    Cinergy Ventures, LLC (Ventures)                                          N/A     100            -          -         N
      CES International (78)                                                    -       ^            -          -         V
      Pentech Solutions, Inc. (79)                                              -       ^            -          -         V
      IZOIC Incorporated                                                        -       ^            -          -         V
      Kreiss Johnson Technologies, Inc.                                         -       ^            -          -         V
    Cinergy Ventures II, LLC                                                  N/A     100            -          -         K
      Catalytic Solutions, Inc.                                                 -       ^            -          -         K
    Cinergy e-Supply Network, LLC (Cinergy e-Supply)                          N/A     100            -          -         N
    Cinergy One, Inc. (Cinergy One)                                           100     100            -          -         K
    Cinergy Two, Inc.                                                         100     100            -          -         N

  Cinergy Wholesale Energy, Inc. (Wholesale Energy)                           100     100            -          -         J
    Cinergy Power Generation Services, LLC (Generation Services)              N/A     100            -          -         K
    Cinergy Origination & Trade, LLC *                                        N/A     100            -          -         K

*     This entity was inactive as of December 31, 2002.
#     This entity was in the start-up phase of operations as of December 31, 2002.
+     Cinergy’s issuer’s and owner’s book value and other amounts, at December 31, 2002, will be filed pursuant to Rule 104(b).
       The “Exhibit I” section in “Item 10. Financial Statements and Exhibits” is currently being researched and will be incorporated in the amended annual report at such time this information is available.
^     Cinergy’s percentage of voting power, at December 31, 2002, will be filed pursuant to Rule 104(b). The “Exhibit I” section in “Item 10. Financial Statements and Exhibits” is currently being researched and will be incorporated in the amended annual report at such time this information is available.
/     Cinergy and its affiliate companies are involved in various types of businesses, which can be classified as follows:

 A - Registered Holding Company G - Electric Utility             M - Foreign Utility Company            S - Energy-Related Financing
                                                                                                            Services Company
 B - Service Company            H - Gas Utility                  N - Exempt Telecommunications Company  T - Inactive/Prospective Exempt
                                                                                                            Wholesale Generator
 C - Financing Company          I - Electric and Gas Utility     O - Power Marketing Company            U - Foreign Utility Company
                                                                                                            Investment
 D - Exempt Holding Company     J - Intermediate Holding Company P - Energy Commodity Marketing Company V - Exempt Telecommunications
     under Section 3(a)(2)                                                                                  Company Investment
 E - Real Estate Company        K - Rule 58 Energy-Related       Q - Infrastructure Services Company
                                    Company
 F - SO2 Emissions Allowance    L - Exempt Wholesale Generator   R - Energy-Related Consulting
     Trading Company                                                 Services Company

ITEM 1.SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

Part A Footnotes

The following footnotes provide information relating to entities that are owned by more than one Cinergy system company, as well as descriptions of changes that occurred to Cinergy’s subsidiary structure, including changes to specific entities, as of December 31, 2002. However, information pertaining to Cinergy’s sale and/or dissolution of subsidiary companies throughout the year, is provided in the following section labeled “Part B Footnotes”.

(1)	CC Funding Trust I is a business trust formed under the Delaware Business Trust Act, effective November 27, 2001, to issue and sell its preferred trust securities and common trust securities and to acquire and hold the debt securities as trust assets.

(2)	Cinergy Receivables Company LLC, a Delaware limited liability company (LLC) organized on January 10, 2002, was formed for the purpose of purchasing the accounts receivable and related rights of PSI, ULH&P, and CG&E. Also, Cinergy Receivables Company LLC is responsible for securitizing such receivables through a loan agreement with certain commercial banks.

(3)	PSI also has voting cumulative preferred stock outstanding at December 31, 2002, as follows:

Class	Shares outstanding	Vote per share
Par value $100	347,545	1 vote
Par value $ 25	303,544	1/4 vote

(4)	Marketing & Trading was converted from an LLC to a limited partnership (LP), effective January 1, 2002. Marketing & Trading is owned 99% by Cinergy Limited Holdings, LLC and 1% by Cinergy General Holdings, LLC.

(5)	Ohio River Valley Propane, LLC changed its name from Cinergy Propane, LLC, effective March 14, 2002.

(6)	Cinergy Retail Power, L.P. is owned 99% by Cinergy Retail Power Limited, Inc. and 1% by Cinergy Retail Power General, Inc.

(7)	CinFuel Resources, Inc., a Delaware corporation organized on January 10, 2002, was formed for the purpose of owning, through direct or indirect investment and/or operating, projects capable of producing synthetic fuel.

(8)	LH1, LLC, a Delaware LLC organized on January 10, 2002, is a holding company formed for the purpose of holding Cinergy’s investment in Oak Mountain Products, LLC. LH1, LLC is owned 99% by Capital & Trading and 1% by CinFuel Resources, Inc.

(9)	Oak Mountain Products, LLC, a Delaware LLC that was acquired by Cinergy on June 30, 2002, is a project company that will own a facility capable of producing synthetic fuel. The facility will produce synthetic fuel from coal by applying a latex or asphalt binder in order to induce a chemical change.

(10)	KDL Holdings, LLC, a Delaware LLC organized on September 5, 2001, was formed to provide long- and short-haul fiber capacity to large national carriers and constructs private networks for private and public entities.

(11)	Indianapolis Data Link, Inc., an Indiana corporation organized on April 16, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(12)	Lexington Data Link, Inc., a Kentucky corporation organized on April 1, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(13)	Louisville Data Link, Inc., a Kentucky corporation organized on April 1, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(14)	Cincinnati Data Link, Inc., an Ohio corporation organized on April 17, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(15)	Chattanooga Data Link, Inc., a Tennessee corporation organized on April 16, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(16)	Knoxville Data Link, Inc., a Tennessee corporation organized on April 16, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(17)	Memphis Data Link, Inc., a Tennessee corporation organized on April 1, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(18)	Nashville Data Link, Inc., a Tennessee corporation organized on February 15, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(19)	Cinergy Solutions Limited Partnership is owned 99.9% by 3036243 Nova Scotia Company and .1% by 1388368 Ontario Inc.

(20)	BSPE, L.P. is owned 99% by BSPE Limited, LLC and 1% by BSPE General, LLC.

(21)	Biogas Financial Corporation, a Connecticut corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(22)	ZFC Energy Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities and acquiring landfill gas companies.

(23)	Power Generation (Suffolk), Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(24)	Suffolk Energy Partners, L.P., a Virginia LP that was acquired by Cinergy in 2001, which is located in Suffolk, Virginia, was formed to own a landfill gas-fired generation facility that is a qualifying facility (QF). Suffolk Energy Partners, L.P. is owned 80% by Power Generation (Suffolk), Inc. and 20% by U.S. Energy Biogas Corp.

(25)	Suffolk Biogas, Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas companies.

(26)	Lafayette Energy Partners, L.P., a New Jersey LP that was acquired by Cinergy in 2001, which is located in Lafayette, New Jersey, was formed to own a landfill gas-fired generation facility that is a QF. Lafayette Energy Partners, L.P. is owned 99% by Biogas Financial Corporation and 1% by ZFC Energy Inc.

(27)	Taylor Energy Partners, L.P., a Pennsylvania LP that was acquired by Cinergy in 2001, which is located in Taylor, Pennsylvania, was formed to own a landfill gas-fired generation facility that is a QF. Taylor Energy Partners, L.P. is owned 99% by Biogas Financial Corporation and 1% by ZFC Energy Inc.

(28)	Resources Generating Systems, Inc., a New York corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(29)	Illinois Electrical Generation Partners, L.P., a Delaware LP that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities in Illinois.

(30)	Zapco Illinois Energy, Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(31)	Avon Energy Partners, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Chicago, Illinois, was formed to own a landfill gas-fired generation facility that is a QF. Avon Energy Partners, L.L.C. is owned 75% by Illinois Electrical Generation Partners, L.P. and 25% by Zapco Illinois Energy, Inc.

(32)	Devonshire Power Partners, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Dolton, Illinois, was formed to own a landfill gas-fired generation facility that is a QF. Devonshire Power Partners, L.L.C. is owned 75% by Illinois Electrical Generation Partners, L.P. and 25% by Zapco Illinois Energy, Inc.

(33)	Riverside Resource Recovery, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Romerville, Illinois, was formed to own a landfill gas-fired generation facility that is a QF. Riverside Resource Recovery, L.L.C. is owned 75% by Illinois Electrical Generation Partners, L.P. and 25% by Zapco Illinois Energy, Inc.

(34)	Illinois Electrical Generation Partners II L.P., a Delaware LP that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities in Illinois.

(35)	BMC Energy, LLC, a Delaware LLC that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities that are QF’s.

(36)	Brookhaven Energy Partners, LLC, a New York LLC that was acquired by Cinergy in 2001, which is located in Brookhaven, New York, was formed as a leasing company for electrical generation assets.

(37)	Countryside Genco, L.L.C., a Delaware LLC that was acquired by Cinergy in 2001, which is located in Grayslake, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(38)	Morris Genco, L.L.C., a Delaware LLC that was acquired by Cinergy in 2001, which is located in Morris, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(39)	Brickyard Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Danville, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(40)	Dixon/Lee Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Dixon, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(41)	Roxanna Resource Recovery, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Roxanna, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(42)	Streator Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Streator, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(43)	Upper Rock Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in East Moline, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(44)	Hoffman Road Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Toledo, Ohio.

(45)	Barre Energy Partners, L.P., a Delaware LP that was acquired by Cinergy in 2001, which is located in Barre, Massachusetts, was formed to own a landfill gas-fired generation facility that is a QF. Barre Energy Partners, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(46)	Biomass New Jersey, L.L.C., a New Jersey LLC that was acquired by Cinergy in 2001, was formed to own and operate landfill gas collection systems and related assets. Biomass New Jersey, L.L.C. is owned 99% by U.S. Energy Biogas Corp. and 1% by ZFC Energy Inc.

(47)	Brown County Energy Asssociates, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Ledgeview, Wisconsin, was formed to own landfill gas-fired generation facilities that are QF’s.

(48)	Burlington Energy, Inc., a Vermont corporation that was acquired by Cinergy in 2001, which is located in Burlington, Vermont, was formed to own a landfill gas-fired generation facility that is a QF.

(49)	Cape May Energy Associates, L.P., a Delaware LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Cape May, New Jersey. Cape May Energy Associates, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(50)	Dunbarton Energy Partners, Limited Partnership, a New Hampshire LP that was acquired by Cinergy in 2001, which is located in Manchester, New Hampshire, was formed to own a landfill gas-fired generation facility that is a QF. Dunbarton Energy Partners, Limited Partnership is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(51)	Garland Energy Development, LLC, a Delaware LLC that was acquired by Cinergy in 2001, owns sledge dryer equipment at a landfill in Garland, Texas.

(52)	Oceanside Energy Inc., a New York corporation that was acquired by Cinergy in 2001, which is located in Hempstead, New York, was formed to own a landfill gas-fired generation facility that is a QF.

(53)	Onondaga Energy Partners, L.P., a New York LP that was acquired by Cinergy in 2001, which is located in Onondaga, New York, was formed to own a landfill gas-fired generation facility that is a QF. Onondaga Energy Partners, L.P. is owned 99% by U. S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(54)	Oyster Bay Energy Partners, L.P., a New York LP that was acquired by Cinergy in 2001, which is located in Oyster Bay, New York, was formed to own a landfill gas-fired generation facility that is a QF. Oyster Bay Energy Partners, L.P. is owned 99% by U. S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(55)	Smithtown Energy Partners, L.P., a New York LP that was acquired by Cinergy in 2001, which is located in Smithtown, New York, was formed to own a landfill gas-fired generation facility that is a QF. Smithtown Energy Partners, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(56)	Springfield Energy Associates, Limited Partnership, a Vermont LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Springfield, Massachusetts. Springfield Energy Associates, Limited Partnership is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(57)	Suffolk Transmission Partners, L.P., a Delaware LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Suffolk, Virginia. Suffolk Transmission Partners, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(58)	Tucson Energy Partners LP, a Delaware LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Tucson, Arizona. Tucson Energy Partners LP is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(59)	Zapco Broome Nanticoke Corp., a New York corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring a landfill gas transportation company.

(60)	Zapco Development Corporation, a Delaware corporation that was acquired by Cinergy in 2001, was formed as a landfill gas project development company.

(61)	Zapco Energy Tactics Corporation, a Delaware corporation that was acquired by Cinergy in 2001, was formed to provide operation and maintenance services for landfill gas projects located outside the State of Illinois.

(62)	Zapco Readville Cogeneration, Inc., a Delaware corporation that was acquired by Cinergy in 2001, which is located in Readville, Massachusetts, was formed to own a landfill gas-fired generation facility that is a QF.

(63)	ZFC Royalty Partners, A Connecticut Limited Partnership, a Connecticut LP that was acquired by Cinergy in 2001, was formed as a holding company for the royalty interests of certain Genco projects in which subsidiaries of U.S. Energy Biogas Corp. are participating.

(64)	ZMG, Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas companies.

(65)	Brown County Landfill Gas Associates, L.P. is owned 99.99% by Cinergy GASCO Solutions, LLC and .01% by ZFC Energy Inc.

(66)	Cinergy Solutions Operating Services of Lansing, LLC, a Delaware LLC organized on June 25, 2002, performs oversight, management, operation and maintenance of energy/utility service facilities at a General Motors (GM) vehicle assembly plant in Lansing, Michigan.

(67)	Cinergy Solutions Operating Services of Shreveport, LLC, a Delaware LLC organized on June 28, 2002, performs oversight, management, operation and maintenance of energy/utility service facilities at a GM vehicle assembly plant in Shreveport, Louisiana.

(68)	Cinergy Solutions Operating Services of Oklahoma, LLC, a Delaware LLC organized on August 13, 2002, performs oversight, management, operation and maintenance of energy/utility service facilities at a GM vehicle assembly plant in Oklahoma City, Oklahoma.

(69)	CST Green Power, L.P. is owned 99% by CST Limited, LLC and 1% by CST General, LLC.

(70)	South Houston Green Power, L.P. is owned 99% by Green Power Limited, LLC and 1% by Green Power G.P., LLC.

(71)	CSGP Services, L.P. is owned 99% by CSGP Limited, LLC and 1% by CSGP General, LLC.

(72)	During the first quarter of 2002, Cinergy Global Power Iberia, S.A. became a direct subsidiary of Cinergy Global Trading Limited. Previously, this company was reflected as a subsidiary of Cinergy Renovables Ibericas, S.L., which was subsequently sold in late 2002.

(73)	Baghabari Power Company Limited is owned 50% by Baghabari I B.V. and 50% by Baghabari II B.V.

(74)	During the fourth quarter of 2002, a former Cinergy subsidiary, E-line Czech, s.r.o., was merged into CZECHPOL ENERGY spol, s.r.o., which continues to be a subsidiary of Cinergy, as of December 31, 2002.

(75)	During the second quarter of 2002, eVent Resources Overseas I, LLC became a direct subsidiary of Cinergy Global Power, Inc. Previously, this company was held as a subsidiary of Cinergy Global Ely, Inc.

(76)	Powermid No. 1 is owned 50% by Cinergy Global Power, Inc. and 50% by Cinergy Zambia B.V.

(77)	eVent Resources Holdings LLC changed its name from eVent (Triple Point) LLC, effective September 24, 2002.

(78)	During the second quarter of 2002, a former Cinergy subsidiary, Enermetrix, was merged into CES International, which continues to be a subsidiary of Cinergy, as of December 31, 2002.

(79)	During the third quarter of 2002, Pentech Solutions, Inc. became a direct subsidiary of Ventures. Previously, this company was reflected as a subsidiary of Cinergy Ventures II, LLC.

Part B Footnotes

The following footnotes provide information, as of December 31, 2002, pertaining to the sale and/or dissolution of Cinergy subsidiary companies during the year.

                                                                                                Effective Date of
                                                            State/Country of       Date of           Sale or
                         Company Name                         Incorporation     Incorporation      Dissolution
                         ------------                         -------------     -------------      -----------
Age Inversiones en Medio Ambiente, S.L.                    Spain                  3/17/2000        10/30/2002
Agrupacion Rubi, SA                                        Spain                  6/23/1999        10/30/2002
Aktsiaselts Narva Elektrivork                              Estonia                 9/4/1997         8/31/2002
Aplicaciones Industriales de Energies Limpias, S.L.        Spain                  7/30/2001        10/30/2002
CinCap PIC, LLC                                            Delaware               8/10/2001          4/5/2002
Cinergy Eesti OU                                           Estonia                12/5/2000         8/31/2002
Cinergy Global Maranhao                                    Cayman Islands          9/4/1997         9/30/2002
Cinergy Global Power 2 Limited                             England                10/5/2000          7/2/2002
Cinergy Global Power Limited                               England                 2/5/1998         7/16/2002
Cinergy MPI VI, Inc.                                       Cayman Islands          9/4/1997         9/30/2002
Cinergy MPI VII, Inc.                                      Cayman Islands          9/4/1997         9/30/2002
Cinergy MPI VIII, Inc.                                     Cayman Islands          9/4/1997         9/30/2002
Cinergy MPI IX, Inc.                                       Cayman Islands          9/4/1997         9/30/2002
Cinergy MPI X, Inc.                                        Cayman Islands          9/4/1997         9/30/2002
Cinergy Renovables Aragon, S.L.                            Spain                  11/6/2001        10/30/2002
Cinergy Renovables Ibericas, S.L.                          Spain                  5/23/1944        10/30/2002
Cinergy Services Iberia, S.A.                              Spain                  10/9/2001        10/30/2002
Cinergy Telecommunication Networks - Kentucky, Inc.        Kentucky                1/4/2000        12/30/2002
CinPeak Resources, LLC                                     Delaware               8/15/2001          3/8/2002
Compania Eolica Aragonesa, S.A.                            Spain                 11/10/1994        10/30/2002
Compania Productora de Energia para Consumo Interno, S.L.  Spain                  5/22/2000        10/30/2002
Corporacion Eolica, S.L.                                   Spain                  12/3/1999         6/30/2002
Desarrollo Eolico del Ebro S.A.                            Spain                  1/13/1997        10/30/2002
Desarrollos Eolicos del Valle del Ebro, S.A.               Spain                  7/22/1999        10/30/2002
Desarrollos Eolicos El Aguila, S.A.                        Spain                 10/21/1998        10/30/2002
DP Czechpol Energy Invest                                  Ukraine                4/10/1997        10/16/2002
Elecdey Ascoy, S.A.                                        Spain                   4/1/1998        10/30/2002
Elecdey Carcelen, S.A.                                     Spain                 12/14/2000        10/30/2002
E-line AG                                                  Switzerland             6/9/1995         8/14/2002
E-line Czech, s.r.o.                                       Czech Republic         1/24/2000         10/9/2002
emPowerNET, LLC                                            Delaware               3/13/2001          3/8/2002
ENCOAL OPCO, LLC                                           Delaware               2/13/2001         7/15/2002
Energetica Mataro, S.A.                                    Spain                  1/18/2001        10/30/2002
Energetika Chropyne a.s.                                   Czech Republic          2/5/1998         9/20/2002
Enermetrix                                                 Delaware               1/17/1995         5/13/2002
Enrega, S.L.                                               Spain                  11/5/2001        10/30/2002
EoloCrisa, S.L.                                            Spain                 11/10/2000         6/30/2002
EOS PAX I, S.L.                                            Spain                   8/5/1996        10/30/2002
EOS PAX IIa, S.L.                                          Spain                   4/4/1997        10/30/2002
Escambeo, S.L.                                             Spain                 12/21/1999        10/30/2002
Generacion y Abastecimiento de Energia S.L.                Spain                  7/30/2001        10/30/2002
General Eolica Aragonesa, S.A.                             Spain                  6/24/2001        10/30/2002
Intercambio de Derivados Porcinos, S.L.                    Spain                  5/22/2000        10/30/2002
MEAS Brno, a.s.                                            Czech Republic         9/15/1995         5/31/2002
MPI International Limited                                  England                 2/5/1998          7/2/2002
Northeolic Pico Gallo, S.L.                                Spain                  8/18/1999        10/30/2002
PEAS Praha, a.s.                                           Czech Republic        12/13/1994        10/16/2002
Plzenska Energetika a.s.                                   Czech Republic         2/19/1993        12/20/2002
Procrisa Servicios, S.L.                                   Spain                 12/21/2001        10/30/2002
Promociones y Servicios Hidraulicos, S.A.                  Spain                  2/23/1990        10/30/2002
Rubi Tractament Termic Eficient, SA                        Spain                  7/26/1999        10/30/2002
San Gorgonio Westwinds II, LLC                             California            10/13/1998         6/28/2002
San Juan de Bargas Eolica, S.L.                            Spain                  7/10/2001        10/30/2002
Sinergia Andaluza, S.L.                                    Spain                 10/26/2000        10/30/2002
Sinergia Aragonesa, S.L.                                   Spain                 10/28/1999        10/30/2002
SK Invest a.s.                                             Slovakia               6/27/1996         3/31/2002
S-line s.r.o.                                              Slovakia               6/25/1995         5/31/2002
Societat Anonima de Valoritzacions Agroramaderes           Spain                   2/1/2001        10/30/2002
Startekor Investeeringute OU                               Estonia                 7/6/1998         8/31/2002
Teplarna Otrokovice a.s.                                   Czech Republic         4/30/1992         6/30/2002
Tractaments de Juneda, SA                                  Spain                  9/23/1998        10/30/2002
Tratamiento y Generacion de Energia S.L.                   Spain                  7/30/2001        10/30/2002
U-line ZAT                                                 Ukraine                5/16/1997         3/31/2002
Valoritzacions Agroramaderes les Garrigues, S.L.           Spain                  3/14/2000        10/30/2002
Ventoabrego, S.L.                                          Spain                 11/17/1999        10/30/2002
ZAT Dneproline                                             Ukraine                 5/8/1998          9/3/2002

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

For the year ended December 31, 2002, there were no acquisitions or sales by any system company of utility assets (in service or under construction) involving a consideration of more than one million dollars.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

                                                                    Principal Amount
                                                    Name of          or Stated Value
                                                Company Issuing,     ---------------
                       Name of Issuer          Selling, Pledging,              Pledged,                                      Commission
                             and               Guaranteeing, or      Issued   Guaranteed,    Date of                        Authorization
                       Title of Issue         Assuming Securities   and Sold  or Assumed   Transaction  Proceeds           or Exemption
                       --------------         -------------------- ---------  ----------   -----------  --------           ------------
                                                                      (in thousands)                  (in thousands)
PSI

Series 2002A, Indiana Development Finance              PSI        $ 23,000        -         9/12/02    $ 22,885    Rule 52 (See certificate of notification
  Authority Environmental Refunding Revenue                                                                        on form U-6B-2 filed on October 2, 2002.)
  Bonds, due March 1, 2031.

Series 2002B, Indiana Development Finance              PSI        $ 24,600        -         9/12/02      24,502    Rule 52 (See certificate of notification
  Authority Environmental Refunding Revenue                                                                        on form U-6B-2 filed on October 2, 2002.)
  Bonds, due March 1, 2019.

CG&E

2002 Series A Ohio Air Quality Development             CG&E       $ 84,000        -         9/10/02    $ 83,664    Rule 52 (See certificate of notification
  Authority State of Ohio Air Quality                                                                              on form U-6B-2 filed on October 2, 2002.)
  Development Revenue Refunding Bonds,
  due September 1, 2037.

Fixed interest rate of 5.7%, maturing                  CG&E       $500,000        -         9/23/02     496,570    Rule 52 (See certificate of notification
  September 15, 2012.                                                                                              on form U-6B-2 filed on October 2, 2002.)

Ridge Crest

Senior term loan at a fixed interest rate          Ridge Crest    $ 13,750        -         7/17/02    $ 13,750      Section 32(e)
   of 6.97%, maturing on March 15, 2019.

Junior term loan at a fixed interest rate          Ridge Crest    $  7,100        -         7/17/02       7,100      Section 32(e)
  of 6.35%, maturing on March 15, 2012.

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                                           Name of Company
                                                              Acquiring,      Number of   Principal                 Extinguished (E) or   Commission
                                                            Redeeming, or       Shares      Amount                   Held for Further    Authorization
                Name of Issuer and Title of Issue        Retiring Securities   Redeemed    Retired    Consideration   Disposition (D)    or Exemption
                ---------------------------------        -------------------   --------    -------    -------------   ---------------    ------------
                                                                                             (in thousands)

PSI

Secured Medium-term Notes
     7.63 % MTN Series A due January 2, 2002                    PSI              -       $ 10,000          -                E              Rule 42

     7.61% MTN Series A due January 7, 2002                     PSI              -         13,000          -                E              Rule 42

Other Long-term Debt
     6.00% Rural Utilities Service Obligation                   PSI              -            979          -                E              Rule 42

Cumulative Preferred Stock, 3.50% Series ($100 Par Value)       PSI             36              4          -                D              Rule 42

CG&E

First Mortgage Bonds:
     7 1/4% Series due September 1, 2002                        CG&E            -        $100,000          -                E              Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

1.     Securities of investments operating in the retail service area:

                        Aggregate Amount of
                 Investments in Persons (entities)   Number of
 Name of                Operating in Retail           Persons
 Company              Service Area of Owner         (Entities)             Description of Persons (Entities)
 -------              ---------------------         ----------             ---------------------------------
                         (in thousands)
                                                                  Limited partnerships which own, rehabilitate, and
 CG&E                   $       60                       3        maintain apartment buildings for low income housing.

                                                                  Limited partnerships which invest in small and
 CG&E                          103                       2        minority-or female-owned businessess.

 CG&E                           15                       2        Community improvement fund.

 ULH&P                           3                       2        Economic development.

                                                                  Limited partnership which invests in start-up
 PSI                           525                       1        companies.

                                                                  Limited partnership which invests in significant
 Ventures                    6,242                       1        local development projects.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (Continued)

2.     Securities not included in Item 5, No. 1:

         Name of                       Name of                  Description             Number of      % of              Nature of                 Owner’s
         Company                        Issuer                  of Security               Shares    Voting Power         Business                 Book Value
         -------                        ------                  -----------               ------    ------------         --------                 ----------
                                                                                                                                                (in thousands)

CG&E                         Ohio Valley Electric Corporation    Common Stock             9,000         9%          Public Utility Company        $   900

                                                                                                                    Shopping Mall in
PSI                          Circle Center Mall                  Limited Partnership        N/A         N/A         Indianapolis, IN                1,979

                                                                                                                    Invests in minority-owned
PSI                          Lynx Capital Corp.                  Stock                       25         4.90%       businesses                        127

                                                                                                                    Invests in energy-related
Ventures                     Nth Power Technology Fund I         Limited partner            N/A         N/A         technology companies            5,404

                                                                                                                    Invests in energy-related
Ventures                     Nth Power Technology Fund II, L.P.  Limited partner            N/A         N/A         technology companies            5,978

                                                                 Convertible                                        Zinc-air fuel cell
Cinergy Ventures II, LLC     Metallic Power, Inc.                Preferred Stock      7,100,578         0.0%        manufacturer                    2,500

                                                                                                                    General Venture
Ventures                     Blue Chip Capital Fund III          Limited Partner            N/A         N/A         Capital Fund                   12,795

                                                                 Convertible                                        Real-time
Ventures                     SmartSynch                          Preferred Stock      4,807,693         0.0%        smart-metering                  3,500

Cinergy Telecommunications   Pantellos                           Preferred Stock        544,206         4.96%       Internet based
Holding Company, Inc.                                                                                               technology company              5,838

Ventures                     Proton Energy Systems               Common Stock            48,349         N/A         Proton exchange membrane
                                                                                                                    (PEM) electrochemical
                                                                                                                    products                          145

Ventures                     Capstone Turbine Corporation        Common Stock            42,408         N/A         Manufacture ultra-low-emission
                                                                                                                    turbine engines with primary
                                                                                                                    applications in the stationary
                                                                                                                    power and vehicular markets        38

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2002

PART I

                                                                                     POSTION HELD AT
   NAME (ADDRESS)                                                                   DECEMBER 31, 2002

   Cinergy

   James E. Rogers (a)                                                          D, CB, P, CEO
   Michael G. Browning (d)                                                      D
   Phillip R. Cox (e)                                                           D
   George C. Juilfs (h)                                                         D
   Thomas E. Petry (j)                                                          D
   Mary L. Schapiro (u)                                                         D
   John J. Schiff, Jr. (k)                                                      D
   Philip R. Sharp (l)                                                          D
   Dudley S. Taft (n)                                                           D
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         EVP, CFO
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   James L. Turner (a)                                                          EVP
   Theodore R. Murphy II (a)                                                    SVP, CRO
   John Bryant (x)                                                              VP
   J. Joseph Hale, Jr. (a)                                                      VP
   M. Stephen Harkness (a)                                                      VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, AS
   Timothy J. Verhagen (a)                                                      VP
   Wendy Aumiller (a)                                                           T
   Julie S. Janson (a)                                                          S
   Ronald J. Brothers (b)                                                       AS
   Kimberly S. Carlson (a)                                                      AC

   CC Funding Trust I

   CC Funding Trust I is a business trust formed under the Delaware Business Trust Act effective
   November 27, 2001, which has no officers or directors.

   Cinergy Receivables Company LLC

   James E. Rogers (a)                                                          BM
   Mary S. Stawikey (aaaa)                                                      IM
   Carrie L. Tillman (aaaa)                                                     IM
   M. Stephen Harkness (a)                                                      T
   Bradley C. Arnett (a)                                                        S

   Services

   James E. Rogers (a)                                                          D, CB, P, CEO
   Michael J. Cyrus (a)                                                         D, EVP
   R. Foster Duncan (a)                                                         D, EVP, CFO
   William J. Grealis (a)                                                       D, EVP
   James L. Turner (a)                                                          D, EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Todd W. Arnold (a)                                                           VP
   Russell K. Campbell (a)                                                      VP
   Douglas F. Esamann (d)                                                       VP
   Gregory C. Ficke (a)                                                         VP
   Caryn J. Griffith (a)                                                        VP
   J. Joseph Hale, Jr. (a)                                                      VP
   M. Stephen Harkness (a)                                                      VP
   Ronald R. Jackups (a)                                                        VP
   Gary L. Lavey (a)                                                            VP
   J. Thomas Mason (a)                                                          VP
   Robert C. McCarthy (a)                                                       VP
   Leigh J. Pefley (a)                                                          VP
   John C. Procario (a)                                                         VP
   Barry E. Pulskamp (a)                                                        VP
   Leonard C. Randolph, Jr. (a)                                                 VP
   Bernard F. Roberts (a)                                                       VP, C
   John J. Roebel (a)                                                           VP
   Sherrie N. Rutherford (a)                                                    VP
   Steven E. Schrader (a)                                                       VP
   James L. Stanley (a)                                                         VP
   John P. Steffen (a)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   William F. Tyndall (a)                                                       VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Timothy J. Verhagen (a)                                                      VP
   Arturo Vivar (v)                                                             VP
   Patricia K. Walker (a)                                                       VP
   P. Craig Weida (a)                                                           VP
   James H. Willis (a)                                                          VP
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Ronald J. Brothers (b)                                                       AS
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CG&E

   James E. Rogers (a)                                                          D, CB, CEO
   R. Foster Duncan (a)                                                         D, EVP, CFO
   James L. Turner (a)                                                          D, VP
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   Michael J. Cyrus (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Jerome A. Vennemann (a)                                                      VP, GC, S
   J. Joseph Hale, Jr. (a)                                                      VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy Power Investments, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bernard F. Roberts (a)                                                       VP, C
   Joseph W. Toussaint (a)                                                      VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   CPI Allowance Management, LLC

   James E. Rogers (a)                                                          BM
   Michael J. Cyrus (a)                                                         BM, P
   R. Foster Duncan (a)                                                         BM, EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S, GC
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CPI Investments, LLC

   James E. Rogers (a)                                                          BM
   R. Foster Duncan (a)                                                         BM
   Andrew Panaccione (aaaa)                                                     BM
   Michael G. Morgan (aaaa)                                                     P
   Jerome A. Vennemann (a)                                                      S

   ULH&P

   James E. Rogers (a)                                                          D, CB, CEO
   R. Foster Duncan (a)                                                         D, EVP, CFO
   James L. Turner (a)                                                          D, VP
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   Michael J. Cyrus (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   J. Joseph Hale, Jr. (a)                                                      VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Tri-State Improvement Company

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   James L. Turner (a)                                                          D
   Gregory C. Ficke (a)                                                         P
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Kimberly S. Carlson (a)                                                      AC

   Lawrenceburg

   James E. Rogers (a)                                                          D, CB, CEO
   Vincent E. Andres (a)                                                        D
   Bernard L. Huff (a)                                                          D
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   J. Joseph Hale, Jr. (a)                                                      VP
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         EVP, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   William J. Grealis (a)                                                       EVP
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Bernard F. Roberts (a)                                                       VP, C
   Ronald R. Reising (a)                                                        VP
   James L. Turner (a)                                                          VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Ronald J. Brothers (b)                                                       AS
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Miami Power Corporation

   James E. Rogers (a)                                                          D, CB, CEO
   Vincent E. Andres (a)                                                        D
   Bernard L. Huff (a)                                                          D
   Gregory C. Ficke (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   Michael J. Cyrus (a)                                                         EVP
   R. Foster Duncan (a)                                                         EVP, CFO
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   J. Joseph Hale, Jr. (a)                                                      VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   James L. Turner (a)                                                          VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Ronald J. Brothers (b)                                                       AS
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   KO Transmission

   James E. Rogers (a)                                                          D, CB, CEO
   R. Foster Duncan (a)                                                         D, EVP, CFO
   James L. Turner (a)                                                          D, VP
   Gregory C. Ficke (a)                                                         P
   Michael J. Cyrus (a)                                                         EVP
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton III (a)                                                  EVP, CAO
   J. Joseph Hale, Jr. (a)                                                      VP
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Wendy L. Aumiller (a)                                                        T
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   PSI

   James E. Rogers (a)                                                          D, CB, CEO
   Michael G. Browning (d)                                                      D
   Michael J. Cyrus (a)                                                         EVP
   Douglas F. Esamann (d)                                                       D, P
   R. Foster Duncan (a)                                                         EVP, CFO
   William J. Grealis (a)                                                       EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Frederick J. Newton, III (a)                                                 EVP, CAO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   J. Joseph Hale, Jr. (a)                                                      VP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   James L. Turner (a)                                                          VP
   Jerome A. Vennemann (a)                                                      VP, GC, AS
   Julie S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Ronald J. Brothers (b)                                                       AS
   John B. Scheidler (b)                                                        AS

   South Construction Company, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CEO
   Douglas F. Esamann (d)                                                       D, P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS
   John B. Scheidler (b)                                                        AS

   Investments

   James E. Rogers (a)                                                          D, CB, P, CEO
   Michael J. Cyrus (a)                                                         D, EVP
   R. Foster Duncan (a)                                                         D, EVP, CFO
   William J. Grealis (a)                                                       D
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy-Cadence, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   William J. Grealis (a)                                                       D
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cadence Network

   Donald B. Ingle, Jr. (a)                                                     D
   Janice B. Case (sss)                                                         D
   Jeff Lieberman (rrr)                                                         D
   Glenn Osmond (ttt)                                                           D
   Doug Jaeger (uuu)                                                            D
   Madeleine Ludlow (e)                                                         D, P, CEO
   Jeffrey Hart (e)                                                             CIO
   Peter McKnight (e)                                                           VP, C

   Capital & Trading

   James E. Rogers (a)                                                          D, CB, CEO
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Douglas C. Taylor (a)                                                        VP
   Joseph W. Toussaint (a)                                                      VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Brownsville Power I, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      COO, CFO, VP
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Julie S. Janson (a)                                                          AS
   Wendy L. Aumiller (a)                                                        T

   Caledonia Power I, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      COO, CFO, VP
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       C, VP
   Jerome A. Vennemann (a)                                                      S, VP
   Julie S. Janson (a)                                                          AS
   Wendy L. Aumiller (a)                                                        T

   CinCap-Chippewa, LLC

   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       C, VP
   Jerome A. Vennemann (a)                                                      S, VP
   Julie S. Janson (a)                                                          AS
   Wendy L. Aumiller (a)                                                        T

   CinCap-Martinsville, LLC

   Michael J. Cyrus (a)                                                         P
   Wendy L. Aumiller (a)                                                        T
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Bernard F. Roberts (a)                                                       C, VP
   Jerome A. Vennemann (a)                                                      S, VP
   Julie S. Janson (a)                                                          AS

   CinCap-Oraville, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Bernard F. Roberts (a)                                                       C, VP
   Jerome A. Vennemann (a)                                                      S, VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   CinCap IV, LLC

   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CinCap V, LLC

   James E. Rogers (a)                                                          BM
   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CinCap VIII

   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CinCap VII, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   Jerome A. Vennemann (a)                                                      VP, S
   Bernard F. Roberts (a)                                                       VP, C
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   CinCap Madison, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CinCap IX, LLC

   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CinCap X, LLC

   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CinPower I, LLC

   James E. Rogers (a)                                                          CM
   Michael J. Cyrus (a)                                                         P
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy Canada, Inc.

   Michael J. Cyrus (a)                                                         D, P
   Clifford D. Johnson (iii)                                                    D
   Randall F. Bevis (v)                                                         VP, GC, AS
   John S. Daly (v)                                                             VP
   R. Foster Duncan (a)                                                         VP
   L.D. Hollingsworth (v)                                                       VP
   Robert C. McCarthy (a)                                                       EVP, CRO
   Douglas N. Schantz (v)                                                       VP
   Thomas K. Strickland (v)                                                     VP
   Bruce A. Sukaly (v)                                                          VP
   Joseph W. Toussaint (a)                                                      EVP
   M. Stephen Harkness (a)                                                      VP, CFO, COO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC

   Cinergy Limited Holdings, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   Joseph W. Toussaint (a)                                                      EVP
   Bruce A. Sukaly (v)                                                          SVP
   John S. Daly (v)                                                             VP
   Douglas N. Schantz (v)                                                       VP
   M. Stephen Harkness (a)                                                      VP, CFO
   Randall F. Bevis (v)                                                         VP, GC, AS
   Robert C. McCarthy (a)                                                       VP, CRO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Douglas C. Taylor (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   Marketing & Trading

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   Joseph W. Toussaint (a)                                                      EVP
   Bruce A. Sukaly (v)                                                          SVP
   John S. Daly (v)                                                             VP
   Douglas N. Schantz (v)                                                       VP
   M. Stephen Harkness (a)                                                      VP, CFO
   Randall F. Bevis (v)                                                         VP, GC, AS
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Douglas C. Taylor (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Thomas K. Strickland (v)                                                     VP

   Ohio River Valley Propane, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP, CFO
   Joseph W. Toussaint (a)                                                      EVP
   Randall F. Bevis (v)                                                         VP, GC, AS
   John S. Daly (v)                                                             VP
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Douglas N. Schantz (v)                                                       VP
   Bruce A. Sukaly (v)                                                          SVP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Thomas K. Strickland (v)                                                     VP
   Douglas C. Taylor (a)                                                        VP

   Cinergy General Holdings, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   Joseph W. Toussaint (a)                                                      EVP
   Bruce A. Sukaly (v)                                                          SVP
   John S. Daly (v)                                                             VP
   Douglas N. Schantz (v)                                                       VP
   M. Stephen Harkness (a)                                                      VP, CFO
   Randall F. Bevis (v)                                                         VP, GC, AS
   Robert C. McCarthy (a)                                                       VP, CRO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Douglas C. Taylor (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   Cinergy Retail Power Limited, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP
   Joseph W. Toussaint (a)                                                      VP
   Douglas N. Schantz (v)                                                       VP
   Bruce A. Sukaly (v)                                                          VP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Robert C. McCarthy (a)                                                       VP, CRO
   Douglas C. Taylor (a)                                                        VP
   Jerome A. Vennemann (a)                                                      VP, S
   Bernard F. Roberts (a)                                                       VP, C
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS
   Wendy L. Aumiller (a)                                                        T

   Cinergy Retail Power, L.P.

   Cinergy Retail Power, L.P. management is controlled by Cinergy Retail Power General, Inc.  Refer to
   Cinergy Retail Power General, Inc. for a list of officers and directors.

   Cinergy Retail Power General, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Joseph W. Toussaint (a)                                                      VP
   Douglas N. Schantz (v)                                                       VP
   Bruce A. Sukaly (v)                                                          VP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Robert C. McCarthy (a)                                                       VP, CRO
   Douglas C. Taylor (a)                                                        VP
   Jerome A. Vennemann (a)                                                      VP, S
   Bernard F. Roberts (a)                                                       VP, C
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS
   Wendy L. Aumiller (a)                                                        T

   CinFuel Resources, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Douglas C. Taylor (a)                                                        VP
   Joseph W. Toussaint (a)                                                      VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   LH1, LLC

   James E. Rogers (a)                                                          BM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   M. Stephen Harkness (a)                                                      CEO
   James R. Lance (a)                                                           CFO, C
   Jerome A. Vennemann (a)                                                      S
   Barry E. Pulskamp (a)                                                        COO

   Oak Mountain Products, LLC

   James E. Rogers (a)                                                          BM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   M. Stephen Harkness (a)                                                      CEO
   James R. Lance (a)                                                           CFO, C
   Barry E. Pulskamp (a)                                                        COO

   Cinergy Transportation, LLC

   Michael J. Cyrus (a)                                                         P
   Randall F. Bevis (v)                                                         VP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   R. Foster Duncan (a)                                                         EVP
   Robert C. McCarthy (a)                                                       VP
   Joseph W. Toussaint (a)                                                      VP
   Rodney W. Husk (a)                                                           VP
   Barry E. Pulskamp (a)                                                        VP
   John J. Roebel (a)                                                           VP
   Bruce A. Sukaly (v)                                                          VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   SYNCAP II, LLC

   Michael J. Cyrus (a)                                                         P
   Robert C. McCarthy (a)                                                       VP
   J. Thomas Mason (a)                                                          VP
   Daniel L. Rimstidt (a)                                                       VP
   Bernard F. Roberts (a)                                                       C
   Wendy L. Aumiller (a)                                                        T
   Jerome A. Vennemann (a)                                                      S
   Douglas C. Taylor (a)                                                        AS

   Cinergy Telecommunications Holding Company, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Michael J. Cyrus (a)                                                         D
   Felicia A. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Q-Comm Corporation

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D, P
   John C. Greenbank (qqq)                                                      D, EVP
   Cole Hawks (ppp)                                                             S
   Donald B. Ingle, Jr. (a)                                                     D
   Brian Stallman (a)                                                           D
   Lohn Weber (ppp)                                                             VP, CFO, T
   Allen Walbert III (ppp)                                                      VP

   QCC, Inc.

   Albert E. Cinelli (ppp)                                                      D, P
   John P. Cinelli (qqq)                                                        D
   Tom Shearer (ppp)                                                            D, EVP
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Robert A. Bye (ppp)                                                          S

   Cinergy Communications Company

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D, P
   Lohn H. Weber (ppp)                                                          D, CFO, VP, T
   Pat Heck (qqq)                                                               VP
   Marc Rouleau (qqq)                                                           VP
   John Johnson (qqq)                                                           VP
   Allen Walbert III (ppp)                                                      VP
   Robert A. Bye (ppp)                                                          VP, S

   Kentucky Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D, P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Cole Hawks (ppp)                                                             S, EVP

   KDL Holdings, LLC

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D, P
   John C. Greenbank (qqq)                                                      D
   Evelyn Echerarria (hhh)                                                      D
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Robert A. Bye (ppp)                                                          S

   Cinergy Telecommunication Networks - Indiana, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D, P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Cole Hawks (ppp)                                                             S

   Cinergy Telecommunication Networks - Ohio, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D, P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Cole Hawks (ppp)                                                             S

   Indianapolis Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Lexington Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Louisville Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Cincinnati Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Chattanooga Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Knoxville Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Memphis Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Nashville Data Link, Inc.

   Albert E. Cinelli (ppp)                                                      D
   John P. Cinelli (qqq)                                                        D
   John C. Greenbank (qqq)                                                      D
   Jim Collins (qqq)                                                            P
   Lohn H. Weber (ppp)                                                          CFO, VP, T
   Allen Walbert III (ppp)                                                      VP
   Anthony J. Candelario (ppp)                                                  S

   Lattice Communications, LLC

   Felicia A. Ferguson (a)                                                      D
   Donald B. Ingle, Jr. (a)                                                     D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

   LB Tower Company, LLC

   R. Dean Meiszer (vvv)                                                        P, CEO
   Stephen E. Kaufmann (vvv)                                                    CFO, AS
   Mark C. Bissinger (www)                                                      S
   Lattice Communications, LLC (vvv)                                            MM

   Cinergy Engineering, Inc.

   Russell K. Campbell (a)                                                      D
   James E. Rogers (a)                                                          D
   John C. Procario (a)                                                         D
   Barry E. Pulskamp (a)                                                        D
   John J. Roebel (a)                                                           D
   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       C
   Wendy L. Aumiller (a)                                                        T
   Jerome A. Vennemann (a)                                                      S

   Cinergy-Centrus, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       D
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy-Centrus Communications, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       D
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Solutions Holding

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   3036243 Nova Scotia Company

   Michael J. Cyrus (a)                                                         D, P
   Leland D. Smith III (a)                                                      D
   Jerome A. Vennemann (a)                                                      D, S
   Ronald R. Reising (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T

   Cinergy Solutions Limited Partnership

   Cinergy Solutions Limited Partnership management is controlled by 1388368 Ontario Inc.  Refer to
   1388368 Ontario Inc. for a list of officers and directors.

   1388368 Ontario Inc.

   David M. Armstrong (a)                                                       D
   Michael J. Cyrus (a)                                                         D

   Vestar, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP
   Michael J. Cyrus (a)                                                         D, CEO
   Leland D. Smith (a)                                                          P
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Anna M. Allen (a)                                                            CFO
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   Vestar Limited

   David M. Armstrong (a)                                                       D
   Michael J. Cyrus (a)                                                         D
   Leland D. Smith (a)                                                          P, CEO
   R. Foster Duncan (a)                                                         VP
   Jerome A. Vennemann (a)                                                      S
   Anna M. Allen (a)                                                            CFO
   Wendy L. Aumiller (a)                                                        T

   Keen Rose Technology Group Limited

   David M. Armstrong (a)                                                       D
   Michael J. Cyrus (a)                                                         D
   Leland D. Smith (a)                                                          P, CEO
   R. Foster Duncan (a)                                                         VP
   Jerome A. Vennemann (a)                                                      S
   Anna M. Allen (a)                                                            CFO
   Wendy L. Aumiller (a)                                                        T

   Optimira Controls, Inc.

   Jeffrey Volkers (a)                                                          D, P
   David M. Armstrong (a)                                                       D
   Michael J. Cyrus (a)                                                         D
   Leland D. Smith (a)                                                          CEO
   R. Foster Duncan (a)                                                         VP
   Jerome A. Vennemann (a)                                                      S
   Anna M. Allen (a)                                                            CFO
   Wendy L. Aumiller (a)                                                        ACT

   Cinergy EPCOM

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Ronald J. Brothers (b)                                                       AS
   Julie S. Janson (a)                                                          AS

   Cinergy EPCOM College Park, LLC

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Ronald J. Brothers (b)                                                       AS
   Julie S. Janson (a)                                                          AS

   Solutions

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, CEO
   R. Foster Duncan (a)                                                         D, EVP
   M. Stephen Harkness (a)                                                      P, COO
   Charles M. O'Donnell (a)                                                     VP
   Donna L. Robichaud (a)                                                       VP
   Allan S. Sears (a)                                                           VP
   Jeremiah J. Sullivan (b)                                                     VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS
   Ronald J. Brothers (b)                                                       AS

   BSPE Holdings, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Powell (jjjj)                                                       AR
   Kevin Casey (s)                                                              AR

   BSPE Limited, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Powell (jjjj)                                                       AR
   Kevin Casey (s)                                                              AR

   BSPE, L.P.

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Powell (jjjj)                                                       AR
   Kevin Casey (s)                                                              AR

   BSPE General, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Powell (jjjj)                                                       AR
   Kevin Casey (s)                                                              AR

   Cinergy Energy Solutions, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, CEO
   R. Foster Duncan (a)                                                         D, EVP
   Donald R. Snider (a)                                                         P, COO
   Charles M. O'Donnell (a)                                                     VP
   Donna L. Robichaud (a)                                                       VP
   Allan S. Sears (a)                                                           VP
   Jeremiah J. Sullivan (b)                                                     VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Ronald J. Brothers (b)                                                       AS
   Julie J. Janson (a)                                                          AS

   U.S. Energy Biogas Corporation

   Goran Mornhed (hhhh)                                                         D, CB
   Frank Fitzgerald (f)                                                         D, T
   Henry Schneider (hhhh)                                                       D
   Barbara Farr (hhhh)                                                          D, S
   Richard J. Augustine (hhhh)                                                  P
   Mary Lou Kachnowski (hhhh)                                                   AS
   Steve Laliberty (kk)                                                         VP
   Howard Nevins (jj)                                                           CEO
   Donald R. Snider (a)                                                         D, VP

   Biogas Financial Corporation

   Richard J. Augustine (hhhh)                                                  D, P
   Howard Nevins (jj)                                                           D
   Donald R. Snider (a)                                                         D
   Steve Laliberty (kk)                                                         VP
   Frank Fitzgerald (f)                                                         T
   Barbara Farr (hhhh)                                                          S
   Mary Lou Kachnowski (hhhh)                                                   AS

   ZFC Energy Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Power Generation (Suffolk), Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Suffolk Energy Partners, L.P.

   Suffolk Energy Partners, L.P. is general partner managed and has no officers or directors.

   Suffolk Biogas, Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Lafayette Energy Partners, L.P.

   Lafayette Energy Partners, L.P. is general partner managed and has no officers or directors.

   Taylor Energy Partners, L.P.

   Taylor Energy Partners, L.P. is general partner managed and has no officers or directors.

   Resources Generating Systems, Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Illinois Electrical Generation Partners, L.P.

   Illinois Electrical Partners, L.P. is general partner managed and has no officers or directors.

   Avon Energy Partners, L.L.C.

   Avon Energy Partners, L.L.C. is manager-managed and has no officers or directors.

   Zapco Illinois Energy, Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Devonshire Power Partners, L.L.C.

   Devonshire Power Partners, L.L.C. is manager-managed and has no officers or directors.

   Riverside Resources Recovery, L.L.C.

   Riverside Resources Recovery, L.L.C. is manager-managed and has no officers or directors.

   Illinois Electrical Generation Partners II L.P.

   Ilinois Electrical Generation Partners II L.P. is general partner managed and has no officers or directors.

   BMC Energy, LLC

   BMC Energy, L.L.C. is manager-managed and has no officers or directors.

   Brookhaven Energy Partners, LLC

   Brookhaven Energy Partners, LLC is manager-managed and has no officers or directors.

   Countryside Genco, L.L.C.

   Countryside Genco, L.L.C. is manager-managed and has no officers or directors.

   Morris Genco, L.L.C.

   Morris Genco, L.L.C. is manager-managed and has no officers or directors.

   Brickyard Energy Partners, LLC

   Brickyard Energy Partners, LLC is manager-managed and has no officers or directors.

   Dixon/Lee Energy Partners, LLC

   Dixon/Lee Energy Partners, LLC is manager-managed and has no officers or directors.

   Roxanna Resource Recovery, L.L.C.

   Roxanna Resource Recovery, L.L.C. is manager-managed and has no officers or directors.

   Streator Energy Partners, LLC

   Streator Energy Partners, LLC is manager-managed and has no officers or directors.

   Upper Rock Energy Partners, LLC

   Upper Rock Energy Partners, LLC is manager-managed and has no officers or directors.

   Hoffman Road Energy Partners, LLC

   Hoffman Road Energy Partners, LLC is manager-managed and has no officers or directors.

   Barre Energy Partners, L.P.

   Barre Energy Partners, L.P. is general partner managed and has no officers or directors.

   Biomass New Jersey, L.L.C.

   Biomass New Jersey, L.L.C. is manager-managed and has no officers or directors.

   Brown County Energy Associates, LLC

   Brown County Energy Associates, LLC is manager-managed and has no officers or directors.

   Burlington Energy, Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Cape May Energy Associates, L.P.

   Cape May Energy Associates, L.P. is general partner managed and has no officers or directors.

   Dunbarton Energy Partners, Limited Partnership

   Dunbarton Energy Partners, Limited Partnership is general partner managed and has no officers or directors.

   Garland Energy Development, LLC

   Garland Energy Development, LLC is manager-managed and has no officers or directors.

   Oceanside Energy Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Onondaga Energy Partners, L.P.

   Onondaga Energy Partners, L.P. is general partner managed and has no officers or directors.

   Oyster Bay Energy Partners, L.P.

   Oyster Bay Energy Partners, L.P. is general partner managed and has no officers or directors.

   Smithtown Energy Partners, L.P.

   Smithtown Energy Partners, L.P. is general partner managed and has no officers or directors.

   Springfield Energy Associates, Limited Partnership

   Springfield Energy Associates, Limited Partnership is general partner managed and has no officers or directors.

   Suffolk Transmission Partners, L.P.

   Suffolk Transmission Partners, L.P. is general partner managed and has no officers or directors.

   Tucson Energy Partners LP

   Tucson Energy Partners LP is general partner managed and has no officers or directors.

   Zapco Broome Nanticoke Corp.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Zapco Development Corporation

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Zapco Energy Tactics Corporation

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Zapco Readville Cogeneration, Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   ZFC Royalty Partners, A Connecticut Limited Partnership

   ZFC Royalty Partners, A Connecticut Limited Partnership is general partner managed and has no officers or directors.

   ZMG, Inc.

   Refer to Biogas Financial Corporation for a list of officers and directors.

   Cinergy GASCO Solutions, LLC

   Michael J. Cyrus (a)                                                         CEO
   M. Stephen Harkness (a)                                                      P, COO
   R. Foster Duncan (a)                                                         EVP, CFO
   Charles M. O'Donnell (a)                                                     VP
   Donna L. Robichaud (a)                                                       VP
   Allan S. Sears (a)                                                           VP
   Jeremiah J. Sullivan (b)                                                     VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Ronald J. Brothers (b)                                                       AS
   Julie S. Janson (a)                                                          AS

   Countryside Landfill Gasco., L.L.C.

   Countryside Landfill Gasco., L.L.C. is manager-managed and has no officers or directors.

   Morris Gasco, L.L.C.

   Morris Gasco, L.L.C. is manager-managed and has no officers or directors.

   Brown County Landfill Gas Associates, L.P.

   Brown County Landfill Gas Associates, L.P. is general partner managed and has no officers or directors.

   Cinergy Solutions of Boca Raton, LLC

   Michael J. Cyrus (a)                                                         CEO
   M. Stephen Harkness (a)                                                      P, COO
   R. Foster Duncan (a)                                                         EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jeremiah J. Sullivan (b)                                                     VP
   Raymond J. McCaffrey (o)                                                     VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy Solutions Operating Services of Lansing, LLC

   Donald R. Snider (a)                                                         P, COO
   Drew Rankin (a)                                                              VP
   Jerome A. Vennemann (a)                                                      S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   Cinergy Solutions Operating Services of Shreveport, LLC

   Donald R. Snider (a)                                                         P, COO
   David A. Ledonne (s)                                                         VP
   Jerome A. Vennemann (a)                                                      S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   Cinergy Solutions Operating Services of Oklahoma, LLC

   Donald R. Snider (a)                                                         P, COO
   David A. Ledonne (s)                                                         VP
   Jerome A. Vennemann (a)                                                      S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS

   Cinergy Solutions of Philadelphia, LLC

   Michael J. Cyrus (a)                                                         CEO
   M. Stephen Harkness (a)                                                      P, COO
   R. Foster Duncan (a)                                                         EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jeremiah J. Sullivan (b)                                                     VP
   Raymond J. McCaffrey (o)                                                     VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy Solutions Partners, LLC

   Cinergy Solutions Partners is member-managed and does not have officers.  It is managed by Cinergy
   Solutions, Inc.  Refer to Cinergy Solutions, Inc. for a list of officers and directors.

   CST Limited, LLC

   Michael J. Cyrus (a)                                                         CEO
   Donald R. Snider (a)                                                         P, COO
   R. Foster Duncan (a)                                                         EVP, CFO
   G. Roger Daniel (a)                                                          VP
   Bernard F. Roberts (a)                                                       VP, C
   David A. Ledonne (s)                                                         VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CST Green Power, L.P.

   CST Green Power, L.P. management is controlled by CST General, LLC.  Refer to CST General, LLC for a
   list of officers and directors.

   Green Power Holdings, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   Green Power Limited, LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   South Houston Green Power, L.P.

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   Green Power G.P., LLC

   M. Stephen Harkness (a)                                                      AR
   G. Roger Daniel (a)                                                          AR
   David A. Ledonne (s)                                                         AR
   Kevin Casey (v)                                                              AR
   Stephen J. Ridlington (jjjj)                                                 AR
   Mervyn S. Wright (jjjj)                                                      AR

   CST General, LLC

   Michael J. Cyrus (a)                                                         CEO
   Donald R. Snider (a)                                                         VP, COO
   R. Foster Duncan (a)                                                         EVP, CFO
   G. Roger Daniel (a)                                                          VP
   Timothy B. Ferguson (a)                                                      VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   David A. Ledonne (s)                                                         VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CSGP of Southeast Texas, LLC

   Michael J. Cyrus (a)                                                         CEO
   Barry E. Pulskamp (a)                                                        P, COO
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, CFO
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP, C
   G. Roger Daniel (a)                                                          VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CSGP Limited, LLC

   Michael J. Cyrus (a)                                                         CEO
   R. Foster Duncan (a)                                                         EVP
   M. Stephen Harkness (a)                                                      VP, CFO
   Barry E. Pulskamp (a)                                                        P, COO
   G. Roger Daniel (a)                                                          VP
   David A. Ledonne (s)                                                         VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Bernard F. Roberts (a)                                                       VP, C
   Kimberly S. Carlson (a)                                                      AC

   CSGP Services, L.P.

   CSGP Services, L.P. management is controlled by CSGP General, LLC.  Refer to CSGP General, LLC for a
   list of officers and directors.

   CSGP General, LLC

   Michael J. Cyrus (a)                                                         CEO, P
   R. Foster Duncan (a)                                                         EVP
   Donald R. Snider (a)                                                         VP, COO, CFO
   David A. Ledonne (s)                                                         VP
   Bernard F. Roberts (a)                                                       VP, C
   G. Roger Daniel (a)                                                          VP
   Timothy B. Ferguson (a)                                                      VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Lansing Grand River Utilities, LLC

   M. Stephen Harkness (a)                                                      P, COO
   Michael J. Cyrus (a)                                                         CEO
   R. Foster Duncan (a)                                                         EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jeremiah J. Sullivan (b)                                                     VP
   Jerome A. Vennemann (a)                                                      VP, S
   Raymond J. McCaffrey (o)                                                     VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Oklahoma Arcadian Utilities, LLC

   M. Stephen Harkness (a)                                                      CM
   John T. Lucey, Jr. (aaa)                                                     VCM
   Charles M. O'Donnell (a)                                                     BM
   Dennis A. Faust (aaa)                                                        BM
   Chibby Alloway (aaa)                                                         BM
   Wilfrid Petrie (ccc)                                                         BM
   Julie S. Janson (a)                                                          S
   Wendy L. Aumiller (a)                                                        T
   James J. Howard (nn)                                                         VP

   Shreveport Red River Utilities, LLC

   M. Stephen Harkness (a)                                                      BM
   John T. Lucey, Jr. (aaa)                                                     BM, VP
   Charles M. O'Donnell (a)                                                     BM, VP
   Dennis A. Faust (aaa)                                                        BM
   Robert W. Dohoney (aaa)                                                      BM
   Donald R. Snider (a)                                                         BM, P
   Charles Beacom (qq)                                                          VP
   Jerome A. Vennemann (a)                                                      S
   Julie S. Janson (a)                                                          AS
   Timothy R. Dunne (w)                                                         AS
   Wendy L. Aumiller (a)                                                        T

   Cinergy Solutions of Tuscola, Inc.

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Douglas F. Esamann (d)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Wendy L. Aumiller (a)                                                        T
   Jerome A. Vennemann (a)                                                      VP, S
   Julie S. Janson (a)                                                          AS
   Kimberly S. Carlson (a)                                                      AC

   Delta Township Utilities, LLC

   Donald R. Snider (a)                                                         VCM, P, CEO
   Werner E. Schattner (w)                                                      CM, EVP, COO
   M. Stephen Harkness (a)                                                      BM
   James E. Rogers (a)                                                          BM
   Michael J. Cyrus (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachael W. Kilpatrick (w)                                                    BM
   Charles M. O'Donnell (a)                                                     VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Energy Equipment Leasing LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Dennis Haines (w)                                                            AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Timothy B. Ferguson (a)                                                      P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Ashtabula LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, VP, AS
   Rachel W. Kilpatrick (w)                                                     BM, VP, T
   Donald R. Snider (a)                                                         P, CEO
   Kevin L. Hooker (a)                                                          VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Baltimore LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Charles L. Abbott (bbb)                                                      VP
   Donald R. Snider (a)                                                         P, CEO
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S
   Michelle Adams (bbb)                                                         AT
   Wendy L. Aumiller (a)                                                        AT
   Bruce McCormick (bbb)                                                        AT

   Trigen-Cinergy Solutions of Boca Raton, LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Kurt Vatsvog (a)                                                             VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Cincinnati LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Kevin A. Bright (a)                                                          VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of College Park, LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS, VP
   Rachel W. Kilpatrick (w)                                                     BM, T, VP
   Charles L. Abbott (bbb)                                                      VP
   Donald R. Snider (a)                                                         P, CEO
   Bruce McCormick (bbb)                                                        AT
   Michelle Adams (bbb)                                                         AT
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S
   David Seitzinger (pp)                                                        VP

   Trigen-Cinergy Solutions of Lansing LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen/Cinergy - USFOS of Lansing LLC

   Jerome A. Vennemann (a)                                                      S
   John T. Lucey, Jr. (aaa)                                                     COO
   Charles M. O'Donnell (a)                                                     VP
   Don Morgan (r)                                                               VP
   Donald R. Snider (a)                                                         CEO

   Trigen-Cinergy Solutions of Orlando LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Craig M. Conner (a)                                                          VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Owings Mills LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Charles L. Abbott (bbb)                                                      VP
   Donald R. Snider (a)                                                         P, CEO
   Bruce McCormick (bbb)                                                        AT
   Michele Adams (bbb)                                                          AT
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC

   Werner E. Schattner (w)                                                      CM,EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Charles L. Abbott (bbb)                                                      VP
   Donald R. Snider (a)                                                         P, CEO
   Bruce McCormick (bbb)                                                        AT
   Michele Adams (bbb)                                                          AT
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Rochester LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   James E. Rogers (a)                                                          VCM
   Rachel W. Kilpatrick (w)                                                     BM, T
   Timothy R. Dunne (w)                                                         BM, AS
   Donald R. Snider (a)                                                         P, CEO
   Robert C. Hochstetler (c)                                                    VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of Silver Grove LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Eric Sears (a)                                                               VP
   Kevin A. Bright (a)                                                          VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of San Diego LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of the Southeast LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Trigen-Cinergy Solutions of St. Paul LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S
   David Seitzinger (w)                                                         VP

   Environmental Wood Supply, LLC

   John D. Taylor (iiii)                                                        BG
   Donald R. Snider (a)                                                         BG
   Market Street Energy Company, LLC (iiii)                                     ME
   Trigen-Cinergy Solutions of St. Paul LLC (a)                                 ME

   St. Paul Cogeneration LLC

   John D. Taylor (iiii)                                                        BG
   Donald R. Snider (a)                                                         BG
   Market Street Energy Company, LLC (iiii)                                     ME
   Trigen-Cinergy Solutions of St. Paul LLC (a)                                 ME

   Trigen-Cinergy Solutions of Tuscola, LLC

   Werner E. Schattner (w)                                                      CM, EVP, COO
   James E. Rogers (a)                                                          VCM
   Michael J. Cyrus (a)                                                         BM
   R. Foster Duncan (a)                                                         BM
   Timothy R. Dunne (w)                                                         BM, AS
   Rachel W. Kilpatrick (w)                                                     BM, T
   Donald R. Snider (a)                                                         P, CEO
   Scott A. Abramson (t)                                                        VP
   Wendy L. Aumiller (a)                                                        AT
   Julie S. Janson (a)                                                          AS
   Jerome A. Vennemann (a)                                                      S

   Cinergy Supply Network, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       D
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Reliant

   Carl Chapman (xxx)                                                           VCM
   Michelle Davis (uu)                                                          BM
   Felicia A. Ferguson (a)                                                      CM
   Donald B. Ingle, Jr. (a)                                                     BM
   Richard Lynch (xxx)                                                          BM
   Eric Robeson (xxx)                                                           BM
   Dale R. Miller (zzz)                                                         P
   Douglas S. Banning, Jr. (zzz)                                                VP, CFO, AS
   Jerome A. Vennemann (a)                                                      S
   Julie S. Janson (a)                                                          AS

   MP Acquisitions Corp., Inc.

   Dale R. Miller (zzz)                                                         D, P
   Douglas S. Banning, Jr. (zzz)                                                D, VP, T, S

   Miller Pipeline

   Dale R. Miller (zzz)                                                         CB, CEO
   Douglas S. Banning, Jr. (zzz)                                                D, EVP, CFO, S
   David D. Watters (zzz)                                                       P, COO
   Kevin G. Miller (zzz)                                                        SVP
   Mark R. Wallbom (zzz)                                                        SVP
   Jeff Sheffield (zzz)                                                         C

   Fiber Link, LLC

   Reliant Services, LLC (vvv)                                                  M

   Technology

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, P
   William J. Grealis (a)                                                       D
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Global Resources

   James E. Rogers (a)                                                          D, CEO
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   David L. Wozny (a)                                                           D, VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Hugh C. Hamilton (x)                                                         AS
   Julie S. Janson (a)                                                          AS
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S

   Cinergy UK, Inc.

   James E. Rogers (a)                                                          D, CEO
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   David L. Wozny (a)                                                           VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Global Power

   James E. Rogers (a)                                                          D, CEO
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   David L. Wozny (a)                                                           D, VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Edward M. Timmins (x)                                                        VP
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   CGP Global Greece Holdings, SA

   Gerassimos Petros Antonios Michael Contomichalos (x)                         D
   Derek J. Spencer (oo)                                                        D
   David L. Wozny (a)                                                           D

   Attiki Denmark ApS

   John Bryant (x)                                                              D
   David L. Wozny (a)                                                           D
   Charles J. Winger (a)                                                        D
   Poul Lund Christensen (hh)                                                   D
   Lars Erik Clausen (hh)                                                       D
   Michael Jorgensen (hh)                                                       D
   Erik Klingert (hh)                                                           D

   Attiki Gas Supply Company SA

   Christos Fyrogenis (eee)                                                     CB
   John Bryant (x)                                                              D
   Gerassimos Petros Antonios Michael Contomichalos (x)                         D
   Eleni Vassiliadou (lll)                                                      D
   Aristidis Vakirlis (eee)                                                     D
   Theodoros Terzopoulos (eee)                                                  D
   Georgios Mastorakos (eee)                                                    D

   Cinergy Global Chandler Holding, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   John Bryant (x)                                                              D, P
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Cinergy Global Chandler I, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   John Bryant (x)                                                              D, P
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Chandler Wind Partners, LLC

   David L. Wozny (a)                                                           M
   Bradley C. Arnett (a)                                                        M

   Cinergy Global Ely, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   John Bryant (x)                                                              D, P
   David L. Wozny (a)                                                           D, VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   EPR Ely Power Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Albert M. Harrison (x)                                                       D
   Malcolm D. Chilton (tt)                                                      D
   David A. McDonald (tt)                                                       D
   David A. Mason (x)                                                           AD
   Charles M. McInnes (tt)                                                      S

   EPR Ely Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Malcolm D. Chilton (tt)                                                      D
   Albert M. Harrison (x)                                                       D
   David A. McDonald (tt)                                                       D
   David A. Mason (x)                                                           AD
   Charles M. McInnes (tt)                                                      S

   Ely Power Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Albert M. Harrison (x)                                                       D
   Malcolm D. Chilton (tt)                                                      D
   David A. McDonald (tt)                                                       D
   David A. Mason (x)                                                           AD
   Charles M. McInnes (tt)                                                      S

   Anglian Straw Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Albert M. Harrison (x)                                                       D
   Malcolm D. Chilton (tt)                                                      D
   David A. McDonald (tt)                                                       D
   David A. Mason (x)                                                           AD
   Charles M. McInnes (tt)                                                      S

   Anglian Ash Limited

   Paul Anthony (x)                                                             D
   John Bryant (x)                                                              D
   Albert M. Harrison (x)                                                       D
   Malcolm D. Chilton (tt)                                                      D
   David A. McDonald (x)                                                        D
   John F. Hewson (tt)                                                          D
   David A. Mason (x)                                                           AD
   Charles M. McInnes (tt)                                                      S

   Cinergy Global Foote Creek, Inc.

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   David L. Wozny (a)                                                           VP
   Jerome A. Vennemann (a)                                                      VP, S
   Hugh C. Hamilton (x)                                                         AS
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC

   Foote Creek III, LLC

   Joanne L. Siddell (yyy)                                                      BM
   Jeffrey D. Finan (yyy)                                                       BM

   Cinergy Global Foote Creek II, Inc.

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   David L. Wozny (a)                                                           VP
   Kimberly S. Carlson (a)                                                      AC

   Foote Creek II, LLC

   Joanne L. Siddell (yyy)                                                      BM
   Jeffrey D. Finan (yyy)                                                       BM

   Cinergy Global Foote Creek IV, Inc.

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A.Vennemann (a)                                                       VP, S
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Foote Creek IV, LLC

   Joanne L. Siddell (yyy)                                                      BM
   Jeffrey D. Finan (yyy)                                                       BM
   David L. Wozny (a)                                                           BM
   Bradley C. Arnett (a)                                                        BM

   Cinergy Global Peetz Table I, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   John Bryant (x)                                                              D, P
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Ridge Crest

   Bradley C. Arnett (a)                                                        M
   David L. Wozny (a)                                                           M

   Cinergy Global Power Services Limited

   John Bryant (x)                                                              D
   Hugh C. Hamilton (x)                                                         D, S

   Cinergy Global Power (UK) Limited

   Hugh C. Hamilton (x)                                                         D, S
   John Bryant (x)                                                              D
   James E. Rogers (a)                                                          D
   David L. Wozny (a)                                                           D

   Cinergy Global Trading Limited

   John Bryant (x)                                                              D
   Peter F. Webster (x)                                                         D
   Gerassimos Petros Antonios Michael Contomichalos (x)                         D

   Commercial Electricity Supplies Limited

   Edwyn C. Cumberland (x)                                                      D
   John Bryant (x)                                                              D
   Peter F. Webster (x)                                                         D
   Julia Lees (x)                                                               D
   Hugh C. Hamilton (x)                                                         S

   Cinergy Renewable Trading Limited

   John Bryant (x)                                                              D
   Christopher P. Vanezis (x)                                                   D
   Hugh C. Hamilton (x)                                                         D, S
   Martin Alder (x)                                                             D
   Peter F. Webster (x)                                                         D

   UK Electric Power Limited

   John Bryant (x)                                                              D
   Peter F. Webster (x)                                                         D
   Julia Lees (x)                                                               D
   Edwyn C. Cumberland (x)                                                      D
   Hugh C. Hamilton (x)                                                         S

   Cinergy Global Power Iberia, S.A.

   John Bryant (x)                                                              D
   Derek J. Spencer (oo)                                                        D
   Francisco Raussell Solari (oo)                                               D

   Cinergy Global San Gorgonio, Inc.

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   David L. Wozny (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Global Holdings

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   David L. Wozny (a)                                                           D, VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Hugh C. Hamilton (x)                                                         AS
   Kimberly S. Carlson (a)                                                      AC

   Holdings B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD

   Cinergy Zambia B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD

   Copperbelt

   Christopher Balm (dd)                                                        D
   Robert W. Cooke (x)                                                          D
   Paul Johnson (ww)                                                            D
   Gary G. Loop (jjj)                                                           D
   John Lowen (dd)                                                              D
   Charles Milupi (dd)                                                          D
   John Patterson (dd)                                                          D
   Douglas J. Schulte (a)                                                       D
   Austin C.J. Sichinga (vv)                                                    D
   Zik Zekko (dd)                                                               D
   Robert Hull (dd)                                                             AD
   John K. Kaite (dd)                                                           AD
   William S. Musama (dd)                                                       AD
   John Bryant (x)                                                              AD
   Julia Christine Zula Chaila (dd)                                             S

   Cinergy Turbines B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD

   Hydro B.V

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD

   Cinergy 1 B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD

   Cinergy Global Resources 1 B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD

   Teplarny

   Josef Gaba (y)                                                               CB
   Jaroslav Kulhanek (dddd)                                                     VCB
   Jan Vanecek (y)                                                              MB

   Cinergy Global Polska Sp. Z o.o.

   Petr Moravec (ee)                                                            MB

   Cinergy Global Resources 1 Sp. Z o.o.

   Petr Moravec (ee)                                                            MB

   Cinergy Global Resources a.s.

   Jan Vanecek (y)                                                              CB
   Josef Gaba (y)                                                               MB

   Cinergetika

   Jaroslav Kulhanek (dddd)                                                     VCB
   Josef Gaba (y)                                                               CB
   Jan Vanecek (y)                                                              MB

   Energy Customer Services, s.r.o.

   This company is in liquidation and the officers have been displaced by the liquidator.

   Cinergy 2 B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Daelman-Geerdink (ii)                                           MD

   Baghabari I B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   ABN Amro Trust Company (Nederland) BV (ii)                                   MD

   Baghabari Power Company Limited

   John G. Hides (rr)                                                           D, S
   Peter L. Tipper (x)                                                          D

   Baghabari II B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   ABN Amro Trust Company (Nederland) BV (ii)                                   MD

   Cinergy South Africa Investments 1 B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   Andreas Laurentius Maria Floris (ii)                                         MD
   Robertus Hendrikus Lukas de Groot (ii)                                       MD
   Ursula Maria Geerdink (ii)                                                   MD

   Egoli Gas (Proprietary) Limited

   Maurice Radebe (ff)                                                          D
   Robert W. Cooke (x)                                                          D, AD
   Douglas J. Schulte (a)                                                       D, AD
   Quintus Jacobus Joubert (ff)                                                 D
   Shocket Ally Khan (ff)                                                       AD
   Ian Wallace Wilson (ff)                                                      S, PO

   Cinergy Global 4 B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   ABN Amro Trust Company (Nederland) BV (ii)                                   MD

   Cinergy Global 5 B.V.

   John Bryant (x)                                                              MD
   David L. Wozny (a)                                                           MD
   ABN Amro Trust Company (Nederland) BV (ii)                                   MD

   Cinergy Global (Cayman) Holdings, Inc.

   James E. Rogers (a)                                                          CB, D
   John Bryant (x)                                                              MD, D
   Jerome A. Vennemann (a)                                                      D, AS
   David L. Wozny (a)                                                           D, AC
   Hugh C. Hamilton (x)                                                         S
   Wendy L. Aumiller (a)                                                        T

   Cinergy Global Hydrocarbons Pakistan

   James E. Rogers (a)                                                          CB, D
   John Bryant (x)                                                              MD, D
   Jerome A. Vennemann (a)                                                      D, AS
   David L. Wozny (a)                                                           D, AC
   Hugh C. Hamilton (x)                                                         S
   Wendy L. Aumiller (a)                                                        T

   Cinergy Global Tsavo Power

   James E. Rogers (a)                                                          D, CB
   John Bryant (x)                                                              D, MD
   Charles J. Winger (a)                                                        D
   Jerome A. Vennemann (a)                                                      D, AS
   David L. Wozny (a)                                                           D, AC
   Hugh C. Hamilton (x)                                                         S

   IPS-Cinergy Power Limited

   John Bryant (x)                                                              CB
   Robert W. Cooke (x)                                                          D
   Lutaf Kassam (gg)                                                            D
   Nizar Juma (gg)                                                              D
   Francis O. Okello (gg)                                                       S

   Tsavo Power Company Limited

   John Bryant (x)                                                              D
   Nizar Juma (gg)                                                              CB
   Paul Kunert (gg)                                                             D
   Michael Turner (xx)                                                          D
   Paul Cole (x)                                                                AD
   Torbjorn Caesar (xx)                                                         AD
   Kevin Kariuki (gg)                                                           AD
   Karl-Erik Westo (zz)                                                         D
   Robert W. Cooke (x)                                                          D
   Lutaf Kassam (gg)                                                            D
   Francis O. Okello (gg)                                                       S

   Cinergy MPI V, Inc.

   James E. Rogers (a)                                                          D, CB
   John Bryant (x)                                                              D, MD
   David L. Wozny (a)                                                           D, AC
   Hugh C. Hamilton (x)                                                         S
   Wendy L. Aumiller (a)                                                        T
   Jerome A. Vennemann (a)                                                      AS

   Cinergy Global One, Inc.

   James E. Rogers (a)                                                          D
   John Bryant (x)                                                              D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   David L. Wozny (a)                                                           D, VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Kimberly S. Carlson (a)                                                      AC

   CZECHPOL ENERGY spol, s.r.o.

   Petr Moravec (ee)                                                            E
   Jan Vanecek (y)                                                              E

   Moravia Energo

   Bohuslav Bernatek (gggg)                                                     CB
   Oldrich Masny (ffff)                                                         VCB
   Miloslav Kuzela (gggg)                                                       MB
   Edvard Molin (gggg)                                                          MB
   Tomas Chrenek (gggg)                                                         VCS
   Jiri Cienciala (gggg)                                                        CSB
   Frantisek Heczko (mmm)                                                       MB
   Radim Fiala (nnn)                                                            MS

   eVent Resources Overseas I, LLC

   James E. Rogers (a)                                                          P, CEO
   R. Foster Duncan (a)                                                         VP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Lance A. Bakrow (m)                                                          VP
   Jerome A. Vennemann (a)                                                      S
   Robert Davis (m)                                                             VP
   Wendy L. Aumiller (a)                                                        T

   Midlands Hydrocarbons (Bangladesh) Limited

   John Bryant (x)                                                              D
   Hugh C. Hamilton (x)                                                         D, S

   Powermid No. 1

   Hugh C. Hamilton (x)                                                         D, S
   Christopher P. Vanezis (x)                                                   D

   Cinergy Global Power Africa (Proprietary) Limited

   David L. Wozny (a)                                                           D
   Ian W. Wilson (ff)                                                           S, PO

   CinTec

   James E. Rogers (a)                                                          P, CEO, SM
   R. Foster Duncan (a)                                                         EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S

   CinTec I LLC

   James E. Rogers (a)                                                          P, CEO, SM
   R. Foster Duncan (a)                                                         EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Bernard F. Roberts (a)                                                       C
   Jerome A. Vennemann (a)                                                      S

   eVent Resources I LLC

   James E. Rogers (a)                                                          D, P, CEO
   Lance A. Bakrow (m)                                                          D, VP
   Michael J. Cyrus (a)                                                         D
   Robert Davies (m)                                                            D, VP
   William J. Grealis (a)                                                       D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S
   Wendy L. Aumiller (a)                                                        T

   eVent Resources Holdings LLC

   James E. Rogers (a)                                                          P, CEO
   Robert Davies (m)                                                            VP
   Lance A. Bakrow (m)                                                          VP
   R. Foster Duncan (a)                                                         EVP, CFO
   Wendy L. Aumiller (a)                                                        T
   Bernard F. Roberts (a)                                                       C
   Jerome A. Vennemann (a)                                                      S

   Cinergy Technologies

   James E. Rogers (a)                                                          D
   William J. Grealis (a)                                                       D
   R. Foster Duncan (a)                                                         D, P
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   P. Craig Weida (a)                                                           VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Ventures

   R. Foster Duncan (a)                                                         P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   CES International

   Kevin J. Kushman (a)                                                         D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

   Pentech Solutions, Inc.

   Kevin J. Kushman (a)                                                         D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

   IZOIC, Incorporated

   David A. Mulder (a)                                                          D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

   Kreiss Johnson Technologies, Inc.

   Alexander W. Pardo (a)                                                       D
   David A. Mulder (a)                                                          D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

   Cinergy Ventures II, LLC

   R. Foster Duncan (a)                                                         P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Catalytic Solutions, Inc.

   Kevin J. Kushman (a)                                                         D
   Brian K. Stallman (a)                                                        D

   Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

   Cinergy e-Supply

   R. Foster Duncan (a)                                                         P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   P. Craig Weida (a)                                                           VP
   Wendy L. Aumiller (a)                                                        T
   Julie S. Janson (a)                                                          AS
   Kimberly S. Carlson (a)                                                      AC

   Cinergy One

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   James L Turner (a)                                                           D, P
   Todd W. Arnold (a)                                                           VP
   Russell K. Campbell (a)                                                      VP
   John C. Procario (a)                                                         VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy Two, Inc.

   James E. Rogers (a)                                                          D
   R. Foster Duncan (a)                                                         D, EVP, CFO
   James L. Turner (a)                                                          D, P
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       C
   Jerome A. Vennemann (a)                                                      S
   Wendy L. Aumiller (a)                                                        T

   Wholesale Energy

   James E. Rogers (a)                                                          D
   Michael J. Cyrus (a)                                                         D, P
   R. Foster Duncan (a)                                                         D, EVP, CFO
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Wendy L. Aumiller (a)                                                        T
   M. Stephen Harkness (a)                                                      VP
   Douglas F. Esamann (d)                                                       VP
   Robert C. McCarthy (a)                                                       VP
   Bernard F. Roberts (a)                                                       VP, C
   Joseph W. Toussaint (a)                                                      VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Generation Services

   Michael J. Cyrus (a)                                                         P
   R. Foster Duncan (a)                                                         EVP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   M. Stephen Harkness (a)                                                      VP, COO, CFO
   Rodney W. Husk (a)                                                           VP
   Robert C. McCarthy (a)                                                       VP
   Barry E. Pulskamp (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   John J. Roebel (a)                                                           VP
   Joseph W. Toussaint (a)                                                      VP
   Jerome A. Vennemann (a)                                                      VP, GC, S
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

   Cinergy Origination & Trade, LLC

   R. Foster Duncan (a)                                                         EVP, CFO
   Michael J. Cyrus (a)                                                         P
   Robert C. McCarthy (a)                                                       VP
   Joseph W. Toussaint (a)                                                      VP
   Marc E. Manly (a)                                                            EVP, CLO
   Theodore R. Murphy II (a)                                                    SVP, CRO
   Frederick J. Newton III (a)                                                  EVP, CAO
   Ronald R. Reising (a)                                                        VP
   Bernard F. Roberts (a)                                                       VP, C
   Jerome A. Vennemann (a)                                                      VP, S, GC
   Wendy L. Aumiller (a)                                                        T
   Kimberly S. Carlson (a)                                                      AC
   Julie S. Janson (a)                                                          AS

Address codes:

      (a)         139 East Fourth Street, Cincinnati, Ohio 45202
      (b)         1000 East Main Street, Plainfield, Indiana 46168
      (c)         3400 Ridge Rd. W., Suite 5337, Rochester, NY  14626-3495
      (d)         251 North Illinois Street, Suite 1604, Indianapolis, Indiana 46204
      (e)         105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
      (f)         1 North Lexington Avenue, 6th Floor, White Plains, New York 10601
      (h)         One Riverfront Place, Newport, Kentucky 41071
      (j)         250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
      (k)         P.O. Box 145496, Cincinnati, Ohio 45250-5496
      (l)         10 Magazine Street, Spt. 611, Cambridge, Massachusetts 02138
      (m)         140 Greenwich Avenue, Greenwich, Connecticut 06830
      (n)         312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
      (o)         2000 Constitution Avenue, Philadelphia, Pennsylvania 19112
      (r)         3105 South Martin Luther King Boulevard #164, Lansing, Michigan 48910
      (s)         2401 Fifth Avenue South Power 4, Texas City, Texas 77590
      (t)         625 East U.S. Highway 36, Tuscola, Illinois 61953
      (u)         1735 K Street, N.W., Washington, D.C. 20006-1500
      (v)         616 F.M. 1960 West, Suite 900, Houston, Texas 77090
      (w)         1177 West Loop South, Suite 900, Houston, Texas 77027
      (x)         The Pavillion, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire CV37 OUU
      (y)         Karlova 48, 110 00 Praha 1, Czech Republic
     (dd)         23rd Avenue, P.O. 20819, Nkana East Kitwe, Zambia
     (ee)         U1 Melgiewska, 7-9, 20-952, Lublin, Poland
     (ff)         9th Floor Fedsure Towers, 13 Fredman Drive, Sandton 2146, South Africa
     (gg)         P.O. Box 30500, Nairobi, Kenya
     (hh)         Parken, Oster Alle 42, 6th Floor, DK-2100 Copenhagen O, Denmark
     (ii)         Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands
     (jj)         5722 Prospect Drive, Newburgh, Indiana 47629
     (kk)         1420 D. Chruch Street, Bohemia, New York 11716
     (nn)         P.O. Box 15219, Del City, Oklahoma 73155-5219
     (oo)         Paseo de la Castellana 23, Madrid 28046, Spain
     (pp)         Room 1300 Service Building 003, College Park, MD 20742
     (qq)         7602 GM Blvd, Shreveport, LA 71129
     (rr)         Sanarc Complex, 76 Shaheed Tajuddinn Ahmed Sarani, Dhaka 1208, Bangladesh
     (tt)         Renewables House, 330 Bristol Business Park, Coldharbour Lane, Bristol, BS16 1EJ
     (uu)         2655 Central Avenue, Columbus, Indiana 47201
     (vv)         Mulungushi House, 2nd Floor, Independence Avenue, P.O. Box 50288, Lusaka, Zambia
     (ww)         National Grid House, Kirby Corner Road, Coventry, CV48JY
     (xx)         P.O. Box 43233-00100, Nairobi, Kenya
     (zz)         Pitkakapu 20, Jarvikatu 2-4, P.O. Box 244 65101 Vaasa, Finland Suite 100
     (aaa)        600 Clubhouse Drive, Pittsburgh, Pennsylvania 15108
     (bbb)        One North Charles Street, Baltimore, Maryland 21201
     (ccc)        3 Barker Street, White Plains, New York 10601
     (eee)        2 Orfeos and Persefonis Street, 118 54 Athens, Greece
     (hhh)        6525 Morrison Blvd., Ste. 318, Charlotte, NC  47710
     (iii)        421 7th Avenue S.W., Suite 3300, Calgary, Alberta T2P4K9
     (jjj)        3 Mimosa Lane, Nkana East, Kitwe, Zambia
     (lll)        Shell Centre, London, SE1 7NA
     (mmm)        Bystrice 1221, Postal Code 73995, Czech Republic
     (nnn)        Frydek-Mistek, Zamecke nam. 49, Postal Code 73801, Czech Republic
     (ppp)        8829 Bond Street, Overland Park, Kansas 66214
     (qqq)        1419 West Lloyd Expressway, Suite 100, Evansville, Indiana 47710
     (rrr)        680 Fifth Avenue, 8th Floor, New York, New York 10022
     (sss)        205 Palm Island, N.W., Clearwater, Florida 33767
     (ttt)        410 South Wilmington Street, 18th Floor, Raleigh, North Carolina 27601
     (uuu)        414 Nicollet Mall RS4, Minneapolis, Minnesota 55401
     (vvv)        441 Vine Street, Suite 3900, Cincinnati, Ohio 45202
     (www)        1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202
     (xxx)        20 N.W. Fourth Street, Evansville, Indiana 47708
     (yyy)        1630 North Meridian Street, Indianapolis, Indiana 46202
     (zzz)        8850 Crawfordsville Road, Indianapolis, Indiana 46234
    (aaaa)        103 Foulk Road, Suite 200, Wilmington, Delaware 19809
    (dddd)        T. Balti 1970, 702 02 Zlin, Czech Republic
    (ffff)        Praha 1, Opletalova 1525/39, Post Code 11323, Czech Republic
    (gggg)        Trinec-stare mesto, Prumyslova 1018, post code 73965, Czech Republic
    (hhhh)        40 Tower Lane, Avon, Connecticut 06001
    (iiii)        444 Cedar Street, Suite 1020, St. Paul, Minnesota 55101
    (jjjj)        501 Westlake Park Boulevard, P.O. Box 3092, Houston, Texas 77253

Positions are indicated by the following symbols:

   AC       Assistant Comptroller
   ACT      Acting Treasurer
   AD       Alternate Director
   AR       Authorized Representative
   AS       Assistant Secretary
   AT       Assistant Treasurer
   BG       Board of Governors
   BM       Member of the Board of Managers
   C        Comptroller
   CAO      Chief Administrative Officer
   CB       Chairman of the Board of Directors
   CEO      Chief Executive Officer
   CFO      Chief Financial Officer
   CIO      Chief Information Officer
   CLO      Chief Legal Officer
   CM       Chairman of the Board of Managers
   COO      Chief Operating Officer
   CRO      Chief Risk Officer
   CSB      Chairman of Supervisory Board
   D        Director
   EVP      Executive Vice President
   GC       General Counsel
   IM       Independent Manager
   M        Manager
   MB       Member of the Board of Directors
   MD       Managing Director
   ME       Member
   MM       Member-Manager
   MS       Member of the Supervisory Board/Council
   P        President
   PO       Public Officer
   S        Secretary
   SM       Sole Member
   SVP      Senior Vice President
   T        Treasurer
   VCB      Vice Chairman of the Board of Directors
   VCM      Vice Chairman of the Board of Managers
   VCS      Vice Chairman of the Board of Supervisors
   VP       Vice President
   VS       Vice Secretary

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2002

PART II

 Name of Officer or    Name and Location of      Position Held in        Applicable
    Director          Financial Institution   Financial Institution   Exemption Rule
    --------          ---------------------   ---------------------   --------------

Phillip R. Cox       The Federal Reserve Bank      Director                70(h)
                     of Cleveland
                     Cleveland, Ohio

Thomas E. Petry      U.S. Bancorp                  Director                70(a)
                     Minneapolis, Minnesota
                     U.S. Bank National
                     Association                   Director                70(a)
                     Minneapolis, Minnesota

James E. Rogers      Fifth Third Bancorp           Director                70(a),(c)
                     Cincinnati, Ohio                                        (e),(f)
                     The Fifth Third Bank          Director                70(a),(c)
                     Cincinnati, Ohio                                        (e),(f)

John J. Schiff, Jr.  Fifth Third Bancorp           Director                70(a)
                     Cincinnati, Ohio
                     The Fifth Third Bank          Director                70(a)
                     Cincinnati, Ohio

Dudley S. Taft       Fifth Third Bancorp           Director                70(a)
                     Cincinnati, Ohio
                     The Fifth Third Bank          Director                70(a)
                     Cincinnati, Ohio

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2002

PART III

(a) and (e) Directors' and Executive Officers' Compensation and Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and their participation in bonus and profit-sharing and other benefits, see the disclosures made in the:

Cinergy Corp. 2003 Proxy Statement (Proxy Statement*) for Cinergy including Investments, Global Resources, CinTec, Cinergy Technologies, Wholesale Energy, Services, CG&E, and Cinergy Receivables Company LLC.

2003 PSI Information Statement (Information Statement*) for PSI and its subsidiary.

(b) Directors' and Executive Officers' Interests in Securities of System Companies

For information concerning interests in system companies, see the disclosures made in the:

Proxy Statement for Cinergy, including Investments, Global Resources, CinTec, Cinergy Technologies, Wholesale Energy, Services, and Cinergy Receivables Company LLC.

*2002 Form 10-K, page 208 for CG&E and its subsidiaries.

Information Statement for PSI and its subsidiary.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning contracts and transactions with system companies, see the disclosures made in the:

Proxy Statement for Cinergy, including Investments, Global Resources, CinTec, Cinergy Technologies, Wholesale Energy, Services, CG&E, and Cinergy Receivables Company LLC.

Information Statement for PSI and its subsidiary.

(d) Indebtedness of Directors or Executive Officers to System Companies

None

(f) Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Cinergy and its domestic direct and indirect subsidiaries are incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of such company's articles of incorporation, charters, By-laws, or regulations identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

* See Exhibit A for incorporation by reference.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

1. Payments to any political party, candidate for public office or holder of such office, or any committee or agent therefor:

      Name of
      Company             Name of Recipient or Beneficiary                 Purpose           Amount
      -------             --------------------------------                 -------           ------

       CG&E          Indiana State Republican Party                      Contribution           5,669
                     Republican National Party                           Contribution          18,895
                                                                                             --------

                     Subtotal                                                                $ 24,564

Marketing & Trading  Indiana State Republican Party                      Contribution           3,680
                     Republican National Party                           Contribution          12,265
                                                                                             --------

                     Subtotal                                                                $ 15,945

        PSI (1)      Indiana State Republican Party                      Contribution           5,652
                     Richard G. Lugar Series                             Contribution           7,500
                     Republican National Party                           Contribution          18,840
                                                                                             --------

                     Subtotal                                                                $ 31,992

    Cinergy (1)      Democratic Congressional Campaign                   Contribution           5,000
                     Democratic Senatorial Campaign                      Contribution          10,000
                     Richard H. Finan Tribute Committee                  Contribution           2,500
                     Indiana Republican Party                            Contribution           2,500
                     Richard G. Lugar Series                             Contribution           7,500
                     National Governors Association - Indiana    2003 Annual Meeting Expense   25,000
                     National Republican Congressional Campaign          Contribution          10,000
                     National Republican Senatorial Campaign             Contribution          20,000
                     Republican Governors Association                    Contribution           7,500
                     Republican Party of Kentucky Building Fund          Contribution          10,000
                     Taft Bradley Inaugural Committee                    Contribution          10,000
                                                                                             --------

                     Subtotal                                                                $110,000

                     Total                                                                   $182,501
                                                                                             ========
(1)	Cinergy and PSI have established separate segregated funds or political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS (Continued)

2.     Payments to any citizen’s group, or public relations council, and the purpose of each payment.

       Name of
       Company            Name of Recipient or Beneficiary               Purpose                 Amount
       -------            --------------------------------               -------                 ------

         CG&E            Air & Waste Management Association           Dues, fees, support       $   11,500
                         Alliance Associates Program                  Dues, fees, support           11,500
                         American Gas Association                     Dues, fees, support           78,707
                         Edison Electric Institute                    Dues, fees, support          279,843
                         Electric Power Research Institute            Dues, fees, support          144,005
                         Lobbying Expense Reimbursement               Dues, fees, support           29,564
                         National Association of Manufacturers        Dues, fees, support           32,910
                         Ohio Gas Association                         Dues, fees, support           12,101
                         Technology Network                           Dues, fees, support           15,116
                         Less than $10,000 - 29 beneficiaries         Dues, fees, support           68,726
                                                                                                ----------
                               Subtotal                                                         $  683,972

     Lawrenceburg        Less than $10,000 - 1 beneficiary            Dues, fees, support       $    4,105

        ULH&P            American Gas Association                     Dues, fees, support           34,772
                         Northern Kentucky Chamber of Commerce        Dues, fees, support           10,237
                         Less than $10,000 - 16 beneficiaries         Dues, fees, support           15,325
                                                                                                ----------
                               Subtotal                                                         $   60,334

         PSI             Air & Waste Management Association           Dues, fees, support       $   13,500
                         Alliance Associates Program                  Dues, fees, support           13,500
                         Central Indiana Corporate                    Dues, fees, support           38,550
                         Edison Electric Institute                    Dues, fees, support          332,163
                         Electric Power Research Institute            Dues, fees, support          169,049
                         Hamilton County Alliance                     Dues, fees, support           10,000
                         Hendricks County Economic Development        Dues, fees, support           15,000
                         Indiana Chamber of Commerce                  Dues, fees, support           27,690
                         Indianapolis Chamber of Commerce             Dues, fees, support           11,025
                         Indiana Electric Association                 Dues, fees, support          299,269
                         Indiana Manufacturers Association            Dues, fees, support           13,560
                         Indianapolis Reg. Econ. Dev. Partnership     Dues, fees, support           40,000
                         Johnson County Dev. Council                  Dues, fees, support           10,000
                         National Association of Manufacturers        Dues, fees, support           39,063
                         Technology Network                           Dues, fees, support           15,072
                         The Indy Partnership                         Dues, fees, support           40,000
                         Less than $10,000 - 138 beneficiaries        Dues, fees, support          203,632
                                                                                                ----------
                               Subtotal                                                         $1,291,073

 Generation Services     Edison Electric Institute                    Dues, fees, support          381,764
                         Less than $10,000 - 5 beneficiaries          Dues, fees, support            4,600
                                                                                                ----------
                               Subtotal                                                         $  386,364

Brownsville Power I LLC  Less than $10,000 - 1 beneficiary            Dues, fees, support       $      250

 Marketing & Trading     Edison Electric Institute                    Dues, fees, support          141,882
                         National Association of Manufacturers        Dues, fees, support           16,685
                         Less than $10,000 - 3 beneficiaries          Dues, fees, support           17,760
                                                                                                ----------
                               Subtotal                                                         $  176,327

    Cinergy              Indiana Environmental Institute              Dues, fees, support           12,000
                         Informed Citizens of Ohio                    Dues, fees, support           20,000
                         Less than $10,000 - 14 beneficiaries         Dues, fees, support           24,516
                                                                                                ----------
                               Subtotal                                                         $   56,516

                         Total                                                                  $2,658,941
                                                                                                ==========

ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS

Part I

                                            Serving                     Receiving
             Transaction                    Company                      Company                       Compensation
             -----------                    -------                      -------                       ------------
                                                                                                      (in thousands)

Construction, gas transmission and
administrative and general services (1)     CG&E                     KO Transmission                      $    369

Construction, gas transmission and
administrative and general services (1)     ULH&P                    KO Transmission                            32

Line locating, meter reading, and
underground construction services (2)       Reliant                  CG&E                                    2,379

Line locating, meter reading, and
underground construction services (2)       Reliant                  PSI                                     5,560

Line locating, meter reading, and
underground construction services (2)       Reliant                  ULH&P                                     148

Operations and maintenance services (2)     Generation Services      CG&E                                  103,897

Operations and maintenance services (2)     Generation Services      PSI                                    57,983

Maintenance services (2)                    Miller Pipeline          CG&E                                    8,850

Maintenance services (2)                    Miller Pipeline          PSI                                       725

Engineering and construction services (2)   CG&E                     Cinergy EPCOM                             144

Engineering and construction services (2)   PSI                      Cinergy EPCOM                              14

Engineering and construction services (2)   ULH&P                    Cinergy EPCOM                              16

Installation and maintenance services (2)   CG&E                     Cinergy One                             1,950

Installation and maintenance services (2)   PSI                      Cinergy One                               942

Installation and maintenance services (2)   ULH&P                    Cinergy One                                32

Maintenance services (2)                    PSI                      Cinergy Solutions of Tuscola, Inc.         28

Engineering and construction services (2)   CG&E                     Solutions                                  21

Installation and maintenance services (2)   CG&E                     Technology                                  1

Operations and maintenance services (2)     PSI                      Generation Services                       292

Engineering and construction services (2)   PSI                      Solutions                                   6

Maintenance services (2)                    PSI                      Cinergy EPCOM College Park, LLC             3

Inventory services (2)                      PSI                      Marketing and Trading                       6

Construction and administrative and
general services (1)                        CG&E                     Tri State Improvement Company              16

Installation services (2)                   CG&E                     Ventures                                   38

Operations and maintenance services         Generation Services      Capital and Trading                       371

Operations and maintenance services         Generation Services      Solutions                               1,692

Operations and maintenance services         Generation Services      CSGP of Southeast Texas, LLC            1,599

Operations and maintenance services         Generation Services      Cinergy Solutions of Philadelphia, LLC    428

Operations and maintenance services         Generation Services      Vestar, Inc.                              141

Operations and maintenance services         Generation Services      Cinergy Solutions of Tuscola, Inc.        488
(1) Pursuant to Rel. No. 35-26146, dated October 21, 1994.
(2)     Pursuant to service agreements approved in File No. 70-9449 (see HCAR No. 27016, May 4, 1999,
exhibits B-1, B-2, and B-3) which remained in effect as of December 31, 2002.

Part II

None

Part III

None

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I

The following information shows the required information for Cinergy’s investment in exempt wholesale generators (EWG) and foreign utility companies (FUCO) as of December 31, 2002:

(a)      Company name, location, business address, description and interest held by each system company;
(b)      Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c)      Debt to equity ratio and earnings;
(d)      Contracts for service, sales or construction with affiliates.

(a)	EWG Subsidiaries
          Company                            Location                     Business Address                  Company Description             Interest Held
          -------                            --------                     ----------------                  -------------------             -------------

Brownsville Power I, LLC               Haywood County, Tennessee     139 East Fourth Street          Brownsville Power I, LLC is a                 1/
                                                                     Cincinnati, Ohio 45201          480-megawatt (MW) natural gas-fired
                                                                                                     generation facility.

Caledonia Power I, LLC                 Lowndes County, Mississippi   139 East Fourth Street          Caledonia Power I, LLC is a 550-MW            1/
                                                                     Cincinnati, Ohio 45201          natural gas-fired generation facility.

CinCap VII, LLC                        Henry County, Indiana         139 East Fourth Street          CinCap VII, LLC is a 129-MW natural           1/
                                                                     Cincinnati, Ohio 45201          gas-fired generation facility.

CinCap Madison, LLC                    Butler County, Ohio           139 East Fourth Street          CinCap Madison, LLC is a 680-MW               1/
                                                                     Cincinnati, Ohio 45201          natural gas-fired generation facility.

Chandler Wind Partners, LLC            Chandler, Minnesota           Corporation Trust Center        Chandler Wind Partners, LLC is a wind         1/
                                                                     1209 Orange Street              farm with an electric generating
                                                                     Wilmington, Delaware 19801      capacity of 2 MW.

Foote Creek III, LLC                   Laramie, Wyoming              Corporation Trust Center        Foote Creek III, LLC is a wind farm           1/
                                                                     1209 Orange Street              with an electric generating capacity
                                                                     Wilmington, Delaware 19801      of 25 MW.

Foote Creek II, LLC                    Laramie, Wyoming              Corporation Trust Center        Foote Creek II, LLC is a wind farm            1/
                                                                     1209 Orange Street              with an electric generating capacity
                                                                     Wilmington, Delaware 19801      of 2 MW.

Foote Creek IV, LLC                    Laramie, Wyoming              Corporation Trust Center        Foote Creek IV, LLC is a wind farm            1/
                                                                     1209 Orange Street              with an electric generating capacity
                                                                     Wilmington, Delaware 19801      of 17 MW.

Ridge Crest                            Peetz, Colorado               Corporation Trust Center        Ridge Crest is a wind farm with an            1/
                                                                     1209 Orange Street              electric generating capacity of 30 MW.
                                                                     Wilmington, Delaware 19801
(a)	FUCO Subsidiaries
          Company                            Location                     Business Address                  Company Description             Interest Held
          -------                            --------                     ----------------                  -------------------             -------------

Global Power                           Wilmington, Delaware          139 East Fourth Street          Global Power is Cinergy's                     1/
                                                                     25 Atrium II                    international energy project
                                                                     Cincinnati, Ohio 45202          development arm, which owns all of the
                                                                                                     equity of Cinergy Global Power
                                                                                                     Services Limited, through which it
                                                                                                     develops and acquires power projects
                                                                                                     around the globe.  Global Power acts
                                                                                                     as an "umbrella" EWG/FUCO Project
                                                                                                     Parent with respect to numerous
                                                                                                     existing, contemplated or potential
                                                                                                     investments in Exempt Projects.

Attiki Gas Supply Company SA           Athens, Greece                2 Orfeos and Persefonis Street  Attiki Gas Supply Company SA was              1/
                                                                     118 54 Athens                   formed to supply and sell natural gas
                                                                     Greece                          to consumers located within the
                                                                                                     geographical area of Attiki, which
                                                                                                     includes Athens.

Cinergy Global Ely, Inc.               Wilmington, Delaware          139 East Fourth Street          Cinergy Global Ely, Inc. is an                1/
                                                                     25 Atrium II                    EWG/FUCO Project Parent, which holds
                                                                     Cincinnati, Ohio 45202          an interest in one FUCO, EPR Ely
                                                                                                     Limited.

EPR Ely Limited                        Ely, United Kingdom           The Pavilion                    EPR Ely Limited is a 36-MW straw-fired        1/
                                                                     Ryon Hill Park                  power plant, which generates the
                                                                     Warwick Road                    electricity supplied to approximately
                                                                     Stratford-upon-Avon             65,000 homes in the United Kingdom.
                                                                     Warwickshire CV37 0UU
                                                                     United Kingdom

Cinergy Global Power Services Limited  Warwickshire, United          Cinergy House                   Cinergy Global Power Services Limited         1/
                                       Kingdom                       Ryon Hill Park                  pursues generation, transmission, and
                                                                     Warwick Road                    distribution opportunities throughout
                                                                     Stratford-upon-Avon             the world.  This entity is devoted to
                                                                     Warwickshire CV37 0UU           the project development of EWG and
                                                                     United Kingdom                  FUCO projects, but it is not, itself,
                                                                                                     a FUCO or an EWG.

Cinergy Global Power (UK) Limited      Redditch, Worcestershire,     Cinergy House                   Cinergy Global Power (UK) Limited owns        1/
                                       United Kingdom                Ryon Hill Park                  and operates a 29-MW gas turbine
                                                                     Warwick Road                    generator, which supplies wholesale
                                                                     Stratford-upon-Avon             electricity.
                                                                     Warwickshire CV37 0UU
                                                                     United Kingdom

Copperbelt                             Copperbelt Province,          Headquarters                    Copperbelt is a bulk electric                 1/
                                       Republic of Zambia            Stand No. 3614                  transmission and distribution system,
                                                                     23rd Avenue                     acquired under the privatization of
                                                                     P.O. Box 20819                  Zambia's mining industry.  Copperbelt
                                                                     Kitwe                           provides 4,500 gigawatt-hours (GWh),
                                                                     Zambia                          per annum, within the Copperbelt
                                                                                                     Province, with assets located in and
                                                                                                     around the city of Kitwe, in north
                                                                                                     central Zambia.

Cinergy Global Resources 1 B.V.        Amsterdam, The Netherlands    Strawinskylaan 3105             Cinergy Global Resources 1 B.V. is an         1/
                                                                     1077 ZX Amsterdam               EWG/FUCO Project Parent, which holds
                                                                     The Netherlands                 interests in two FUCO companies, and
                                                                                                     two companies that are devoted to the
                                                                                                     project development of EWG and FUCO
                                                                                                     projects but are not actually EWG or
                                                                                                     FUCO companies, themselves.  The four
                                                                                                     companies include:  Teplarny,
                                                                                                     Cinergetika, Cinergy Global Polska Sp.
                                                                                                     Z o.o. and Cinergy Global Resources
                                                                                                     a.s.

Teplarny                               Zlin, Czech Republic          Tr. T. Bati 1970                Teplarny is a combined heat power             1/
                                                                     762 02 Zlin                     plant, which includes five turbine
                                                                     Czech Republic                  generators that provide up to 48 MW of
                                                                                                     electricity.  In addition, 6
                                                                                                     coal-fired and 4 gas-fired boilers
                                                                                                     provide approximately 410 MW of
                                                                                                     thermal capacity.

Cinergy Global Polska Sp. Z o.o.       Warsaw, Poland                15 Jana Pawla II Street         Cinergy Global Polska Sp.                     1/
                                                                     00 828 Warsaw                   Z o.o. is devoted to the project
                                                                     Poland                          development of EWG and FUCO projects,
                                                                                                     but it is not, itself, a FUCO or an
                                                                                                     EWG.

Cinergy Global Resources a.s.          Praha 1, Czech Republic       Karlova 27                      Cinergy Global Resources a.s. is              1/
                                                                     110 00 Praha 1                  devoted to the project development of
                                                                     Czech Republic                  EWG and FUCO projects, but it is not,
                                                                                                     itself, a FUCO or an EWG.

Cinergetika                            Usti nad Labem, Czech         P.O. Box 14C                    Cinergetika is a combined heat and            1/
                                       Republic                      Zukovova 100                    power plant, which includes three
                                                                     400 30 Usti nad Labem           turbine generators providing up to 14
                                                                     Czech Republic                  MW of electricity and four coal-fired
                                                                                                     boilers providing approximately
                                                                                                     230 MW of thermal capacity.

Egoli Gas (Proprietary) Limited        Johannesburg, South Africa    Fedsure Towers                  Egoli Gas (Proprietary) Limited is a          1/
                                                                     13 Fredman Drive                gas distribution company that owns and
                                                                     Sandton 2146                    operates 1,300 kilometers of high- and
                                                                     South Africa                    low-pressure gas mains and gas storage
                                                                                                     facilities.  The company sells gas, at
                                                                                                     retail, to approximately 11,000
                                                                                                     customers.

Tsavo Power Company Limited            Port of Mombasa, Kenya        Nation Centre                   Tsavo Power Company Limited is a 74-MW        1/
                                                                     A Tower, 13th Floor             heavy fuel oil-fired power plant,
                                                                     Kimathi Street                  which is located near the Port of
                                                                     P.O. Box 10727                  Mombasa, Kenya's main seaport.
                                                                     00 100 Nairobi
                                                                     Kenya

Czechpol Energy spol, s.r.o.           Frydek-Mistek, Czech          Farni 23                        Czechpol Energy spol, s.r.o. engages          1/
                                       Republic                      73 801 Frydek-Mistek            in structured, cross-border power
                                                                     Czech Republic                  transactions.  The company sources
                                                                                                     fuel to power plants in Central and
                                                                                                     Eastern Europe, imports and exports
                                                                                                     power throughout numerous European
                                                                                                     countries and is active in the
                                                                                                     marketing and trading of physical
                                                                                                     energy products, including excess
                                                                                                     production from Cinergy's plants in
                                                                                                     the surrounding region.

        1/ Please refer to Item 1 to identify each system company that holds an interest in this company.

(b)	Cinergy’s capital investment amount at December 31, 2002, is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for this required information.

Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy’s debt recourse or other financial obligation for the FUCO/EWG subsidiaries listed above.

Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy guarantees of securities for the FUCO/EWG subsidiaries listed in the tables above.

No Cinergy subsidiaries that are not FUCOs or EWGs have transferred any assets to the above subsidiaries.

(c)	The subsidiary ratio of debt to common equity and yearly earnings at December 31, 2002 are being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for the required information.

(d)	Nonutility Service Agreement, as amended, among Cinergy, nonutility subsidiaries of Cinergy and Services (pursuant to Rel. No. 35-26662, dated 2/7/97). Pursuant to the agreement between Services and Cinergy’s domestic and foreign subsidiaries, Services allocated a proportional share of certain costs to Cinergy’s system companies, including its EWGs, foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy’s U-13-60 for the year ended December 31, 2002.

Services Agreements among the utility subsidiaries of Cinergy and the nonutility subsidiaries of Cinergy (other than any FUCO) dated May 14, 1999 (pursuant to Rel. No. 35-27016, dated 5/4/99). Cinergy’s utility subsidiaries and such nonutility subsidiaries are authorized to provide services to each other pursuant to such agreements. Services provided pursuant to these agreements are priced at fully allocated costs as defined by Rules 90 and 91 of the Public Utility Holding Company Act of 1935, as amended.

           Transaction                        Serving Company               Receiving Company             Compensation
           -----------                        ---------------               -----------------             ------------
                                                                                                         (in thousands)

Operations and maintenance services (1)       PSI                           CinCap VII, LLC                    $306

Operations and maintenance services (1)       CG&E                          CinCap Madison, LLC                  33

Operations and maintenance services           Generation Services           Brownsville Power I, LLC            573

Operations and maintenance services           Generation Services           Caledonia Power I, LLC              507

Operations and maintenance services           Generation Services           CinCap VII, LLC                     238

Operations and maintenance services           Generation Services           CinCap Madison, LLC                 701

    (1)        Pursuant to service agreements approved in File No. 70-9449 (see HCAR No. 27016, May 4, 1999, exhibits B-1, and B-2).

Part II

See “Exhibit G” section in “Item 10. Financial Statements and Exhibits” for the organizational chart information.

See “Exhibit H” section in “Item 10. Financial Statements and Exhibits” for the financial information.

Part III

Cinergy’s filing, pursuant to Rule 24 under the Public Utility Holding Company Act of 1935 and the Commission’s order dated June 23, 2000 (File No. 70-9577), reported a capital investment of $1,240,807 thousand ($959,627 thousand in EWGs and $281,180 thousand in FUCOs and FUCO-related subsidiaries) at December 31, 2002. The capital investment was calculated under the cost method.

The ratio of Cinergy’s capital investment in FUCOs and EWGs to its investment in domestic public utility subsidiary companies is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for this required information.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                     Previously Filed as
 Designation                             Nature of Exhibit                                         Exhibit to:
 -----------                             -----------------                                         -----------

     A-1        Annual Report of Cinergy on Form 10-K for the year ended December 31, 2002     File No. 1-11377

     A-2        2003 Proxy Statement for the year ended December 31, 2002                      File No. 1-11377

     A-3        Annual Report of CG&E on Form 10-K for the year ended December 31, 2002        File No. 1-01232

     A-4        Annual Report of PSI on Form 10-K for the year ended December 31, 2002         File No. 1-03543

     A-5        Annual Report of ULH&P on Form 10-K for the year ended December 31, 2002       File No. 2-07793

     A-6        2003 Information Statement of PSI for the year ended December 31, 2002         File No. 1-03543

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                  Nature of Exhibit                                        Exhibit to:
 -----------                                  -----------------                                        -----------

     B-1        Certificate of Incorporation of Cinergy, as amended May 10, 2001               Cinergy's March 31, 2001,
                                                                                               Form 10-Q, File No. 1-11377

     B-2        By-laws of Cinergy as amended December 14, 2000                                Cinergy's 2000 Form 10-K
                                                                                               File No. 1-11377

     B-3        Amended Articles of Incorporation of CG&E effective October 23, 1996           CG&E's September 30, 1996,
                                                                                               Form 10-Q, File No. 1-01232

     B-4        Regulations of CG&E as amended, adopted April 25, 1996                         CG&E's March 31, 1996,
                                                                                               Form 10-Q, File No. 1-01232

     B-5        Amended Articles of Consolidation of PSI as amended April 20, 1995             PSI's June 30, 1995
                                                                                               Form 10-Q, File No. 1-03543

     B-6        Amendment to Article D of the Amended Articles of Consolidation of PSI         PSI's 1997 Form 10-K
                effective July 10, 1997                                                        File No. 1-03543

     B-7        By-laws of PSI as amended December 17, 1996                                    PSI's March 31, 1997
                                                                                               Form 10-Q, File No. 1-03543

     B-8        Restated Articles of Incorporation of ULH&P made effective May 7, 1976         ULH&P's May 1976,
                                                                                               Form 8-K, File No. 2-07793

     B-9        By-laws of ULH&P as amended, adopted May 8, 1996                               ULH&P's March 31, 1996,
                                                                                               Form 10-Q, File No. 2-07793

     B-10       Amendment to Restated Articles of Incorporation of ULH&P  (Article Third) and  ULH&P's 1997 Form 10-K
                Amendment to the By-laws of ULH&P (Article 1), both effective July 24, 1997    File No. 2-07793

     B-11       By-laws of ULH&P as amended, adopted May 26, 1999                              Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-12       Certificate of Incorporation of Services                                       Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-13       By-laws of Services                                                            Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-14       Articles of Incorporation of Tri-State Improvement Company                     Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-15       Regulations of Tri-State Improvement Company as amended, adopted May 28, 1999  Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-16       Articles of Incorporation of Lawrenceburg                                      Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-17       By-laws of Lawrenceburg as amended, adopted May 28, 1999                       Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-18       Articles of Incorporation of Miami Power Corporation as amended                Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-19       By-laws of Miami Power Corporation as amended, adopted May 28, 1999            Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-20       Articles of Incorporation of KO Transmission Company                           Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-21       By-laws of KO Transmission Company as amended, adopted May 28, 1999            Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-22       Certificate of Incorporation of Cinergy Power Investments, Inc.                Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-23       Regulations of Cinergy Power Investments, Inc.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-24       Articles of Incorporation of South Construction Company, Inc.                  Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-25       By-laws of South Construction Company, Inc.                                    Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-26       Certificate of Incorporation of Investments                                    Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-27       By-laws of Investments                                                         Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-28       Amended Articles of Incorporation of Cinergy-Cadence, Inc.                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-29       By-laws of Cinergy-Cadence, Inc.                                               Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-30       Certificate of Formation of Cadence Network                                    Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-31       Certificate of Incorporation of Cadence Network                                Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-32       By-laws of Cadence Network                                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-33       Amended Articles of Incorporation of Capital & Trading                         Cinergy's Form U5S filed
                                                                                               May 1, 1997

     B-34       By-laws of Capital & Trading                                                   Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-35       Certificate of Formation of CinCap IV, LLC                                     Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-36       Certificate of Formation of CinCap V, LLC                                      Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-37       Certificate of Formation of CinCap VIII, LLC                                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-38       Certificate of Formation of CinCap VII, LLC                                    Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-39       Amended Agreement of Limited Liability Company of CinCap VII, LLC              Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-40       Certificate of Formation of CinCap Madison, LLC (formerly Duke Energy          Cinergy's Form U5S filed
                Madison, LLC)                                                                  May 1, 2000

     B-41       Certificate of Formation of CinCap IX, LLC                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-42       Limited Liability Company Agreement of CinCap IX, LLC

     B-43       Certificate of Formation of CinCap X, LLC                                      Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-44       Limited Liability Company Agreement of CinCap X, LLC

     B-45       Certificate of Formation of CinPower I, LLC                                    Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-46       Amended Agreement of Limited Liability Agreement of CinPower I, LLC            Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-47       Certificate of Amendment to Certificate of Formation of Cinergy Marketing &    Cinergy's Form U5S filed
                Trading  (The sole purpose of the amendment was to change Producers Energy     May 1, 2000
                Marketing, LLC's name to Cinergy Marketing & Trading)

     B-48       Second Amended Agreement of Limited Liability Company of Cinergy Marketing &   Cinergy's Form U5S filed
                Trading dated June 8, 1999                                                     May 1, 2000

     B-49       Certificate of Formation of Cinergy Transportation, LLC                        Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-50       Limited Liability Company Agreement of Cinergy Transportation, LLC

     B-51       Certificate of Formation for SynCap II, LLC                                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-52       Limited Liability Company Agreement of SynCap II, LLC

     B-53       Certificate of Incorporation of Cinergy Communications, Inc.                   Cinergy's Form U5S filed
                                                                                               May 1, 1997

     B-54       By-laws of Cinergy Communications, Inc.                                        Cinergy's Form U5S filed
                                                                                               May 1, 1997

     B-55       Certificate of Amendment of Certificate of Incorporation of Cinergy            Cinergy's Form U5S filed
                Telecommunications Holding Company, Inc.  (The sole purpose of this amendment  May 1, 2001 was to change Cinergy Communications, Inc.'s name to Cinergy
                Telecommunications Holding Company, Inc.)

     B-56       Certificate of Formation of Lattice Communications, LLC                        Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-57       Articles of Incorporation of Cinergy Engineering, Inc.                         Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-58       Regulations of Cinergy Engineering, Inc.                                       Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-59       Certificate of Incorporation of Cinergy - Centrus, Inc.                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-60       By-laws of Cinergy - Centrus, Inc.                                             Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-61       Certificate of Incorporation of Cinergy - Centrus Communications, Inc.         Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-62       By-laws of Cinergy - Centrus Communications, Inc.                              Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-63       Certificate of Incorporation of Solutions Holding                              Cinergy's Form U5S filed
                                                                                               May 1, 1999

     B-64       By-laws of Solutions Holding                                                   Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-65       Certificate of Amendment of Certificate of Incorporation of Cinergy Solutions  Cinergy's Form U5S filed
                Holding Company, Inc.  (The sole purpose of the amendment was to change        May 1, 2001
                Cinergy Solutions, Inc.'s name to Cinergy Solutions Holding Company, Inc.)

     B-66       Certificate of Incorporation of 3036243 Nova Scotia Company                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-67       Limited Liability Company Agreement of Cinergy Solutions Limited Partnership   Refer to footnote 1

     B-68       Certificate of Incorporation of Vestar, Inc. (formerly known as Cinergy        Cinergy's Form U5S filed
                Business Solutions, Inc.)                                                      April 30, 1999

     B-69       By-laws of Vestar, Inc. (formerly known as Cinergy Business Solutions, Inc.)   Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-70       Amendment of Articles of Vestar Limited (formerly Rose Technology Group        Cinergy's Form U5S filed
                Limited)                                                                       May 1, 2000

     B-71       Certificate of Formation of Cinergy EPCOM, LLC                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-72       Certificate of Formation of Cinergy EPCOM College Park, LLC                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-73       Certificate of Incorporation of Solutions                                      Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-74       Certificate of Incorporation of Cinergy Energy Solutions, Inc.                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-75       Certificate of Formation of Cinergy GASCO Solutions, LLC                       Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-76       Limited Liability Company Agreement of Cinergy GASCO Solutions, LLC            Refer to footnote 1

     B-77       Certificate of Formation of Cinergy Solutions Partners, LLC                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-78       Limited Liability Company Agreement of Cinergy Solutions Partners, LLC         Refer to footnote 3

     B-79       Certificate of Formation of Lansing Grand River Utilities, LLC                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-80       Limited Liability Company Agreement of Lansing Grand River Utilities, LLC

     B-81       Certificate of Formation for Oklahoma Arcadian Utilities, LLC                  Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-82       Limited Liability Company Agreement for Oklahoma Arcadian Utilities, LLC       Refer to footnote 3

     B-83       Certificate of Formation for Shreveport Red River Utilities, LLC               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-84       Limited Liability Company Agreement for Shreveport Red River Utilities, LLC    Refer to footnote 3

     B-85       Amended and Restated Certificate of Formation for Shreveport Red River         Cinergy's Form U5S filed
                Utilities, LLC                                                                 May 1, 2001

     B-86       Certificate of Formation for Cinergy Solutions of Boca Raton, LLC              Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-87       Limited Liability Company Agreement for Cinergy Solutions of Boca Raton, LLC

     B-88       Certificate of Incorporation of Cinergy Solutions of Tuscola, Inc.             Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-89       By-laws of Cinergy Solutions of Tuscola, Inc.                                  Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-90       Certificate of Formation of Energy Equipment Leasing LLC                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-91       Certificate of Formation of Trigen-Cinergy Solutions LLC                       Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-92       Certificate of Formation of Trigen-Cinergy Solutions of Ashtabula, LLC         Cinergy's Form U5S filed
                                                                                               on May 1, 2000

     B-93       Limited Liability Company Agreement of Trigen-Cinergy Solutions of Baltimore   Refer to footnote 3
                LLC

     B-94       Certificate of Formation of Trigen-Cinergy Solutions of Boca Raton, LLC        Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-95       Articles of Organization of Trigen-Cinergy Solutions of Cincinnati, LLC        Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-96       Certificate of Formation of Trigen-Cinergy Solutions of College Park, LLC      Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-97       Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC            Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-98       Certificate of Formation of Trigen/Cinergy - USFOS of Lansing LLC              Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-99       Limited Liability Company Agreement for Trigen/Cinergy - USFOS of Lansing LLC  Refer to footnote 3

     B-100      Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC            Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-101      Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills LLC       Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-102      Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills Energy    Cinergy's Form U5S filed
                Equipment Leasing, LLC                                                         May 1, 2000

     B-103      Certificate of Formation of Trigen-Cinergy Solutions of Rochester LLC          Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-104      Certificate of Formation of Trigen-Cinergy Solutions of Silver Grove LLC       Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-105      Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-106      Limited Liability Company Agreement of Trigen-Cinergy Solutions of St. Paul    Refer to footnote 1
                LLC

     B-107      Certificate of Formation of Trigen-Cinergy Solutions of Tuscola, LLC           Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-108      Certificate of Incorporation of Cinergy Supply Network, Inc.                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-109      By-laws of Cinergy Supply Network, Inc.                                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-110      Articles of Organization of Reliant Services, LLC                              Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-111      Articles of Incorporation of Technology                                        Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-112      By-laws of Technology                                                          Cinergy's Form U5S filed
                                                                                               May 1, 1996

     B-113      Amended Articles of Incorporation of Cinergy Engineering, Inc. (formerly       Cinergy's Form U5S filed
                Enertech Associates International, Inc.)                                       May 1, 1997

     B-114      Regulations of Cinergy Engineering, Inc. (formerly Enertech Associates         Cinergy's Form U5S filed
                International, Inc.)                                                           May 1, 1996

     B-115      Certificate of Incorporation of Global Resources                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-116      By-laws of Global Resources                                                    Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-117      Certificate of Incorporation of Global Power  (formerly Cinergy Investments    Cinergy's Form U5S filed
                MPI, Inc.)                                                                     May 1, 1998

     B-118      By-laws of Global Power                                                        Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-119      By-laws of Cinergy Global Chandler Holding, Inc.                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-120      Certificate of Incorporation of Cinergy Global Chandler I, Inc.                Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-121      By-laws of Cinergy Global Chandler I, Inc.                                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-122      Certificate of Incorporation of Cinergy Global Ely, Inc.                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-123      By-laws of Cinergy Global Ely, Inc.                                            Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-124      Articles of Association of EPR Ely Power Limited                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-125      Articles of Association of EPR Ely Limited                                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-126      Articles of Association of Ely Power Limited                                   Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-127      Memorandum of Association of Anglian Ash Limited                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-128      Articles of Association of Anglian Ash Limited                                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-129      Articles of Association of Anglian Straw Limited                               Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-130      Certificate of Incorporation of Cinergy Global Foote Creek, Inc.               Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-131      By-laws of Cinergy Global Foote Creek, Inc.                                    Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-132      Certificate of Formation of Foote Creek III, LLC                               Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-133      Limited Liability Company Agreement of Foote Creek III, LLC                    Refer to footnote 2

     B-134      Certificate of Incorporation of Cinergy Global Foote Creek II, Inc.            Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-135      By-laws of Cinergy Global Foote Creek II, Inc.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-136      Certificate of Formation of Foote Creek II, LLC                                Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-137      By-laws of Cinergy Foot Creek IV, Inc.                                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-138      Articles of Association of Cinergy Global Power Services Limited               Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-139      Articles of Association of Cinergy Global Power Limited                        Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-140      Articles of Association of MPI International Limited                           Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-141      Certificate of Incorporation on name change of MPI International Limited       Cinergy's Form U5S filed
                                                                                               May 1, 1998

     B-142      Articles of Association of Cinergy Global Power (UK) Limited                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-143      Articles of Association of Cinergy Global Trading Limited                      Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-144      Certificate of Incorporation of Cinergy Global San Gorgonio, Inc.              Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-145      By-laws of Cinergy Global San Gorgonio, Inc.                                   Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-147      Certificate of Incorporation of Global Holdings                                Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-148      By-laws of Global Holdings                                                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-149      Articles of Association of Holdings B.V.                                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-150      Articles of Association of Cinergy Zambia B.V.                                 Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-151      Articles of Association of Copperbelt                                          Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-152      Articles of Association of Cinergy Turbines B.V.                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-155      Articles of Association of Hydro B.V.                                          Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-157      Certificate of Incorporation of Cinergy Global Power Iberia, S.A.              Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-158      Articles of Association of Cinergy Global Power Iberia, S.A.                   Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-165      Articles of Association of Cinergy 1 B.V.                                      Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-168      Articles of Association of Cinergy Global Resources 1 B.V.                     Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-169      Extract from the Companies Register for Teplarny                               Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-171      Articles of Association of Cinergy Global Resources a.s.                       Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-172      Articles of Association of Cinergy Global Resources 1 Sp. Z o.o.               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-173      Articles of Association of Cinergetika                                         Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-176      Articles of Association of Cinergy 2 B.V.                                      Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-184      Deed of Incorporation of Cinergy Global Baghabari I B.V.                       Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-185      Certificate of Incorporation of Cinergy Global Baghabari I B.V.                Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-186      Certificate of Incorporation of Baghabari Power Company Limited                Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-187      Articles of Association of Baghabari Power Company Limited                     Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-188      Deed of Incorporation of Cinergy Global Baghabari II B.V.                      Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-189      Certificate of Incorporation of Cinergy Global Baghabari II B.V.               Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-190      Deed of Incorporation of Cinergy South Africa Investments 1 B.V. (formerly     Cinergy's Form U5S filed
                Cinergy Global 3 B.V.)                                                         May 1, 2000

     B-191      Certificate of Incorporation of Cinergy South Africa Investments 1 B.V.        Cinergy's Form U5S filed
                (formerly Cinergy Global 3 B.V.)                                               May 1, 2000

     B-192      Certificate of Incorporation and Articles of Association of Cinergy South      Cinergy's Form U5S filed
                Africa Investments 1 B.V. (formerly Cinergy Global Power 3 B.V.)               May 1, 2001

     B-193      Certificate of Incorporation of Egoli Gas (Proprietary) Limited                Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-194      Articles of Association of Egoli Gas (Proprietary) Limited                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-195      Deed of Incorporation of Cinergy Global 4 B.V.                                 Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-196      Certificate of Incorporation of Cinergy Global 4 B.V.                          Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-197      Certificate of Incorporation of Cinergy Global 5 B.V.                          Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-198      Articles of Incorporation of Cinergy Global 5 B.V.                             Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-199      Memorandum of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly  Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                         May 1, 1998

     B-200      Articles of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly    Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                         May 1, 1998

     B-201      Memorandum of Association of Cinergy Global Hydrocarbons Pakistan (formerly    Cinergy's Form U5S filed
                Cinergy MPI I, Inc.)  (Memorandums of Association of Cinergy MPI V, Inc. is    May 1, 1998
                identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request)

     B-202      Articles of Association of Cinergy Global Hydrocarbons Pakistan  (Articles of  Cinergy's Form U5S filed
                Association of Cinergy MPI V, Inc. is identical to that of Cinergy Global      May 1, 1998
                Hydrocarbons Pakistan and will be furnished upon request)

     B-203      Memorandum of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI  Cinergy's Form U5S filed
                II, Inc.)                                                                      May 1, 1998

     B-204      Articles of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI    Cinergy's Form U5S filed
                II, Inc.)                                                                      May 1, 1998

     B-205      Articles of Association of IPS - Cinergy Power Limited                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-206      Certificate of Incorporation of Tsavo Power Company Limited                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-207      Articles of Association of Tsavo Power Company Limited                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-208      Certificate of Amendment of Certificate of Incorporation of Cinergy Global     Cinergy's Form U5S filed
                One, Inc.                                                                      May 1, 2001

     B-209      By-laws of Cinergy Global One, Inc.                                            Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-210      Articles of Association of Midlands Hydrocarbons (Bangladesh) Limited          Cinergy's Form U5S filed
                                                                                               April 30, 1999

     B-211      Certificate of Incorporation of Cinergy UK, Inc.                               Cinergy's Form U5S filed
                                                                                               May 1, 1997

     B-212      By-laws of Cinergy UK as amended, July 15, 1999                                Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-213      Memorandum of Association of Anglian Straw Limited                             Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-214      Certificate of Incorporation of Ely Power Limited                              Cinergy's Form U5S filed
                                                                                               May 1, 2000

     B-215      Amended Certificate of Formation of CinTec dated November 29, 2000             Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-216      Limited Liability Company Agreement for CinTec

     B-217      Certificate of Formation of CinTec dated November 15, 2000                     Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-218      Amended Certificate of Formation of CinTec I LLC dated November 29, 2000       Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-219      Limited Liability Company Agreement for CinTec I LLC

     B-220      Certificate of Formation of CinTec I LLC dated November 15, 2000               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-221      By-laws of Cinergy Technologies as amended September 5, 2000                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-222      Amended Certificate of Incorporation of Cinergy Technologies                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-223      Certificate of Formation of Ventures                                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-224      Limited Liability Company Agreement for Ventures

     B-225      Certificate of Formation of Cinergy Ventures II, LLC                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-226      Limited Liability Company Agreement for Cinergy Ventures II, LLC

     B-227      Certificate of Formation of Cinergy e-Supply                                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-228      Limited Liability Company Agreement for Cinergy e-Supply

     B-229      Certificate of Formation of Cinergy One                                        Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-230      By-laws of Cinergy One                                                         Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-231      Certificate of Incorporation of Cinergy Two, Inc.                              Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-232      Instrument of Organization for Cinergy Two, Inc.                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-233      By-laws of Cinergy Two, Inc.                                                   Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-234      Certificate of Incorporation of Wholesale Energy                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-235      Regulations of Wholesale Energy                                                Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-236      Certificate of Formation for Generation Services                               Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-237      Limited Liability Company Agreement for Generation Services

     B-238      By-laws of Optimira Controls, Inc. (Filed under cover of Form SE)              Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-239      Articles of Incorporation of Optimira Controls, Inc.                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-240      Articles of Organization for Green Power G.P., LLC                             Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-241      Limited Liability Company Agreement of Green Power G.P., LLC                   Refer to footnote 1

     B-242      Certificate of Formation of Green Power Holdings, LLC                          Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-243      Limited Liability Company Agreement of Green Power Holdings, LLC               Refer to footnote 2

     B-244      Certificate of Formation of Green Power Limited, LLC                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-245      Limited Liability Company Agreement of Green Power Limited, LLC                Refer to footnote 1

     B-246      Articles of Incorporation of MPI Acquisitions Corp., Inc. (formerly MPI        Cinergy's Form U5S filed
                Acquisitions)                                                                  May 1, 2001

     B-247      By-laws of MPI Acquisitions                                                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-248      Form 10 for Cinergy Renewable Trading Limited                                  Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-249      Memorandum and Articles of Association of Cinergy Renewable Trading Limited    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-250      Certificate of Incorporation on change of name of UK Electric Power Limited    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-251      New Articles of Association of UK Electric Power Limited                       Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-262      Form 10 for Commercial Electricity Supplies Limited                            Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-263      Memorandum and Articles of Association of Commercial Electricity Supplies      Cinergy's Form U5S filed
                Limited (formerly named UK Electric Power Limited)                             May 1, 2001

     B-266      Certificate of Formation of eVent (Triple Point) LLC                           Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-267      Limited Liability Company Agreement for eVent (Triple Point) LLC               Refer to footnote 1

     B-268      Articles of Incorporation of Q-Comm Corporation (Filed under cover of Form SE) Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-269      By-laws of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)  Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-270      Articles of Incorporation of Miller Pipeline Corporation (Filed under cover of Cinergy's Form U5S filed
                Form SE)                                                                       May 1, 2001

     B-271      By-laws of Miller Pipeline Corporation (Filed under cover of Form SE)          Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-272      Articles of Association of Cinergy Eesti OU                                    Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-273      Statement of Incorporation of Cinergy Eesti OU                                 Cinergy's Form U5S filed
                                                                                               May 1, 2001

     B-274      Certificate of Trust of CC Funding Trust I                                     Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-275      Certificate of Formation of CPI Allowance Management, LLC                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-276      Limited Liability Company Agreement of CPI Allowance Management, LLC

     B-277      Certificate of Formation of CPI Investments, LLC                               Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-278      Limited Liability Company Agreement of CPI Investments, LLC

     B-279      Amended and Restated Certificate of Formation of Brownsville Power I, L.L.C.   Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-280      Amended and Restated Limited Liability Company Agreement of Brownsville Power
                I, L.L.C.

     B-281      Amended and Restated Certificate of Formation of Caledonia Power I, L.L.C.     Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-282      Amended and Restated Limited Liability Company Agreement of Caledonia Power I,
                L.L.C.

     B-283      Certificate of Formation of CinCap - Chippewa, LLC                             Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-284      Limited Liability Company Agreement of CinCap - Chippewa, LLC

     B-285      Certificate of Formation of CinCap - Martinsville, LLC                         Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-286      Limited Liability Company Agreement of CinCap - Martinsville, LLC

     B-287      Certificate of Formation of CinCap - Oraville, LLC                             Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-288      Limited Liability Company Agreement of CinCap - Oraville, LLC

     B-293      Certificate of Amendment of Certificate of Formation of CinCap Madison, LLC    Cinergy's Form U5S filed
                (The sole purpose of the amendment was to change the name of Duke Energy       April 30, 2002
                Madison, LLC to CinCap Madison, LLC)

     B-294      Certificate of Incorporation of Cinergy Canada, Inc.                           Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-295      By-laws of Cinergy Canada, Inc.                                                Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-296      Certificate of Formation of Cinergy Limited Holdings, LLC                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-297      Limited Liability Company Agreement of Cinergy Limited Holdings, LLC

     B-298      Certificate of Formation of Cinergy General Holdings, LLC                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-299      Limited Liability Company Agreement of Cinergy General Holdings, LLC

     B-300      Certificate of Formation of Cinergy Propane, LLC                               Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-301      Limited Liability Company Agreement of Cinergy Propane, LLC                    Refer to footnote 1

     B-302      Certificate of Incorporation of Cinergy Retail Power Limited, Inc.             Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-303      By-laws of Cinergy Retail Power Limited, Inc.                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-304      Articles of Incorporation of Cinergy Retail Power General, Inc.                Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-305      By-laws of Cinergy Retail Power General, Inc.                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-306      Certificate of Limited Partnership of Cinergy Retail Power, L.P.               Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-307      Limited Partnership Agreement of Cinergy Retail Power, L.P.                    Refer to footnote 1

     B-310      Certificate of Formation of BSPE Holdings, LLC                                 Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-311      Limited Liability Company Agreement of BSPE Holdings, LLC                      Refer to footnote 1

     B-312      Certificate of Formation of BSPE Limited, LLC                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-313      Limited Liability Company Agreement of BSPE Limited, LLC                       Refer to footnote 1

     B-314      Articles of Organization of BSPE General, LLC                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-315      Limited Liability Company Agreement of BSPE General, LLC                       Refer to footnote 1

     B-316      Certificate of Limited Partnership of BSPE, L.P.                               Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-317      Limited Partnership Agreement of BSPE, L.P.                                    Refer to footnote 1

     B-318      Amended and Restated Certificate of Incorporation of U.S. Energy Biogas        Cinergy's Form U5S filed
                Corporation (formerly named Zahren Alternative Power Corporation)              April 30, 2002

     B-319      By-laws of U.S. Energy Biogas Corporation                                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-320      Certificate of Formation of Countryside Landfill Gasco., L.L.C.                Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-321      Limited Liability Company Agreement of Countryside Landfill Gasco., L.L.C.     Refer to footnote 3

     B-322      Certificate of Formation of Morris Gasco, L.L.C.                               Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-323      Limited Liability Company Agreement of Morris Gasco, L.L.C.                    Refer to footnote 3

     B-324      Certificate of Limited Partnership of Brown County Landfill Gas Associates,    Cinergy's Form U5S filed
                L.P.                                                                           April 30, 2002

     B-325      Limited Partnership Agreement of Brown County Landfill Gas Associates, L.P.    Refer to footnote 3

     B-326      Certificate of Formation of Cinergy Solutions of Philadelphia, LLC             Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-327      Limited Liability Company Agreement of Cinergy Solutions of Philadelphia, LLC

     B-328      Certificate of Formation of CST Limited, LLC (formerly named CS Limited, LLC)  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-329      Certificate of Amendment to Certificate of Formation of CST Limited, LLC       Cinergy's Form U5S filed
                (The sole purpose of the amendment was to change the name of CS Limited,       April 30, 2002
                LLC to CST Limited, LLC)

     B-330      Limited Liability Company Agreement of CST Limited, LLC                        Refer to footnote 1

     B-331      Articles of Organization of CST General, LLC                                   Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-332      Limited Liability Company Agreement of CST General, LLC

     B-333      Agreement of Limited Partnership of CST Green Power, L.P.                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-334      Limited Partnership Agreement of CST Green Power, L.P.                         Refer to footnote 1

     B-335      Certificate of Amendment of Certificate of Limited Partnership of South        Cinergy's Form U5S filed
                Houston Green Power, L.P. (formerly named Green Power, L.P.)                   April 30, 2002

     B-336      Limited Partnership Agreement of South Houston Green Power, L.P. (formerly     Refer to footnote 1
                named Green Power, L.P.)

     B-337      Certificate of Formation of CSGP of Southeast Texas, LLC                       Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-338      Limited Liability Company Agreement of CSGP of Southeast Texas, LLC

     B-339      Certificate of Formation of CSGP Limited, LLC                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-340      Limited Liability Company Agreement of CSGP Limited, LLC

     B-341      Articles of Organization of CSGP General, LLC                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-342      Limited Liability Company Agreement of CSGP General, LLC

     B-343      Certificate of Limited Partnership of CSGP Services, L.P.                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-344      Limited Partnership Agreement of CSGP Services, L.P.                           Refer to footnote 3

     B-345      Certificate of Formation of Delta Township Utilities, LLC                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-346      Limited Liability Company Agreement of Delta Township Utilities, LLC           Refer to footnote 1

     B-347      Certificate of Formation of Trigen-Cinergy Solutions of San Diego LLC          Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-348      Limited Liability Company Agreement of Trigen-Cinergy Solutions of San Diego
                LLC

     B-349      Certificate of Formation of Trigen-Cinergy Solutions of the Southeast LLC      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-350      Limited Liability Company Agreement of Trigen-Cinergy Solutions of the
                Southeast LLC

     B-351      Articles of Organization of Environmental Wood Supply, LLC                     Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-352      Limited Liability Company Agreement of Environmental Wood Supply, LLC          Refer to footnote 3

     B-353      Articles of Organization of St. Paul Cogeneration, LLC                         Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-354      Limited Liability Company Agreement of St. Paul Cogeneration, LLC              Refer to footnote 2

     B-355      Certificate of Incorporation with respect to CGP Global Greece Holdings, SA    Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-356      Articles of Association of CGP Global Greece Holdings, SA                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-357      Certificate of Incorporation with respect to Attiki Denmark ApS                Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-358      Articles of Association for Attiki Denmark ApS                                 Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-359      Certificate of Incorporation with respect to Attiki Gas Supply Company SA      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-360      Articles of Incorporation of Attiki Gas Supply Company SA                      Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-361      Certificate of Formation of Chandler Wind Partners, LLC                        Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-362      Limited Liability Company Agreement of Chandler Wind Partners, LLC             Refer to footnote 2

     B-363      Certificate of Formation of eVent Resources Overseas I, LLC                    Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-364      Amended and Restated Limited Liability Company Agreement of eVent Resources
                Overseas I, LLC

     B-365      Certificate of Formation of Foote Creek IV, LLC and Certificate of             Cinergy's Form U5S filed
                Correction of Foote Creek IV, LLC                                              April 30, 2002

     B-366      Limited Liability Company Agreement of Foote Creek IV, LLC                     Refer to footnote 1

     B-367      Certificate of Incorporation of Cinergy Global Peetz Table I, Inc.             Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-368      By-laws of Cinergy Global Peetz Table I, Inc.                                  Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-395      Certificate of Formation of eVent (Triple Point) LLC                           Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-396      Limited Liability Company Agreement of eVent (Triple Point) LLC                Refer to footnote 1

     B-399      Amended and Restated Certificate of Incorporation of Pentech Solutions, Inc.   Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-400      By-laws of Pentech Solutions, Inc.                                             Refer to footnote 1

     B-401      Restated Articles of Incorporation of Kreiss Johnson Technologies, Inc.        Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-402      By-laws of Kreiss Johnson Technologies, Inc.                                   Refer to footnote 1

     B-403      Amended and Restated Articles of Incorporation of Catalytic Solutions, Inc.    Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-404      By-laws of Catalytic Solutions, Inc.                                           Refer to footnote 1

     B-405      Certificate of Incorporation of IZOIC, Incorporated                            Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-406      By-laws of IZOIC, Incorporated                                                 Refer to footnote 3

     B-407      Certificate of Formation of Cinergy Origination & Trade, LLC                   Cinergy's Form U5S filed
                                                                                               April 30, 2002

     B-408      Limited Liability Company Agreement of Cinergy Origination & Trade, LLC

     B-409      Amended Certificate of Formation of Ohio River Valley Propane, LLC (The sole purpose of this amendment was to change the name of Cinergy Propane, LLC to
                Ohio River Valley Propane, LLC.)

     B-410      Certificate of Conversion of Marketing & Trading

     B-411      Limited Partnership Agreement of Marketing & Trading

     B-412      Amended and Restated Certificate of Formation of Cinergy Receivables Company
                LLC

     B-413      Amended and Restated Limited Liability Company Agreement of Cinergy
                Receivables Company LLC

     B-414      Certificate of Incorporation of CinFuel Resources, Inc.

     B-415      By-laws of CinFuel Resources, Inc.

     B-416      Limited Liability Company Agreement of Oak Mountain Products, LLC

     B-417      Certificate of Formation of Oak Mountain Products, LLC

     B-418      Certificate of Formation of LH1, LLC

     B-419      Limited Liability Company Agreement of LH1, LLC

     B-420      Amended and Restated Limited Liability Company Agreement for Ridge Crest

     B-421      Amended and Restated Operating Agreement for Foote Creek IV, LLC

     B-422      Certificate of Formation of Cinergy Solutions Operating Services of Lansing,
                LLC

     B-423      Limited Liability Company Agreement of Cinergy Solutions Operating Services
                of Lansing, LLC

     B-424      Limited Liability Company Agreement of Cinergy Solutions Operating Services
                of Shreveport, LLC

     B-425      Certificate of Formation of Cinergy Solutions Operating Services of
                Shreveport, LLC

     B-426      Amended and Restated Limited Liabililty Company Agreement of CinCap Madison, LLC

     B-427      Amended and Restated Operating Agreement for Foote Creek II, LLC

     B-428      Limited Liability Company Agreement of Cinergy Solutions Operating Services
                of Oklahoma, LLC

     B-429      Certificate of Formation of Cinergy Solutions Operating Services of Oklahoma, LLC

     B-430      Operating Agreement of Fiber Link, LLC                                         Refer to footnote 3

     B-431      Articles of Organization of Fiber Link, LLC

     B-432      Certificate of Formation of LB Tower Company LLC

     B-433      Limited Liability Company Agreement of LB Tower Company LLC                    Refer to footnote 1

     B-434      Amended and Restated Certificate of Incorporation of CES International, Inc.

     B-435      By-laws of CES International, Inc.                                             Refer to footnote 1

     B-436      Articles of Incorporation of Chattanooga Data Link, Inc.

     B-437      By-laws of Chattanooga Data Link, Inc.

     B-438      Amended and Restated Articles of Incorporation of Catalytic Solutions, Inc.

     B-439      Restatement of Articles of Incorporation of Cinergy Telecommunication
                Networks - Indiana, Inc.

     B-440      By-laws of Cinergy Telecommunication Networks - Indiana, Inc.

     B-441      Regulations of Cinergy Telecommunication Networks - Ohio, Inc.

     B-442      Articles of Incorporation of Cinergy Telecommunication Networks - Ohio, Inc.

     B-443      Articles of Incorporation of Knoxville Data Link, Inc.

     B-444      By-laws of Knoxville Data Link, Inc.

     B-445      Articles of Incorporation of Lexington Data Link, Inc.

     B-446      By-laws of Lexington Data Link, Inc.

     B-447      Articles of Incorporation of Louisville Data Link, Inc.

     B-448      By-laws of Louisville Data Link, Inc.

     B-449      Articles of Incorporation of Memphis Data Link, Inc.

     B-450      By-laws of Memphis Data Link, Inc.

     B-451      Articles of Incorporation of Nashville Data Link, Inc.

     B-452      By-laws of Nashville Data Link, Inc.

     B-453      Articles of Incorporation of Indianapolis Data Link, Inc.

     B-454      Articles of Incorporation of Cincinnati Data Link, Inc.

     B-455      Certificate of Amendment of Articles of Incorporation of QCC, Inc.

     B-456      By-laws of QCC, Inc.

     B-457      Articles of Incorporation of Kentucky Data Link, Inc.

     B-458      By-laws of Kentucky Data Link, Inc.

     B-459      Certificate of Formation of KDL Holdings, LLC

     B-460      Operating Agreement for KDL Holdings, LLC

     B-461      Limited Liability Company Agreement of Cinergy EPCOM College Park, LLC

     B-462      Limited Liability Company Agreement of Cinergy EPCOM

     B-463      Limited Liability Company Agreement of CinCap VIII

     B-464      Amended and Restated Limited Liability Company Agreement of Cinergy Solutions
                of Philadelphia, LLC

     B-465      Amended and Restated Articles of Incorporation of Cinergy Communications
                Company (formerly Wright Businesses, Inc.)

     B-466      By-laws of Cinergy Communications Company (formerly Wright Businesses, Inc.)

     B-467      By-laws of Biogas Financial Corporation (formerly Zahren Financial             Refer to footnote 3
                Corporation)

     B-468      Certificate of Incorporation of Biogas Financial Corporation (formerly         Refer to footnote 3
                Zahren Financial Corporation)

     B-469      Certificate of Amendment of Biogas Financial Corporation (The sole purpose of  Refer to footnote 3 this amendment was to change the name of Zahren Financial Corporation to
                Biogas Financial Corporation.)

     B-470      By-laws of ZFC Energy, Inc.                                                    Refer to footnote 3

     B-471      Certificate of Incorporation of ZFC Energy, Inc.                               Refer to footnote 3

     B-472      By-laws of Power Generation (Suffolk), Inc.                                    Refer to footnote 3

     B-473      Certificate of Incorporation of Power Generation (Suffolk), Inc.               Refer to footnote 3
                and Certificate of Amendment (The sole purpose of this amendment was to change the name of O'Brien Biogas Generating (Suffolk), Inc. to Power Generation
                (Suffolk), Inc.)

     B-474      Limited Partnership Agreement of Suffolk Energy Partners, L.P.                 Refer to footnote 3

     B-475      Certificate of Limited Partnership of Suffolk Energy Partners, L.P.            Refer to footnote 3

     B-476      By-laws of Suffolk Biogas, Inc.

     B-477      Certificate of Amendment of the Certificate of Incorporation of Suffolk        Refer to footnote 3
                Biogas, Inc. (The sole purpose of this amendment was to change the name of
                O'Brien Biogas Producing (Suffolk), Inc. to Suffolk Biogas, Inc.).

     B-478      Limited Partnership Agreement of Lafayette Energy Partners, L.P.               Refer to footnote 3

     B-479      Amended Limited Partnership Certificate of Lafayette Energy Partners, L.P.     Refer to footnote 3

     B-480      Limited Partnership Agreement of Taylor Energy Partners, L.P.                  Refer to footnote 3

     B-481      Amended Limited Partnership Certificate of Taylor Energy Partners, L.P.        Refer to footnote 3

     B-482      By-laws of Resources Generating Systems, Inc.                                  Refer to footnote 3

     B-483      Certificate of Incorporation of Resources Generating Systems, Inc.             Refer to footnote 3

     B-484      Limited Partnership Agreement of Illinois Electrical Generation Partners, L.P. Refer to footnote 3

     B-485      Certificate of Formation of Illinois Electrical Generation Partners, L.P.      Refer to footnote 3

     B-486      Operating Agreement of Avon Energy Partners, L.L.C.                            Refer to footnote 3

     B-487      Articles of Organization of Avon Energy Partners, L.L.C.                       Refer to footnote 3

     B-488      By-laws of Zapco Illinois Energy, Inc.                                         Refer to footnote 3

     B-489      Certificate of Incorporation of Zapco Illinois Energy, Inc., Certificate of    Refer to footnote 3
                Amendment of Certificate of Incorporation of Zapco Illinois Energy, Inc.
                dated December 31, 1996 and Certificate of Amendment of the Certificate of
                Incorporation of Zapco Illinois Energy, Inc. dated April 3, 1998.

     B-490      Operating Agreement of Devonshire Power Partners, L.L.C.                       Refer to footnote 3

     B-491      Articles of Organization of Devonshire Power Partners, L.L.C.                  Refer to footnote 3

     B-492      Operating Agreement of Riverside Resource Recovery, L.L.C.                     Refer to footnote 3

     B-493      Articles of Organization of Riverside Resource Recovery, L.L.C.                Refer to footnote 3

     B-494      Limited Partnership Agreement of Illinois Electrical Generation Partners II,   Refer to footnote 3
                L.P.

     B-495      Certificate of Limited Partnership of Illinois Electrical Generation Partners  Refer to footnote 3
                II, L.P.

     B-496      Operating Agreement of BMC Energy, LLC                                         Refer to footnote 3

     B-497      Certificate of Formation of BMC Energy, LLC                                    Refer to footnote 3

     B-498      Certificate of Articles of Organization of Brookhaven Energy Partners, LLC     Refer to footnote 3

     B-499      Operating Agreement of Brookhaven Energy Partners, LLC                         Refer to footnote 3

     B-500      Restated Operating Agreement of Countryside Genco, L.L.C.                      Refer to footnote 3

     B-501      Certificate of Formation of Countryside Genco, L.L.C.                          Refer to footnote 3

     B-502      Restated Operating Agreement of Morris Genco, L.L.C.                           Refer to footnote 3

     B-503      Certificate of Formation of Morris Genco, L.L.C., Certificate of Renewal of    Refer to footnote 3
                Morris Genco, L.L.C. and Certificate of Amendment (The sole purpose of this amendment was to change the name of Macon Landfill Cogen, L.L.C. to Morris
                Genco, L.L.C.)

     B-504      Operating Agreement of Brickyard Energy Partners, LLC                          Refer to footnote 3

     B-505      Certificate of Formation of Brickyard Energy Partners, LLC                     Refer to footnote 3

     B-506      Operating Agreement of Dixon/Lee Energy Partners, LLC                          Refer to footnote 3

     B-507      Certificate of Formation of Dixon/Lee Energy Partners, LLC                     Refer to footnote 3

     B-508      Operating Agreement of Roxanna Resource Recovery, L.L.C.                       Refer to footnote 3

     B-509      Articles of Organization of Roxanna Resource Recovery, L.L.C.                  Refer to footnote 3

     B-510      Operating Agreement of Streator Energy Partners, LLC                           Refer to footnote 3

     B-511      Certificate of Formation of Streator Energy Partners, LLC                      Refer to footnote 3

     B-512      Operating Agreement of Upper Rock Energy Partners, LLC                         Refer to footnote 3

     B-513      Certificate of Formation of Upper Rock Energy Partners, LLC                    Refer to footnote 3

     B-514      Operating Agreement of Hoffman Road Energy Partners, LLC                       Refer to footnote 3

     B-515      Certificate of Formation of Hoffman Road Energy Partners, LLC, Certificate     Refer to footnote 3
                of Formation, and Certificate of Amendment  (The sole purpose of this amendment was to change the name of Hoffman Road Energy, LLC to Hoffman
                Road Energy Partners, LLC.)

     B-516      Limited Partnership Agreement of Barre Energy Partners, L.P.                   Refer to footnote 3

     B-517      Certificate of Limited Partnership of Barre Energy Partners, L.P.              Refer to footnote 3

     B-518      Certificate of Formation of Biomass New Jersey, L.L.C.                         Refer to footnote 3

     B-519      Operating Agreement of Biomass New Jersey, L.L.C.                              Refer to footnote 3

     B-520      Operating Agreement of Brown County Energy Associates, LLC                     Refer to footnote 3

     B-521      Certificate of Formation of Brown County Energy Associates, LLC                Refer to footnote 3

     B-522      By-laws of Burlington Energy, Inc. (formerly S.G. Phillips Energy, Inc.)       Refer to footnote 3

     B-523      Articles of Amendment of Burlington Energy, Inc. (The sole purpose of the      Refer to footnote 3
                amendment was to change the name of S.G. Phillips Energy, Inc. to Burlington
                Energy, Inc.)

     B-524      Limited Partnership Agreement of Cape May Energy Associates, L.P.              Refer to footnote 3

     B-525      Certificate of Limited Partnership of Cape May Energy Associates, L.P.         Refer to footnote 3

     B-526      Limited Partnership Agreement of Dunbarton Energy Partners, Limited            Refer to footnote 3
                Partnership

     B-527      Certificate of Limited Partnership of Dunbarton Energy Partners, Limited       Refer to footnote 3
                Partnership

     B-528      Operating Agreement of Garland Energy Development, LLC                         Refer to footnote 3

     B-529      Certificate of Formation of Garland Energy Development, LLC                    Refer to footnote 3

     B-530      By-laws of Oceanside Energy Inc. (formerly ZFC Holdings II, Inc.)              Refer to footnote 3

     B-531      Certificate of Incorporation of Oceanside Energy, Inc. (formerly ZFC Holdings  Refer to footnote 3
                II, Inc.), Certificate of Merger of Energy Tactics, Inc. into ZFC Holdings
                II, Inc., and Certificate of Amendment of the Certificate of Incorporation
                (The sole purpose of this amendment was to change the name of Energy Tactics,
                Inc. to Oceanside Energy, Inc.)

     B-532      Limited Partnership Agreement of Onondaga Energy Partners, L.P.                Refer to footnote 3

     B-533      Certificate of Limited Partnership of Onondaga Energy Partners, L.P.           Refer to footnote 3

     B-534      Limited Partnership Agreement of Oyster Bay Energy Partners, L.P.              Refer to footnote 3

     B-535      Certificate of Limited Partnership of Oyster Bay Energy Partners, L.P.         Refer to footnote 3

     B-536      Limited Partnership Agreement of Smithtown Energy Partners, L.P.               Refer to footnote 3

     B-537      Certificate of Limited Partnership of Smithtown Energy Partners, L.P.          Refer to footnote 3

     B-538      Amended Limited Partnership Agreement of Springfield Energy Associates,        Refer to footnote 3
                Limited Partnership

     B-539      Certificate of Limited Partnership of Springfield Energy Associates, Limited   Refer to footnote 3
                Partnership

     B-540      Limited Partnership Agreement of Suffolk Transmission Partners, L.P.           Refer to footnote 3

     B-541      Certificate of Limited Partnership of Suffolk Transmission Partners, L.P.      Refer to footnote 3

     B-542      Limited Partnership Agreement of Tucson Energy Partners, L.P.                  Refer to footnote 3

     B-543      Certificate of Limited Partnership of Tucson Energy Partners, L.P.             Refer to footnote 3

     B-544      By-laws of Zapco Broome Nanticoke Corp. (formerly Broome Nanticoke Corp.)      Refer to footnote 3

     B-545      Certificate of Incorporation of Zapco Broome Nanticoke Corp. (formerly Broome  Refer to footnote 3
                Nanticoke Corp.)

     B-546      Certificate of Amendment of the Certificate of Incorporation of Zapco Broome   Refer to footnote 3
                Nanticoke Corp. (The sole purpose of this amendment was to change the name of
                Broome Nanticoke Corp. to Zapco Broome Nanticoke Corp.)

     B-547      By-laws of Zapco Development Corporation                                       Refer to footnote 3

     B-548      Certificate of Incorporation of Zapco Development Corporation                  Refer to footnote 3

     B-549      By-laws of Zapco Energy Tactics Corporation                                    Refer to footnote 3

     B-550      Certificate of Incorporation of Zapco Energy Tactics Corporation               Refer to footnote 3

     B-551      By-laws of Zapco Readville Cogeneration, Inc.                                  Refer to footnote 3

     B-552      Certificate of Incorporation of Zapco Readville Cogeneration, Inc.             Refer to footnote 3

     B-553      Amended and Restated Limited Partnership Agreement of ZFC Royalty Partners,    Refer to footnote 3
                A Connecticut Limited Partnership

     B-554      Certificate of Limited Partnership of ZFC Royalty Partners, A Connecticut      Refer to footnote 3
                Limited Partnership

     B-555      By-laws of ZMG, Inc.                                                           Refer to footnote 3

     B-556      Certificate of Incorporation of ZMG, Inc.                                      Refer to footnote 3

     B-557      Amended and Restated Operating Agreement for Foote Creek III, LLC              Refer to footnote 3

     B-558      Amended and Restated Operating Agreement of St. Paul Cogeneration, LLC         Refer to footnote 3

     B-559      Amended and Restated Limited Liability Company Agreement of Green Power        Refer to footnote 3
                Holdings, LLC

     B-560      Amended and Restated Certificate of Formation of Chandler Wind Partners, LLC

     B-561      Amended and Restated Limited Liability Company Agreement for Chandler Wind
                Partners, LLC

     B-562      Restated Certificate of Incorporation of IZOIC, Incorporated

     B-563      By-laws of Cinergy as amended May 2, 2002
(1)	The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and/or is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC’s staff.

(2)	The referenced agreement has been superceded. The amended agreement has been provided.

(3)	The referenced agreement is being filed by Cinergy in paper format only because submission thereof in electronic format would involve undue expense.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                  Nature of Exhibit                                        Exhibit to:
 -----------                                  -----------------                                        -----------

     C-1        Original Indenture (First Mortgage Bonds) dated September 1, 1939, between     Exhibit A-Part 3 in File
                PSI and The First National Bank of Chicago, as Trustee, and LaSalle National   No. 70-00258 and Supplemental
                Bank, as successor Trustee.                                                    Indenture dated March 30, 1984.

     C-2        Twenty-fifth Supplemental Indenture between PSI and The First National Bank    File No. 2-62543
                of Chicago dated September 1, 1978.

     C-3        Thirty-fifth Supplemental Indenture between PSI and The First National Bank    PSI's 1984 Form 10-K in
                of Chicago dated March 30, 1984.                                               File No. 1-03543

     C-4        Forty-second Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1988 Form 10-K in
                dated August 1, 1988.                                                          File No. 1-03543

     C-5        Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1990 Form 10-K in
                dated March 15, 1990.                                                          File No. 1-03543

     C-6        Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1990 Form 10-K in
                dated March 15, 1990.                                                          File No. 1-03543

     C-7        Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank dated PSI's 1991 Form 10-K in
                June 1, 1990.                                                                  File No. 1-03543

     C-8        Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank     PSI's 1991 Form 10-K in
                dated July 15, 1991.                                                           File No. 1-03543

     C-9        Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1992 Form 10-K in
                dated July 15, 1992.                                                           File No. 1-03543

     C-10       Forty-ninth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1992 Form 10-K in
                dated February 15, 1993.                                                       File No. 1-03543

     C-11       Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated    PSI's 1992 Form 10-K in
                February 15, 1993.                                                             File No. 1-03543

     C-12       Fifty-first Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1993 Form 10-K in
                dated February 1, 1994.                                                        File No. 1-03543

     C-13       Fifty-second Supplemental Indenture between PSI and LaSalle National Bank, as  PSI's March 31, 1999, Form
                Trustee, dated April 30, 1999.                                                 10-Q in File No. 1-03543

     C-14       Identure (Secured Medium-term Notes, Series A), dated July 15, 1991, between   PSI's Form 10-K/A,
                PSI and LaSalle National Bank, as Trustee.                                     Amendment No. 2, dated July
                                                                                               15, 1993, in File No. 1-03543

     C-15       Identure (Secured Medium-term Notes, Series B), dated July 15, 1992, between   PSI's Form 10-K/A,
                PSI and LaSalle National Bank, as Trustee.                                     Amendment No. 2, dated July
                                                                                               15, 1993, in File No. 1-03543

     C-16       Loan Agreement between PSI and the City of Princeton, Indiana dated as of      PSI's September 30, 1996,
                November 7, 1996.                                                              Form 10-Q in File No. 1-03543

     C-17       Loan Agreement between PSI and the City of Princeton, Indiana dated as of      Cinergy's 1996 Form 10-K in
                February 1, 1997.                                                              File No. 1-11377

     C-18       Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as    Cinergy's 1996 Form 10-K in
                Trustee.                                                                       File No. 1-11377

     C-19       First Supplemental Indenture dated November 15, 1996, between PSI and The      Cinergy's 1996 Form 10-K in
                Fifth Third Bank, as Trustee.                                                  File No. 1-11377

     C-20       Third Supplemental Indenture dated as of March 15, 1998, between PSI and The   Cinergy's 1997 Form 10-K in
                Fifth Third Bank, as Trustee.                                                  File No. 1-11377

     C-21       Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The  PSI's June 30, 1998 Form
                Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

     C-22       Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and    PSI's 1998 Form 10-K in
                The Fifth Third Bank, as Trustee.                                              File No. 1-03543

     C-23       Sixth Supplemental Indenture dated as of April 30, 1999, between PSI and       PSI's March 31, 1999, Form
                Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

     C-24       Seventh Supplemental Indenture dated as of October 20, 1999, between PSI and   PSI's September 30, 1999,
                Fifth Third Bank, as Trustee.                                                  Form 10-Q in File No. 1-03543

     C-25       Unsecured Promissory Note dated as of October 14, 1998, between PSI and the    PSI's 1998 Form 10-K in
                Rural Utilities Service.                                                       File No. 1-03543

     C-26       Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30 1998, Form
                dated as of July 15, 1998.                                                     10-Q in File No. 1-03543

     C-27       Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30, 2000 Form
                dated as of May 1, 2000.                                                       10-Q in File No. 1-03543

     C-28       Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New     CG&E's Registration
                York (as Trustee) dated as of August 1, 1936.                                  Statement No. 2-02374

     C-29       Fourteenth Supplemental Indenture between CG&E and The Bank of New York dated  CG&E's Registration
                as of November 2, 1972.                                                        Statement No. 2-60961

     C-30       Thirty-third Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
                dated as of September 1, 1992.                                                 Statement No. 33-53578

     C-31       Thirty-fourth Supplemental Indenture between CG&E and The Bank of New York     CG&E's September 30, 1993,
                dated as of October 1, 1993.                                                   Form 10-Q in File No. 1-01232

     C-32       Thirty-fifth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
                dated as of January 1, 1994.                                                   Statement No. 33-52335

     C-33       Thirty-sixth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
                dated as of February 15, 1994.                                                 Statement No. 33-52335

     C-34       Thirty-seventh Supplemental Indenture between CG&E and The Bank of New York    Cinergy's 1996 Form 10-K in
                dated as of October 14, 1996.                                                  File No. 1-11377

     C-35       Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1984 Form 10-K in
                February 1, 1985.                                                              File No. 1-01232

     C-36       Repayment Agreement between CG&E and The Dayton Power and Light Company dated  CG&E's 1992 Form 10-K in
                as of December 23, 1992.                                                       File No. 1-01232

     C-37       Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1993 Form 10-K in
                January 1, 1994.                                                               File No. 1-01232

     C-38       Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1985 Form 10-K in
                Authority dated as of December 1, 1985.                                        File No. 1-01232

     C-39       Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's September 30, 1995,
                Authority dated as of September 13, 1995.                                      Form 10-Q in File No. 1-01232

     C-40       Loan Agreement between CG&E and the State of Ohio Water Development Authority  CG&E's 1993 Form 10-K in
                dated as of January 1, 1994.                                                   File No. 1-01232

     C-41       Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1993 Form 10-K in
                Authority dated as of January 1, 1994.                                         File No. 1-01232

     C-42       Original Indenture (Unsecured Debt Securities) between CG&E and The Fifth      CG&E's Form 8-A dated July
                Third Bank dated as of May 15, 1995.                                           24, 1995, in File No. 1-01232

     C-43       First Supplemental Indenture between CG&E and The Fifth Third Bank dated as of CG&E's June 30, 1995, Form
                June 1, 1995.                                                                  10-Q in File No. 1-01232

     C-44       Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's Form 8-A dated July
                of June 30, 1995.                                                              24, 1995 in File No. 1-01232

     C-45       Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's September 30, 1997,
                of October 9, 1997.                                                            Form 10-Q in File No. 1-01232

     C-46       Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's March 31, 1998, Form
                of April 1, 1998.                                                              10-Q in File No. 1-01232

     C-47       Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of CG&E's June 30, 1998, Form
                June 9, 1998.                                                                  10-Q in File No. 1-01232

     C-48       Original Indenture (First Mortgage Bonds) between ULH&P and The Bank of New    ULH&P's Registration
                York dated as of February 1, 1949.                                             Statement No. 2-07793

     C-49       Fifth Supplemental Indenture between ULH&P and The Bank of New York dated      CG&E's Registration
                as of January 1, 1967.                                                         Statement No. 2-60961

     C-50       Thirteenth Supplemental Indenture between ULH&P and The Bank of New York       ULH&P's 1992 Form 10-K in
                dated as of August 1, 1992.                                                    File No. 2-07793

     C-51       Original Indenture (Unsecured Debt Securities) between ULH&P and The Fifth     ULH&P's June 30, 1995, Form
                Third Bank dated as of July 1, 1995.                                           10-Q in File No. 2-07793

     C-52       First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's June 30, 1995, Form
                of July 15, 1995.                                                              10-Q in File No. 2-07793

     C-53       Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated     ULH&P's March 31, 1998 Form
                as of April 30, 1998.                                                          10-Q in File No. 2-07793

     C-54       Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's 1998 Form 10-K in
                of December 8, 1998.                                                           File No. 2-07793

     C-55       Fourth Supplemental Indenture between ULH&P and The Fifth Third Bank, as       ULH&P's September 30, 1999,
                Trustee, dated as of September 17, 1999.                                       Form 10-Q in File No. 2-07793

     C-56       Base Indenture dated as of October 15, 1998, between Global Resources and The  Cinergy's September 30,
                Fifth Third Bank, as Trustee.                                                  1998, Form 10-Q in
                                                                                               File No. 1-11377

     C-57       First Supplemental Indenture dated as of October 15, 1998, between Global      Cinergy's September 30,
                Resources and The Fifth Third Bank, as Trustee.                                1998, Form 10-Q in
                                                                                               File No. 1-11377

     C-58       Indenture dated as of December 16, 1998, between Cinergy and The Fifth Third   Cinergy's 1998 Form 10-K in
                Bank.                                                                          File No. 1-11377

     C-59       Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated as of    Cinergy's March 31, 1999,
                April 15, 1999.                                                                Form 10-Q in File No. 1-11377

     C-60       Agreement for Puchase and Sale of Assets, dated March 31, 1994, by and         Cinergy's Form U5B filed
                between Columbia Gas as Seller and KO Transmission as Buyer.                   January 23, 1995

     C-61       Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and     Cinergy's Form U5B filed
                between Columbia Gas as Seller and KO Transmission as Buyer.                   January 23, 1995

     C-62       Rights Agreement between Cinergy and The Fifth Third Bank, as Rights Agent,    Cinergy's Registration
                dated October 16, 2000.                                                        Statement on Form 8-A dated
                                                                                               October 16, 2000 in File
                                                                                               No. 1-11377

     C-63       Fifty-third Supplemental Indenture between PSI and LaSalle National Bank       Cinergy's June 30, 2001,
                dated June 15, 2001.                                                           Form 10-Q in File No. 1-11377

     C-64       Loan Agreement between CG&E and the State of Ohio Air Quality Development      Cinergy's September 30,
                Authority dated August 1, 2001.                                                2001, Form 10-Q in File No.
                                                                                               1-11377

     C-65       Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated          Cinergy's September 30,
                September 12, 2001.                                                            2001, Form 10-Q in File No.
                                                                                               1-11377

     C-66       First Supplemental Indenture between Cinergy and The Fifth Third Bank, as      Cinergy's September 30,
                Trustee, dated September 12, 2001.                                             2001, Form 10-Q in File No.
                                                                                               1-11377

     C-67       Second Supplemental Indenture, dated December 18, 2001, between Cinergy and    Cinergy's Form 8-K,
                The Fifth Third Bank, as Trustee.                                              December 19, 2001 in File
                                                                                               No. 1-11377

     C-68       Purchase Contract Agreement, dated December 18, 2001, between Cinergy and The  Cinergy's Form 8-K,
                Bank of New York, as Purchase Contract Agent.                                  December 19, 2001 in File
                                                                                               No. 1-11377

     C-69       Pledge Agreement, dated December 18, 2001, among Cinergy, JP Morgan Chase      Cinergy's Form 8-K,
                Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and    December 19, 2001 in File
                The Bank of New York, as Purchase Contract Agent.                              No. 1-11377

     C-70       Thirty-eighth Supplemental Indenture between CG&E and The Bank of New York     Cinergy's March 31, 2001,
                dated as of February 1, 2001.                                                  Form 10-Q in File No. 1-11377

     C-71       Thirty-ninth Supplemental Indenture dated as of September 1, 2002, between     Cinergy's September 30,
                CG&E and the Bank of New York, as Trustee.                                     2002, Form 10-Q in File No.
                                                                                               1-11377

     C-72       Fifty-fourth Supplemental Indenture dated as of September 1, 2002, between PSI Cinergy's September 30,
                and LaSalle Bank National Association, as Trustee.                             2002, Form 10-Q in File No.
                                                                                               1-11377

     C-73       Sixth Supplemental Indenture between CG&E and Fifth Third Bank dated as of     Cinergy's September 30,
                September 15, 2002.                                                            2002, Form 10-Q in File No.
                                                                                               1-11377

     C-74       Loan Agreement between PSI and the Indiana Development Finance Authority dated Cinergy's September 30,
                as of September 1, 2002.                                                       2002, Form 10-Q in File No.
                                                                                               1-11377

     C-75       Loan Agreement between PSI and the Indiana Development Finance Authority dated Cinergy's September 30,
                as of September 1, 2002.                                                       2002, Form 10-Q in File No.
                                                                                               1-11377

     C-76       Loan Agreement between CG&E and the Ohio Air Quality Development Authority     Cinergy's September 30,
                dated as of September 1, 2002.                                                 2002, Form 10-Q in File No.
                                                                                               1-11377

     C-77       First Amendment to Rights Agreement, dated August 28, 2002, effective          Cinergy's Form 8-A/A,
                September 16, 2002, between Cinergy and The Fifth Third Bank, as Rights Agent. Amendment No. 1, filed
                                                                                               September 16, 2002 in File
                                                                                               No. 1-11377

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                  Nature of Exhibit                                        Exhibit to:
 -----------                                  -----------------                                        -----------

     D-1        Agreement between Cinergy and subsidiary companies for filing                  Filed pursuant to Rule 104(b)
                consolidated income tax returns and for allocation of consolidated income tax liabilities and benefits

     D-2        Schedule detailing reallocation of 2002 taxes in accordance with agreement     Filed pursuant to Rule 104(b)
                filed as Exhibit D-1

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                  Nature of Exhibit                                        Exhibit to:
 -----------                                  -----------------                                        -----------

     F-1        Consolidating Financial Statements of Cinergy for 2002                         Filed pursuant to Rule 104(b)

     F-2        Consolidating Financial Statements of CG&E for 2002                            Filed pursuant to Rule 104(b)

     F-3        Consolidating Financial Statements of Investments for 2002                     Filed pursuant to Rule 104(b)

     F-4        Consolidating Financial Statements of Capital & Trading for 2002               Filed pursuant to Rule 104(b)

     F-5        Consolidating Financial Statements of Cinergy Limited Holdings, LLC for 2002   Filed pursuant to Rule 104(b)

     F-6        Consolidating Financial Statements of Marketing & Trading for 2002             Filed pursuant to Rule 104(b)

     F-7        Consolidating Financial Statements of LH1, LLC for 2002                        Filed pursuant to Rule 104(b)

     F-8        Consolidating Financial Statements of Cinergy Telecommunications Holding       Filed pursuant to Rule 104(b)
                Company, Inc.

     F-9        Consolidating Financial Statements of Solutions Holding for 2002               Filed pursuant to Rule 104(b)

     F-10       Consolidating Financial Statements of 3036243 Nova Scotia Company for 2002     Filed pursuant to Rule 104(b)

     F-11       Consolidating Financial Statements of Vestar, Inc. for 2002                    Filed pursuant to Rule 104(b)

     F-12       Consolidating Financial Statements of Solutions for 2002                       Filed pursuant to Rule 104(b)

     F-13       Consolidating Financial Statements of CSGP Limited, LLC for 2002               Filed pursuant to Rule 104(b)

     F-14       Consolidating Financial Statements of Global Resources for 2002                Filed pursuant to Rule 104(b)

     F-15       Consolidating Financial Statements of Global Power for 2002                    Filed pursuant to Rule 104(b)

     F-16       Consolidating Financial Statements of Holdings B.V. for 2002                   Filed pursuant to Rule 104(b)

     F-17       Consolidating Financial Statements of Hydro B.V. for 2002                      Filed pursuant to Rule 104(b)

     F-18       Consolidating Financial Statements of Cinergy Global Resources 1 B.V. for 2002 Filed pursuant to Rule 104(b)

     F-19       Consolidating Financial Statements of CinTec for 2002                          Filed pursuant to Rule 104(b)

     F-20       Consolidating Financial Statements of CinTec I LLC for 2002                    Filed pursuant to Rule 104(b)

     F-21       Consolidating Financial Statements of Cinergy Technologies for 2002            Filed pursuant to Rule 104(b)

     F-22       Consolidating Financial Statements of Wholesale Energy for 2002                Filed pursuant to Rule 104(b)

     F-23       Financial Statements of Cinergy Receivables Company LLC for 2002               Filed pursuant to Rule 104(b)

     F-24       Financial Statements of Cadence Network for 2002                               Filed pursuant to Rule 104(b)

     F-25       Financial Statements of CinPower I, LLC for 2002                               Filed pursuant to Rule 104(b)

     F-26       Consolidating Financial Statements of Q-Comm Corporation for 2002              Filed pursuant to Rule 104(b)

     F-27       Financial Statements of Brownsville Power I, LLC for 2002                      Refer to footnote 1

     F-28       Financial Statements of Caledonia Power I, LLC for 2002                        Refer to footnote 1

     F-29       Financial Statements of CinCap IV, LLC for 2002                                Refer to footnote 1

     F-30       Financial Statements of CinCap V, LLC for 2002                                 Refer to footnote 1

     F-31       Financial Statements of CinCap VII, LLC for 2002                               Refer to footnote 1

     F-32       Financial Statements of CinCap Madison, LLC for 2002                           Refer to footnote 1

     F-33       Financial Statements of Lattice Communications, LLC for 2002                   Filed pursuant to Rule 104(b)

     F-33       Financial Statements of LB Tower Company, LLC for 2002                         Filed pursuant to Rule 104(b)

     F-34       Financial Statements of Keen Rose Technology Group Limited for 2002            Filed pursuant to Rule 104(b)

     F-34       Financial Statements of Optimira Controls, Inc. for 2002                       Filed pursuant to Rule 104(b)

     F-35       Financial Statements of Cinergy Energy Solutions, Inc. for 2002                Filed pursuant to Rule 104(b)

     F-36       Financial Statements of U.S. Energy Biogas Corporation and subsidiaries for    Refer to footnote 3
                2002

     F-37       Financial Statements of Countryside Landfill Gasco., L.L.C. for 2002           Filed pursuant to Rule 104(b)

     F-37       Financial Statements of Morris Gasco, L.L.C. for 2002                          Filed pursuant to Rule 104(b)

     F-37       Financial Statements of Brown County Landfill Gas Associates, L.P. for 2002    Filed pursuant to Rule 104(b)

     F-38       Financial Statements of South Houston Green Power, L.P. for 2002               Filed pursuant to Rule 104(b)

     F-38       Financial Statements of Green Power Holdings, LLC for 2002                     Filed pursuant to Rule 104(b)

     F-38       Financial Statements of Green Power Limited, LLC for 2002                      Filed pursuant to Rule 104(b)

     F-38       Financial Statements of Green Power G.P., LLC for 2002                         Filed pursuant to Rule 104(b)

     F-39       Financial Statements of Oklahoma Arcadian Utilities, LLC for 2002              Filed pursuant to Rule 104(b)

     F-39       Financial Statements of Shreveport Red River Utilities, LLC for 2002           Filed pursuant to Rule 104(b)

     F-40       Financial Statements of Delta Township Utilities, LLC for 2002                 Filed pursuant to Rule 104(b)

     F-40       Financial Statements of Energy Equipment Leasing LLC for 2002                  Filed pursuant to Rule 104(b)

     F-40       Financial Statements of Trigen-Cinergy Solutions LLC for 2002                  Filed pursuant to Rule 104(b)

     F-40       Financial Statements of Trigen-Cinergy Solutions of Ashtabula LLC for 2002     Filed pursuant to Rule 104(b)

     F-40       Financial Statements of Trigen-Cinergy Solutions of Baltimore LLC for 2002     Filed pursuant to Rule 104(b)

     F-40       Financial Statements of Trigen-Cinergy Solutions of Boca Raton, LLC for 2002   Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen-Cinergy Solutions of Cincinnati LLC for 2002    Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen-Cinergy Solutions of College Park, LLC for 2002 Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen-Cinergy Solutions of Lansing LLC for 2002       Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen/Cinergy - USFOS of Lansing LLC for 2002         Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen-Cinergy Solutions of Orlando LLC for 2002       Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen-Cinergy Solutions of Owings Mills LLC for 2002  Filed pursuant to Rule 104(b)

     F-41       Financial Statements of Trigen-Cinergy Solutions of Owings Mills Energy        Filed pursuant to Rule 104(b)
                Equipment Leasing, LLC

     F-42       Financial Statements of Trigen-Cinergy Solutions of Rochester LLC for 2002     Filed pursuant to Rule 104(b)

     F-42       Financial Statements of Trigen-Cinergy Solutions of Silver Grove LLC for 2002  Filed pursuant to Rule 104(b)

     F-42       Financial Statements of Environmental Wood Supply, LLC for 2002                Filed pursuant to Rule 104(b)

     F-42       Financial Statements of St. Paul Cogeneration LLC for 2002                     Filed pursuant to Rule 104(b)

     F-42       Financial Statements of Trigen-Cinergy Solutions of Tuscola, LLC for 2002      Filed pursuant to Rule 104(b)

     F-43       Consolidating Financial Statements of Reliant for 2002                         Filed pursuant to Rule 104(b)

     F-44       Consolidating Financial Statements of MP Acquisitions Corp., Inc. for 2002     Filed pursuant to Rule 104(b)

     F-45       Financial Statements of Global Power for 2002                                  Refer to footnote 1

     F-46       Financial Statements of Attiki Denmark ApS for 2002                            Refer to footnote 1

     F-47       Financial Statements of Attiki Gas Supply Company SA for 2002                  Refer to footnote 1

     F-48       Financial Statements of Cinergy Global Chandler Holding, Inc. for 2002         Refer to footnote 1

     F-49       Financial Statements of Chandler Wind Partners, LLC for 2002                   Refer to footnote 1

     F-50       Financial Statements of Cinergy Global Ely, Inc. for 2002                      Refer to footnote 1

     F-51       Financial Statements of EPR Ely Power Limited for 2002                         Refer to footnote 1

     F-52       Financial Statements of EPR Ely Limited for 2002                               Refer to footnote 1

     F-53       Financial Statements of Anglian Straw Limited for 2002                         Refer to footnote 1

     F-54       Financial Statements of Anglian Ash Limited for 2002                           Refer to footnote 1

     F-55       Financial Statements of Foote Creek III, LLC for 2002                          Filed pursuant to Rule 104(b)

     F-56       Financial Statements of Foote Creek II, LLC for 2002                           Filed pursuant to Rule 104(b)

     F-57       Financial Statements of Foote Creek IV, LLC for 2002                           Filed pursuant to Rule 104(b)

     F-58       Financial Statements of Cinergy Global Peetz Table I, Inc. for 2002            Refer to footnote 1

     F-59       Financial Statements of Ridge Crest for 2002                                   Refer to footnote 1

     F-60       Financial Statements of Cinergy Global Power (UK) Limited for 2002             Refer to footnote 1

     F-61       Financial Statements of Cinergy Global Trading Limited for 2002                Refer to footnote 1

     F-62       Financial Statements of Cinergy Renewable Trading Limited for 2002             Refer to footnote 1

     F-63       Financial Statements of UK Electric Power Limited for 2002                     Refer to footnote 1

     F-64       Financial Statements of Copperbelt for 2002                                    Refer to footnote 1

     F-65       Financial Statements of Cinergy Global Resources 1 B.V. for 2002               Refer to footnote 1

     F-66       Financial Statements of Teplarny for 2002                                      Refer to footnote 4

     F-67       Financial Statements of Cinergetika for 2002                                   Refer to footnote 4

     F-68       Financial Statements of Energy Customer Services, s.r.o. for 2002              Refer to footnote 1

     F-69       Financial Statements of Egoli Gas (Proprietary) Limited for 2002               Refer to footnote 1

     F-70       Financial Statements of Cinergy Global (Cayman) Holdings, Inc. for 2002        Refer to footnote 1

     F-71       Financial Statements of Cinergy Global Tsavo Power for 2002                    Refer to footnote 1

     F-72       Financial Statements of IPS-Cinergy Power Limited for 2002                     Refer to footnote 1

     F-73       Financial Statements of Tsavo Power Company Limited for 2002                   Refer to footnote 1

     F-74       Financial Statements of CZECHPOL ENERGY spol, s.r.o. for 2002                  Refer to footnote 4

     F-75       Financial Statements of Moravia Energo for 2002                                Refer to footnote 1

     F-76       Financial Statements of eVent Resources Overseas I, LLC for 2002               Filed pursuant to Rule 104(b)

     F-77       Financial Statements of Powermid No. 1 for 2002                                Refer to footnote 1

     F-78       Financial Statements of Cinergy Global Power Africa (Proprietary)              Refer to footnote 1
                Limited for 2002

     F-79       Financial Statements of eVent Resources Holdings LLC for 2002                  Filed pursuant to Rule 104(b)

     F-80       Financial Statements of CES International for 2002                             Refer to footnote 2

     F-81       Financial Statements of Pentech Solutions, Inc. for 2002                       Refer to footnote 2

     F-82       Financial Statements of Kreiss Johnson Technologies, Inc. for 2002             Refer to footnote 2

     F-83       Financial Statements of Catalytic Solutions, Inc. for 2002                     Refer to footnote 2

     F-84       Financial Statements of IZOIC, Incorporated for 2002                           Refer to footnote 2

     F-85       Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2002 FERC Form No. 1 of CG&E

     F-86       Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2002 PUCO FERC Form No. 2 of CG&E

     F-87       Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2002 FERC Form No. 1 of PSI

     F-88       Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the FERC Form No. 1 and FERC Form No. 2 of ULH&P

     F-89       Classified plant accounts and related depreciation or amortization reserve     Filed under cover of Form SE
                schedules included in the 2002 Annual Report of Lawrenceburg to the IURC

     F-90       The 2002 FERC Form No. 2-A for KO Transmission                                 Filed under cover of Form SE

     F-91       The 2002 Annual Report of Trigen-Cinergy Solutions of Cincinnati LLC to the    Filed under cover of Form SE
                PUCO
(1)	Cinergy has not obtained complete financial statements for this entity as of December 31, 2002, and therefore it is not in a position to provide the financial statements. Cinergy will amend this annual report with the Commission at such time this information is available.

(2)	Cinergy has not provided financial statements for this entity because they are subject to confidentiality restrictions with third parties.

(3)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheets and income statements are the only financial statements available. The attainment of cash flows and common stock equity financial statements is not reasonable without incurring undue expense.

(4)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the available financial statements are denominated in the local currency, not U.S. currency. The attainment of Audited U.S. currency financial statements is not reasonable without incurring undue expense.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                     Previously Filed as
 Designation                                  Nature of Exhibit                                    Exhibit to:
 -----------                                  -----------------                                    -----------

     G          Organizational chart showing relationship of EWGs and FUCOs to other system    Refer to Item 1
                companies

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                     Previously Filed as
 Designation                                        Nature of Exhibit                             Exhibit to:
 -----------                                        -----------------                             -----------

     H-1        Financial Statements of Brownsville Power I, LLC for the year ended            Refer to footnote 1
                December 31, 2002

     H-2        Financial Statements of Caledonia Power I, LLC for the year ended              Refer to footnote 1
                December 31, 2002

     H-3        Financial Statements of CinCap VII, LLC for the year ended December 31, 2002   Refer to footnote 1

     H-4        Financial Statements of CinCap Madison, LLC for the year ended                 Refer to footnote 1
                December 31, 2002

     H-5        Financial Statements of Chandler Wind Partners, LLC for the year ended         Refer to footnote 1
                December 31, 2002

     H-6        Financial Statements of Foote Creek III, LLC for the year ended                Refer to Item 10 F-55
                December 31, 2002

     H-7        Financial Statements of Foote Creek II, LLC for the year ended                 Refer to Item 10 F-56
                December 31, 2002

     H-8        Financial Statements of Foote Creek IV, LLC for the year ended                 Refer to Item 10 F-57
                December 31, 2002

     H-9        Financial Statements of Ridge Crest for the year ended December 31, 2002       Refer to footnote 1

     H-10       Financial Statements of Global Power for the year ended December 31, 2002      Refer to footnote 1

     H-11       Financial Statements of Attiki Gas Supply Company SA for the year ended        Refer to footnote 1
                December 31, 2002

     H-12       Financial Statements of Cinergy Global Ely, Inc. for the year ended            Refer to footnote 1
                December 31, 2002

     H-13       Financial Statements of EPR Ely Limited for the year ended December 31, 2002   Refer to footnote 1

     H-14       Financial Statements of Cinergy Global Power (UK) Limited for the year ended   Refer to footnote 1
                December 31, 2002

     H-15       Financial Statements of Copperbelt for the year ended December 31, 2002        Refer to footnote 1

     H-16       Financial Statements of Cinergy Global Resources 1 B.V. for the year ended     Refer to footnote 1
                December 31, 2002

     H-17       Financial Statements of Teplarny for the year ended December 31, 2002          Refer to Item 10 F-66

     H-18       Financial Statements of Cinergetika for the year ended December 31, 2002       Refer to Item 10 F-67

     H-19       Financial Statements of Egoli Gas (Proprietary) Limited for the year ended     Refer to footnote 2
                December 31, 2002

     H-20       Financial Statements of Tsavo Power Company Limited for the year ended         Refer to footnote 1
                December 31, 2002

     H-21       Financial Statements of CZECHPOL ENERGY spol, s.r.o. for the year ended        Refer to Item 10 F-74
                December 31, 2002
(1)	Cinergy has not obtained complete financial statements for this entity as of December 31, 2002, and therefore it is not in a position to provide the 2002 financial statements. Cinergy will amend this annual report with the Commission at such time this information is available.

(2)	This entity was inactive as of December 31, 2002.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                     Previously Filed as
 Designation                                  Nature of Exhibit                                    Exhibit to:
 -----------                                  -----------------                                    -----------

     I          Response to Item 1                                                             Refer to footnote 1
(1)	Cinergy's issuer's and owners book value and other amounts, at December 31, 2002, will be filed pursuant to Rule 104(b). This is currently being researched and will be incorporated at such time this information is available.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                  Nature of Exhibit                                        Exhibit to:
 -----------                                  -----------------                                        -----------

     J          Response to Item 9, Part I (b) and (c) and Part III for all EWGs and FUCOs     Filed pursuant to Rule 104(b)

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

CINERGY CORP. By: /s/ Wendy L. Aumiller -------------------------------- Treasurer
Date: May 1, 2003